 As filed with the Securities and Exchange Commission on November 5, 1999

                                                     Registration No. 333-85139
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                            Amendment No. 2 to
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                            MotherNature.com, Inc.
            (Exact name of registrant as specified in its charter)

                                ---------------

         Delaware                    5499                    23-2832064
     (State or other     (Primary Standard Industrial     (I.R.S. Employer
       jurisdiction       Classification Code Number)  Identification Number)
   of incorporation or
      organization)

                                ---------------

                            MotherNature.com, Inc.
                               One Concord Farms
                               490 Virginia Road
                         Concord, Massachusetts 01742
                                (978) 929-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

           Michael I. Barach, President and Chief Executive Officer
                            MotherNature.com, Inc.
                               One Concord Farms
                               490 Virginia Road
                         Concord, Massachusetts 01742
                                (978) 929-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                  Copies to:
       Howard S. Rosenblum, Esq.               David T. Brewster, Esq.
    Testa, Hurwitz & Thibeault, LLP     Skadden, Arps, Slate, Meagher & Flom
            125 High Street                              LLP
      Boston, Massachusetts 02110                 One Beacon Street
            (617) 248-7000                   Boston, Massachusetts 02108
                                                   (617) 573-4800

                                ---------------

  Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                ---------------

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS
               SUBJECT TO COMPLETION, DATED NOVEMBER 5, 1999

                                4,100,000 Shares

                         [MOTHERNATURE.COM, INC. LOGO]

                             MotherNature.com, Inc.

                                  Common Stock

                                  -----------

This is an initial public offering of 4,100,000 shares of common stock of MotherNature.com, Inc. MotherNature.com is selling all of the shares of common stock offered under this prospectus. We anticipate that the initial public offering price will be between $11.00 and $13.00 per share.

There is currently no public market for the shares. We have applied to have our common stock approved for listing on the Nasdaq National Market under the symbol "MTHR."

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 5 to read about risks you should consider carefully before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                      Per
                                                                     Share Total
                                                                     ----- -----
Public offering price............................................... $     $
Underwriting discounts and commissions.............................. $     $
Proceeds, before expenses, to us.................................... $     $

                                  -----------

We have granted the underwriters a 30-day option to purchase up to an additional 615,000 shares of common stock from us at the initial public offering price less the underwriting discount. The underwriters expect to
deliver the shares on      , 1999.

                                  -----------

Bear, Stearns & Co. Inc.

               Hambrecht & Quist

                                                         Wit Capital Corporation

                     The date of this prospectus is  , 1999

Inside Front Cover:

 [Photograph of a family in front of a computer with the MotherNature.com home page on the screen.]

[Photograph of several MotherNature.com products, including shampoo, St. John's
              Wort, Creatine, Energy/Sports Formula and dog food.]

The following text appears on the inside front cover: "an online retailer of vitamins, supplements, minerals and other natural and healthy living products."

Inside front cover gatefold:

  Left page:

                        [Photograph of woman swimming.]

              [Photograph of MotherNature.com Web site home page.]

        [Photograph of MotherNature.com Web site page relating to Maca.]

                        [Photograph of healthy couple.]

The following text appears on the left page of the gatefold: "a focus on customer solutions--MotherNature.com combines informative content on nutrition and health with a vast selection of vitamins, supplements, minerals and other natural and healthy living products. Our user-friendly site enables customers to shop four ways: by department, by gender/age, by ailment and by brand."

"The source of all things natural--we currently offer over 13,000 products--and have the capacity to offer many more. In the herb category, for example, popular items include echinacea, ginkgo biloba, ginseng, and St. John's Wort. Our full range of vitamin products includes folic acid, vitamins A through E, and bioflavonoids. We offer a complete assortment of mineral products, such as calcium, chromium, potassium, and zinc. And we carry many popular brands, including Natrol, Twinlab and Naturemade."

  Right page:

                       [Photograph of woman stretching.]

   [Photograph of MotherNature.com Web site page of health-related articles.]

                  [Photograph of collection of Rodale books.]

       [Photograph of woman unpacking box of MotherNature.com products.]

   [Photograph of several MotherNature.com products, including teas, coffee,
              Gluco-Support Formula and Executive Stress Formula.]

The following text appears on the right page of the gatefold: "an active community of health-conscious consumers--MotherNature.com is a content provider for consumers interested in healthy living solutions. We've established an active online community dedicated to educating consumers about healthy living and natural products and communicate with this community through e-mail alerts, late breaking news postings and a bi-weekly newsletter. Thanks to our recent alliance with Rodale Inc., we also have the right to offer the contents of over 150 healthy living books and certain columns from Prevention magazine."

"a memorable consumer brand--MotherNature.com offers 375 private label products in a variety of categories, including coffee, lip balm, vitamins, minerals, herbs, supplements, soaps, pillows and comforters."

                               PROSPECTUS SUMMARY

  This summary highlights certain information found in greater detail elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors," before you decide to buy our common stock.

                             MotherNature.com, Inc.

Our Business

  We are an online retail store and information source for natural and healthy living products. We offer approximately 13,000 vitamins, supplements, minerals and other natural and healthy living products on our site. We also provide educational and authoritative information on these products from recognized sources in an easily accessible manner that allows our customers to make informed product selections. Through our innovative combination of content and commerce and an aggressive mass media advertising program, we intend to establish MotherNature.com as the destination of choice and trusted advisor for consumers interested in vitamins, supplements, minerals and other natural and healthy living products.

  Since we launched our redesigned Web site in late 1998, our revenues have grown from $105,000 in the fourth quarter of 1998, to $251,000 in the first quarter of 1999, to $704,000 in the second quarter of 1999 to $1.6 million in the third quarter of 1999. In addition, revenues in October 1999 were approximately $818,000. As of September 30, 1999, we had approximately 136,000 registered members, or persons who have provided us with contact information, in the MotherNature.com community.

  The key components of our site include the following:

  Educational and Authoritative Information. Through our Healthy Living Library, we provide consumers with access to over 3,000 articles, news clips, excerpts from Rodale books and encyclopedia entries from the Encyclopedia of Natural Health, as well as narratives from prominent sources and journals, on a variety of natural and healthy living topics, such as health concerns, natural remedies and recent studies. The Encyclopedia of Natural Health is licensed from Healthnotes, Inc. and incorporates information gathered from over 500 authoritative scientific and medical journals. Through our recent alliance with Rodale Inc., we have the right to offer the contents of over 150 healthy living books and certain columns from Prevention magazine. We also have established a Medical Advisory Board whose members contribute content and guide our editorial staff in developing and reviewing content.

  Integration of Content and Commerce. We integrate our content with our products in a manner that allows our customers to make informed product selections. Consumers can search our site for specific products and easily access relevant information on those products, or they can research specific health concerns, lifestyles or special interests and find complementary products or our product recommendations, called "solution baskets," to address particular health concerns.

  Convenient and Private Shopping. Consumers can browse or shop on our site 24 hours a day, seven days a week in the privacy of their homes or offices. At MotherNature.com, consumers can research and purchase products for personal health concerns without facing retail store personnel. Consumers also can use our personal shopper service or reorder previous selections with one click.

  Broad, Expandable Product Assortment. Our product selection is substantially larger than that offered by store-based retailers. We offer approximately 13,000 vitamins, supplements, minerals and other natural and healthy living products on our site, and we can special order additional products through our supplier relationships. Our online store is easily expandable to include additional natural and healthy living products and related services.

  Customer Information and Ongoing Communication. We use e-mail to provide order status and shipping confirmation and to keep our members aware of selected healthy living news relating to their past purchases. Because we obtain demographic information on our members through the registration process, we are able to refine our site and customize our product offerings.

Our Market Opportunity

  The vitamins, supplements and minerals market is projected to grow as the "baby boomer" population becomes increasingly concerned with aging and disease, preventative health care and natural products. Sales of vitamins, supplements and minerals totaled approximately $8.9 billion in 1998 and are forecasted to grow at a compound annual rate of 13.3% to $16.6 billion in 2003, according to Packaged Facts, a consumer products market research firm. As research studies have indicated the health benefits of vitamins, supplements and minerals, the percentage of U.S. adults who take vitamins has increased from 43% in 1993 to 56% in 1998, according to Packaged Facts. We believe there is also a large market opportunity for us in other natural product categories beyond vitamins, supplements and minerals, including personal care products, household products, non-perishable foods, organic coffees and teas, sports nutrition, cosmetics, baby care products and pet care products. For additional information, see "Business--Industry Background."

Our Strategy

  The key elements of our growth strategy are as follows:

  . promote the memorable MotherNature.com brand name through an aggressive advertising campaign, including a national television campaign that commenced in late August 1999;

  . establish MotherNature.com as the trusted authority for vitamins, supplements, minerals and other natural and healthy living products through our marketing efforts and our informative and authoritative content;

  . capitalize on the inherent need to replenish vitamins, supplements and minerals by promoting repeat and complementary product purchases;

  . enlist and provide financial incentives for other businesses in the healthy living industry, such as health care providers and health clubs, to refer their customers to our site;

  . provide quality customer service and rapid product delivery through our in-house order fulfillment facility, which we are expanding in order to increase inventory levels of popular products; and

  . expand our international presence in order to establish MotherNature.com as a global brand.

Our Alliance with Rodale

  We recently entered into a strategic content and cross-marketing alliance with Rodale, a leading publisher of health related, active living magazines and books. Through this relationship, we have the right to include online versions of more than 150 Rodale books on vitamins, supplements and minerals, natural healing, alternative medicine, home health and cooking, as part of an expandable, fully searchable online library and database of health information. The alliance with Rodale will also allow us to direct market to Rodale's customer base of more than 25 million customers and to include advertisements and promotional materials in Rodale's Prevention magazine and book shipments.

Our Offices

  Our executive offices are located at One Concord Farms, 490 Virginia Road, Concord, Massachusetts 01742, and our telephone number is (978) 929-2000. Our Web site address is www.MotherNature.com. The information on our Web site is not incorporated by reference into this prospectus and should not be considered as part of this prospectus.

                                  The Offering

 Common stock offered.......................... 4,100,000 shares

 Common stock outstanding after this offering.. 15,074,370 shares

 Use of proceeds............................... We intend to use the net proceeds of this offering for
                                                advertising and marketing
                                                expenditures, to fund operating
                                                losses and for general
                                                corporate purposes, including
                                                expanding our product and
                                                service offerings, enhancing
                                                our infrastructure, Web site
                                                development and working
                                                capital. We may also use a
                                                portion of the proceeds to
                                                expand our business through
                                                strategic alliances and
                                                acquisitions.

 Proposed Nasdaq National Market symbol........ MTHR

--------
  The number of shares of common stock outstanding after this offering is based on shares of our common stock outstanding as of September 30, 1999. This calculation:

  . includes 9,055,392 shares of common stock to be issued upon the conversion of all of our convertible preferred stock outstanding as of September 30, 1999;

  . excludes 1,367,008 shares of common stock issuable upon exercise of all options outstanding under our 1998 Stock Plan as of September 30, 1999 with a weighted average exercise price of $8.93 per share (132,298 of which were exercisable as of September 30, 1999); and

  . excludes 159,938 shares of common stock issuable upon exercise of all of our warrants outstanding as of September 30, 1999.

                   Conventions Which Apply to this Prospectus

  Unless we indicate otherwise, all information in this prospectus reflects the following:

  . no exercise by the underwriters of their over-allotment option to purchase up to 615,000 additional shares of common stock;

  . the conversion of all of our convertible preferred stock outstanding as of September 30, 1999 into 9,055,392 shares of our common stock upon the closing of this offering; and

  . a 1 for 7.463 reverse stock split to be effected immediately prior to consummation of this offering.

  References in this prospectus to "MotherNature.com," "we," "our" and "us" refer to MotherNature.com, Inc., a Delaware corporation. References to the "offering" refer to the initial public offering of our common stock being made by this prospectus. We were incorporated in Pennsylvania in December 1995 and we reincorporated in Delaware in June 1998. We have applied for federal registration for, among others, the marks "MotherNature.com" combined with the MotherNature.com logo, the MotherNature.com logo, "Go Ask Mother@" and "Your Healthy Living Headquarters." "Natural products, healthy advice" is also one of our trademarks. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

                             Summary Financial Data

  The following tables set forth summary financial data for our company. You should read this information together with the financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                    Year Ended                 Nine Months Ended
                                   December 31,                  September  30,
                          --------------------------------  -------------------------
                            1996      1997        1998         1998          1999
                          --------  ---------  -----------  -----------  ------------
                                                                  (unaudited)
Statement of Operations
 Data:
Net sales...............  $ 21,489  $ 193,064  $   476,549  $   371,160  $  2,589,048
Cost of sales...........    10,681     71,484      417,998      225,423     2,263,738
                          --------  ---------  -----------  -----------  ------------
Gross profit............    10,808    121,580       58,551      145,737       325,310
Operating expenses......    91,489    272,862    6,733,716    3,772,858    34,378,628
                          --------  ---------  -----------  -----------  ------------
Operating loss..........   (80,681)  (151,282)  (6,675,165)  (3,627,121)  (34,053,318)
Net loss................  $(80,681) $(159,532) $(6,610,684) $(3,592,083) $(33,393,582)
                          ========  =========  ===========  ===========  ============
Basic and diluted net
 loss per common share..  $  (0.19) $   (0.25) $     (9.83) $     (5.36) $     (39.43)
                          ========  =========  ===========  ===========  ============
Pro forma basic and
 diluted net loss per
 common share(1)(2).....  $  (0.19) $   (0.25) $     (2.67) $     (1.87) $      (2.40)
                          ========  =========  ===========  ===========  ============
Shares used to compute
 basic and diluted net
 loss per common
 share(1)...............   430,474    650,607      672,289      669,972       846,953
Shares used to compute
 pro forma basic and
 diluted net loss per
 common share(1)(2).....   430,474    650,607    2,479,964    1,920,989    13,892,245

                                                          September 30, 1999
                                                      --------------------------
                                                                    Pro Forma
                                                        Actual    As Adjusted(3)
                                                      ----------- --------------
                                                             (unaudited)
Balance Sheet Data:
Cash and cash equivalents............................ $27,647,394  $72,653,394
Working capital......................................  17,934,634   62,940,634
Total assets.........................................  49,834,599   94,840,599
Total long-term debt, net of current portion.........      12,300       12,300
Total convertible preferred stock....................     647,450           --
Total shareholders' equity...........................  37,401,117   82,407,117

--------
(1) Please see the financial statements and the notes to those statements appearing elsewhere in this prospectus for the determination of shares used in computing basic and diluted net loss per common share and pro forma basic and diluted net loss per common share.
(2) The pro forma data give effect to the conversion of all of our convertible preferred stock outstanding as of September 30, 1999 into 9,055,392 shares of our common stock upon the closing of this offering.
(3) The pro forma as adjusted data give effect to the conversion of all of our convertible preferred stock outstanding as of September 30, 1999 into 9,055,392 shares of our common stock upon the closing of this offering and reflect the sale of 4,100,000 shares of common stock by us in this offering at an assumed initial public offering price of $12.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

                                  RISK FACTORS

  Any investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide whether to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In any such case, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

  The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, including those not presently known to us or that we currently deem immaterial, may also result in decreased revenues, increased expenses or other events which could result in a decline in the price of our common stock.

                         Risks Related to Our Business

Our business is difficult to evaluate because we have a limited operating history under our current business model.

  Although we were organized in December 1995, our current management team joined us after June 1998 and our current, redesigned Web site was launched in late 1998. Accordingly, an investor in our common stock must consider the challenges, risks and uncertainties frequently encountered by early-stage companies using new and unproven business models in new and rapidly evolving markets. These challenges include our ability to:

  .  execute on our business model;

  .  increase brand recognition;

  .  manage growth in our operations;

  .  expand our customer base cost-effectively;

  .  retain customers;

  .  manage inventory levels effectively;

  . upgrade and enhance our Web site, transaction-processing systems, order fulfillment capabilities and inventory management systems;

  .  access additional capital when required;

  . develop and renew strategic relationships with companies in the vitamins, supplements, minerals and natural products industry, such as suppliers and content providers; and

  .  attract and retain key personnel.

We cannot be certain that our business model will be successful or that we will successfully address these and other challenges, risks and uncertainties.

Consumers of vitamins, supplements, minerals and other natural products may not purchase products from our site, which would reduce our revenues and prevent us from becoming profitable.

  Due to our limited operating history, we have not proven an ability to attract and retain a high volume of online customers. We may not be able to convert a large number of customers from traditional shopping methods to online shopping for vitamins, supplements, minerals and other natural products. Even if we are successful at attracting online customers, we expect it will take several years to build a critical mass of repeat customers. If we do not attract and retain a high volume of online customers at a reasonable cost, we will not be able to increase our revenues or achieve profitability. Specific factors that could prevent widespread customer acceptance of our store include:

  . lack of consumer awareness of our online store because of our relatively short market presence under our current business model;

  .  customer concern about the privacy of personal health information;

  . pricing that does not meet customer expectations as we expand our product offerings and enhance our marketing efforts;

  . incorrectly filled orders or damaged products resulting from our transition to new order fulfillment systems; and

  . delayed response to customer service requests if we fail to adequately increase our customer service staff.

If our brand does not rapidly achieve broad recognition, we may lose the opportunity to build a critical mass of customers necessary to achieve increased sales and market share.

  We believe that we must achieve increased sales and market share to become profitable. Accordingly, we have spent and intend to continue to spend significant amounts on an aggressive brand-enhancement strategy, which includes advertising, promotional programs and public relations activities. Our brand promotion efforts may not be successful or may not sufficiently increase our revenues to cover our advertising and promotional expenses. In addition, even if our brand recognition increases, the number of new users or transactions in our online store may not increase.

We anticipate our history of losses will continue, which may decrease the value of our stock.

  We believe that we will continue to incur operating losses for the foreseeable future and that the rate at which we will incur such losses will increase significantly from current levels. As of September 30, 1999, we had an accumulated deficit of approximately $40.2 million, and we have not achieved profitability. We incurred net losses of approximately $33.4 million for the nine months ended September 30, 1999 and approximately $6.6 million for the fiscal year ended December 31, 1998. Specifically, we intend to substantially increase our costs and operating expenses related to:

  . intensifying our brand development efforts through advertising and other marketing activities;

  .  expanding our product offerings and Web site content;

  . providing promotional benefits to our customers, such as product discounts and free shipping on large orders;

  . upgrading our Web site, transaction-processing systems, order fulfillment capabilities and inventory management systems;

  .  expanding our distribution and warehousing facilities;

  . developing and renewing strategic relationships with companies in the vitamins, supplements, minerals and natural products industry, such as content providers and vendors; and

  .  employing additional personnel as our business expands.

Because we will spend these amounts before we receive any incremental revenues from these efforts, our losses will be greater than the losses we would incur if we developed our business more slowly. In addition, we may find that these efforts are more expensive than we currently anticipate, which would further increase our losses.

Disappointing quarterly revenue or operating results could cause our stock price to fall.

  Our quarterly revenue and operating results have fluctuated significantly in the past and may fluctuate significantly in the future due to a variety of factors, including:

  . fluctuations in the number of visitors to our Web site as a result of the relative successes or failures of our advertising campaign and our ability to convert visitors into customers;

  .  demand for our products;

  .  our use of advertising, discount pricing and promotions;

  . amount and timing of our operating costs and capital expenditures, which are currently difficult to predict;

  . introductions by our competitors of new or enhanced Web sites, products or services;

  . fluctuations in shipping costs or delivery times based on changes in the market for distribution services;

  . management of our inventory levels and fulfillment operations as we introduce new inventory and order fulfillment staff and systems;

  . price competition and fluctuations in the wholesale prices of the products we sell as market demand for our products and competition increase;

  . changes in the mix of products we sell in response to changes in customer demand;

  . shifts in research findings, media publicity and consumer perception regarding vitamins, supplements and minerals;

  . expenses related to potential strategic relationships or acquisitions of content, technology or businesses;

  . changes in or enforcement of government regulations affecting our business;

  .  changes in our management team and key personnel; and

  . continuing fluctuations in general economic conditions and economic conditions specific to the Internet, electronic commerce and the vitamins, supplements, minerals and natural products industries as use and visibility of vitamins, supplements and minerals increase.

  Our limited operating history makes it difficult to assess the impact of these factors on our operating results.

Extensive federal, state and local government regulations may restrict the way we sell our products, resulting in restrictions on the products and content we offer our customers and significant additional expenses.

  The laws, regulations and enforcement policies governing our dietary supplement products are relatively new and still evolving. In general, the dietary supplement industry has adopted more aggressive interpretations of these laws than have the relevant regulatory agencies. We cannot be certain that our attempts, or those of our suppliers, to comply with laws and regulations in this area are or will be deemed sufficient by the appropriate regulatory agencies. Enforcement actions by any of these agencies can result in civil and criminal penalties, an injunction to stop or modify certain selling methods, seizure of our products, adverse publicity or voluntary recalls and labeling changes. If the FDA, FTC or other federal or state governmental agency were to undertake an enforcement action against us, it could cause an immediate decrease in our revenues, cause us to incur significant additional expenses and result in a decrease in our stock price. State professional licensing bodies also may object to the provision of health-related information or advice on our site.

  The law relating to the sale of most of our products, especially over the Internet, remains largely unsettled and we cannot predict what enforcement positions the FDA or other governmental agencies may take with respect to our selling methods. The FDA has indicated that claims or statements made on a company's Web site about dietary supplements may constitute "labeling" and thus be subject to regulation. For example, the FDA may determine that, under certain circumstances, the integration of content describing the health benefits of dietary supplements with the sale of those supplements violates labeling restrictions applicable to such products. If the FDA makes that determination, products that would otherwise be considered supplements could then be deemed to be unapproved and, therefore, illegal drugs. In particular, the FDA may limit the claims that can be made, or information that can be used, discussing or implying the benefits of dietary supplements with respect to certain health conditions. Under applicable law, "statements of nutritional support" may be used in dietary supplement labeling provided the statements do not state drug claims, i.e., a claim that the supplement will diagnose, mitigate, treat, cure or prevent a disease. It is possible that the statements presented with initial product descriptions on our site may be determined by the FDA to be drug claims rather than acceptable statements of nutritional support. In addition, some of our suppliers may incorporate objectionable statements directly in their product names or on their products' labels, or otherwise fail to comply with applicable manufacturing, labeling and registration requirements for over-the-counter or homeopathic drugs or dietary supplements. As a result, we may have to remove objectionable statements or products from our site or modify these statements, or product names or labels, in order to comply with FDA regulations. Such changes could interfere with our marketing of products and could cause us to incur significant additional expenses.

  In addition, the FDA permits the dissemination of third-party literature in connection with the sale of dietary supplements in establishments if, among other things, there is physical separation between such literature and supplements. It is not yet clear how this restriction may apply to online retailers. Because of the evolving regulatory regime for supplements, we cannot assure you that the way in which we present information about products on our site would be determined to be lawful by the FDA. As a result, we may have to remove objectionable literature from our site or modify our selling methods in order to comply with any FDA enforcement actions, which could cause us to incur significant additional expenses.

  The FTC has the right to monitor and regulate our advertising and has pursued numerous manufacturers and retailers of dietary supplements for deceptive advertising or failure to substantiate promotional claims. Moreover, the FTC is implementing a recent initiative to monitor and bring enforcement actions against Web sites that may be disseminating false or unsubstantiated health claims. In addition, our activities are regulated by various agencies of the states--including state medical, pharmacy or dietician licensing bodies-- localities and foreign countries in which our customers reside. Our efforts to comply with existing laws and regulations may be costly, may force us to change our selling strategy and may not be successful. We cannot assure you that we will be able to comply with any future laws, regulations, interpretations or applications without incurring significant costs or adjusting our business model. A more detailed discussion of the government regulations affecting our business is included in this prospectus under the heading "Business--Regulatory Environment."

We may fail to compete effectively in our market, which could result in lower revenues or loss of market share.

  The electronic commerce industry is new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. If we fail to attract and retain a large customer base and our competitors establish a market position more prominent than ours, we could experience declines in our revenue and a loss of market share. Barriers to entry are minimal and current and new competitors can launch sites at a relatively low cost. In addition, the vitamins, supplements, minerals and natural and healthy living products market is very competitive and highly fragmented, with no clear dominant leader and increasing public and commercial attention. We compete with a variety of other companies, including:

  . traditional vitamins, supplements, minerals and natural and healthy living products retailers, including General Nutrition Centers and Vitamin Shoppe;

  . the online retail initiatives of several traditional vitamins, supplements, minerals and natural and healthy living products retailers, including VitaminShoppe.com and Vitamins.com;

  . online retailers of pharmaceutical and other health-related products which also carry vitamins, supplements, minerals and natural and healthy living products, including Drugstore.com, PlanetRx.com, More.com, SelfCare and CVS.com;

  . independent online retailers specializing in vitamins, supplements, minerals and natural and healthy living, including HealthShop.com, eNutrition, allherb.com, vitamins.net, HealthQuick and Vitanet;

  . mail-order and catalog retailers of vitamins, supplements, minerals and natural and healthy living products, including NBTY, Amrion, Rexall Sundown and Vitamin Shoppe, some of which have already developed online retail outlets; and

  . direct sales organizations, retail drugstore chains, health and natural food store merchants, mass market retail chains and various manufacturers of natural products.

  Many of our competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we have. In addition, larger, well established and well financed entities may acquire, invest in or form joint ventures with our online competitors as the use of the Internet and other online services increases. Increased competition from these or other competitors could result in reduced operating margins, loss of market share and a diminished brand franchise.

If we are unable to adapt to rapid technological change, our customers may cease buying our products or forego the use of our services and use those of our competitors.

  To remain competitive, we must continue to enhance and improve the functionality and features of our online store. If our competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing Web site and proprietary technology and systems may be rendered obsolete. Our future success will depend on our ability to:

  .  enhance our existing services;

  . internally develop and/or license from third parties new services and technologies; and

  . respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

  Moreover, we may use new technologies ineffectively or fail to adapt our Web site, transaction-processing systems, order fulfillment infrastructure and inventory management systems to customer requirements or emerging industry standards.

If we are unable to protect our intellectual property adequately, we could lose our competitive advantage in the vitamins, supplements and minerals market.

  Our trademarks, service marks, copyrights, trade dress, which is the appearance and packaging of our products, trade secrets and similar intellectual property are critical to our success. The unauthorized reproduction or other misappropriation of our trademarks or other intellectual property could diminish the value of our proprietary rights or goodwill. We rely upon a combination of trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, affiliates and others to protect our proprietary rights. We have submitted trademark and service mark applications for our name combined with our logo, and these applications are pending. Effective trademark, service mark, copyright and trade secret protection may not be available, and the steps we have taken and may take in the future to protect our proprietary rights may not be adequate. For instance, we may not be able to register our name combined with our logo as a federal trademark because there are other companies using the words "mother nature" who may have prior rights in those words. In addition, we may not be able to prevent other people from using the words "mother nature" in their businesses. It is possible that others could use the words "mother nature" in such a way as to damage the goodwill associated with our business or try to prevent the use of our name or trademark. In addition, we license our trademarks and other intellectual property to third parties, and we cannot be certain that such licensees will not take actions that harm the value of our proprietary rights.

If we are unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our domain names, we could lose our competitive advantage in the vitamins, supplements and minerals market.

  We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our domain names, trademarks and other proprietary rights. We currently hold several Web domain names relating to our brand, including "mothernature.com." The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. The regulation of domain names in the United States and abroad is expected to change in the near future. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business and other parties may use domain names similar to ours. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear.

If we do not successfully expand our distribution operations, Web site and related information systems to accommodate increases in customer demand, our revenues may fall below expectations.

  Our success depends on our ability to rapidly expand our distribution operations and related information systems in order to accommodate an expected increase in customer orders. If we do not successfully expand our distribution operations to accommodate increases in customer demand, we may not be able to increase our revenues in accordance with the anticipated expectations of securities analysts and investors.

  The planned expansion of our distribution operations may cause disruptions in our business. Our historical distribution operations in Southhampton, Pennsylvania were not adequate to accommodate significant increases in customer demand. We recently moved all of our distribution operations to a facility in Springfield, Massachusetts, from which we began distributing products in July 1999. Our ability to effectively process and ship customer orders from this new facility is uncertain. If we do not effectively manage the transition to our new distribution center, we could lose customers.

  Moreover, our future success will depend in part on our ability to rapidly expand our Web site, transaction-processing systems, order fulfillment infrastructure and inventory management systems without systems interruptions in order to accommodate increased traffic and demand. We are currently implementing new technical and operational systems, including a new order processing, inventory management, shipping and billing software package to accommodate anticipated increases in customer traffic and order demand. In addition, we recently installed a new accounting and financial reporting system and are currently in the process of integrating this system with our other information systems. Any inability to scale our systems may cause unanticipated system disruptions, slower response times, degradation in customer service levels, impaired quality and speed of order fulfillment or delays in reporting accurate financial information. We are not certain that we will be able to project the rate or timing of increases, if any, in the use of our Web site accurately or promptly enough to permit us to effectively upgrade and expand our transaction-processing systems or to integrate smoothly any newly developed or purchased modules with our existing systems.

Expanding the breadth and depth of our product and service offerings is expensive and difficult, and these efforts may not be profitable or result in increased sales.

  We intend to expand the number of products we offer on our site by promoting new or complementary products or services. We cannot be certain that we will be able to expand our product and service offerings in a cost-effective or timely manner. Furthermore, any new product or service offering that is not favorably received by consumers could damage the reputation of our brand. The lack of market acceptance of our efforts to expand offerings or our inability to generate satisfactory revenues from such expanded offerings could result in decreased revenues, price reductions, reduced margins and loss of market share. In addition, expansion of our offerings could strain our management, financial and operational resources. For example, we may need to incur significant marketing expenses, develop relationships with new fulfillment partners or manufacturers or comply with new regulations.

If we fail to properly manage the growth of our inventory levels, we may be unable to keep pace with customer demand or to sell our excess inventory.

  We plan to increase the number and range of products that we stock in inventory in order to ensure that we can promptly deliver products to our customers. Many of our products have a limited shelf life, and we may be unable to sell inventory that we have stored for an extended period of time. In the event that one or more of the products we stock do not achieve widespread consumer acceptance, we may be required to take inventory markdowns. In addition, the market for nutritional supplements is characterized by sudden changes in consumer tastes. We must accurately predict these trends and stock sufficient quantities of popular vitamins, supplements, minerals and other products and not overstock unpopular products.

If our existing technical and operational systems fail, we could experience interruptions or delays in our service or data loss, and could be unable to accept and fulfill customer orders.

  We have experienced periodic systems interruptions which we believe may continue to occur. Our systems and operations, including our fulfillment operations, are vulnerable to damage or interruption from fire, flood, earthquake, power loss, telecommunications failure, break-ins, vandalism and similar events. Substantially all of our product development and information management systems are in facilities we lease in Massachusetts. All of our inventory is stored in facilities we lease in Massachusetts. In addition, substantially all of our computer and communications hardware systems are located at a third-party facility in Massachusetts. We have no formal disaster recovery plans, and our insurance may not adequately compensate us for losses that may occur. The occurrence of a natural disaster or other unanticipated problems at our facilities in Massachusetts, or at the third-party facility in Massachusetts, could cause interruptions or delays in our service or data loss, or could render us unable to accept and fulfill customer orders. In addition, any failure by the third-party facility to provide the data communications capacity we require could result in interruptions in our service.

Our ability to increase our customer base and our sales depends on the continuing contribution of our key personnel and our ability to attract and retain other qualified employees in the future.

  We may be unable to retain our key employees or attract and retain other highly qualified employees in the future due to the intense competition for qualified personnel among Internet related businesses. If we were to lose the services of Michael I. Barach, our President, Chief Executive Officer and a director, and Donald J. Pettini, our Chief Technology Officer or any of our other executive officers or key employees, many of whom joined us since June 1998, we might not be able to increase our customer base and our sales. Any officer or employee can terminate his or her relationship with us at any time. We also do not have "key person" life insurance policies covering any of our employees. Competition for personnel is intense, and qualified technical personnel are likely to remain a limited resource for the foreseeable future. Locating candidates with the appropriate qualifications, particularly in the desired geographic location, can be costly and difficult. We may not be able to hire the necessary personnel to implement our business strategy, or we may need to provide higher compensation to such personnel than we currently anticipate. If we fail to attract and retain sufficient numbers of highly skilled employees, we may be unable to attract customers and increase our sales.

The loss of third-party content providers could decrease revenues, increase our expenses and result in a decrease in our stock price.

  We believe that consumers become interested in purchasing our products in part because of the information we include on our Web site, much of which is licensed from third parties, regarding health conditions, herbal and homeopathic remedies, drug interactions and our products. The loss of this content could require us to develop similar content or to obtain content that is of lower quality or at a higher cost. In addition, we cannot be certain that we will be able to license additional content on favorable terms or at all.

We depend on a limited number of third-party suppliers for the products we require to meet customer demands and if we fail to develop or maintain our relationships with these or our other vendors, the products we offer could cease to be available to us or could be available only at higher cost or after a long delay.

  We do not have long-term contracts with any of our suppliers. We cannot assure you that in the future we will be able to procure sufficient quantities of our products on acceptable commercial terms. In 1998, two suppliers, Reliance Vitamin Company and Super Nutrition Distributors, accounted for 51% of our inventory purchases, and in 1997, Reliance Vitamin Company accounted for 44% of the inventory we purchased. Furthermore, we purchase nearly all of our private label products through one supplier, Reliance Vitamin Company.

The failure of third-party delivery services to promptly deliver products would impair our ability to maintain good relationships with existing customers, attract new customers and generate sales.

  We rely on third-party carriers, such as the United States Postal Service, UPS and Federal Express, for product shipments, including shipments to and from our order fulfillment facility. We are therefore subject to the risks, including employee strikes and delays due to inclement weather, associated with these carriers' ability to provide delivery services to meet our shipping needs.

Product liability claims against us could result in adverse publicity and potentially significant monetary damages.

  Like other retailers, distributors and manufacturers of products that are ingested, we face an inherent risk of exposure to product liability claims in the event that the use of the products we sell results in injury. We may be subjected to various product liability claims, including claims that the products we sell contain contaminants, are improperly labeled or include inadequate instructions as to use or inadequate warnings concerning side effects and interactions with other substances. We cannot predict whether product liability claims will be brought against us in the future or the effect of any resulting adverse publicity on our business. Moreover, we may not have adequate resources in the event of a successful claim against us. We do not maintain product liability insurance and do not have formal indemnification arrangements with the third-party vendors from which we source our products. Further, our general liability insurance may not cover product liability claims. If our insurance protection is inadequate and we are not indemnified by our third-party vendors, the successful assertion of product liability claims against us could result in potentially significant monetary damages.

  Although many of the ingredients in our products are vitamins, minerals, herbs and other substances for which there is a long history of human consumption, some of our products contain innovative ingredients or combinations of ingredients. There is little long-term experience with human consumption of some of these innovative product ingredients or combinations in concentrated form. In addition, interactions of these products with other similar products, prescription medicines and over-the-counter drugs have not been fully explored. Although the manufacturer may perform research and tests in connection with the formulation and production of the products that we sell, there are no conclusive clinical studies regarding many of our products.

We may be liable for content we provide on our Web site or which is accessed from our Web site, which could expose us to potentially significant monetary damages.

  As a publisher of Internet content, we face potential liability for negligence, copyright, patent or trademark infringement, defamation or other claims based on the nature and content of materials that we publish or distribute. In the past, plaintiffs have brought such claims and sometimes successfully litigated them against online services. Although we carry general liability insurance, our insurance may not cover claims of these types or may be inadequate to indemnify us for all liability imposed on us. We could be exposed to potentially significant monetary damages if we were held liable based on our Internet content.

If there is unfavorable publicity regarding nutritional supplements, our sales will likely decline.

  We believe the vitamins, supplements and minerals market is affected by national media attention regarding the consumption of nutritional supplements. Future research reports or publicity that are perceived as less favorable or that question earlier research or publicity could result in a decline in our sales. Because of our dependence upon consumer perceptions, adverse publicity associated with illness or other undesirable effects resulting from the consumption of the products we sell or any similar products distributed by other companies, whether or not accurate, also could damage the trust our customers have in our products and could result in a decline in our sales. Unfavorable publicity could arise even if the adverse effects associated with products resulted from consumers' failure to consume such products appropriately.

Disruptions resulting from the year 2000 problem could require us to incur significant unanticipated expenses and result in operating losses.

  Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. We use software, computer technology and other services internally developed and provided by third-party vendors that may fail due to the year 2000 problem. These failures could cause disruptions of our operations, including a temporary inability to process customer orders, operate our Web site or engage in similar ordinary business activities. We may be required to incur unanticipated expenses to restore our operations to full functionality, and these disruptions and expenses could result in operating losses.

  Our operations also depend on the performance of operating software and systems used by our vendors and service providers. We cannot assure you that our vendors and service providers have, or will have, operating software and systems that are year 2000 compliant. Year 2000-related failures in the software or systems of our vendors or third-party service providers could interrupt our operations or require us to incur significant unanticipated expenses. In addition, disruptions caused by year 2000 problems could affect Internet usage generally, which also could require us to incur significant unanticipated expenses and result in operating losses.

We do not expect to pay dividends, and investors should not buy our common stock expecting to receive dividends.

  We have never declared or paid any cash dividends on our capital stock. We presently intend to retain future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. Consequently, you only will realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock with the expectation of receiving cash dividends.

We are subject to anti-takeover provisions in our charter, by-laws and Delaware law that could delay or prevent an acquisition of our company, even if the acquisition would be beneficial to our stockholders.

  Certain provisions of our certificate of incorporation, our by-laws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Because of these provisions, you might not be able to receive a premium on your investment. For additional information on these anti-takeover provisions, please refer to the information in this prospectus under the heading "Description of Securities."

                   Risks of Doing Business Over the Internet

If use of the Internet and growth of the online vitamins, supplements, minerals and other natural and healthy living products market do not continue, we may not achieve the critical mass of customers necessary for sustaining revenues and achieving profitable operations.

  Our future revenues and profits, if any, substantially depend upon the widespread acceptance and use of the Internet as an effective medium of business and communication by our target consumers. Rapid growth in the use of and interest in the Internet has occurred only recently. As a result, acceptance and use may not continue to develop at historical rates, and a sufficiently broad base of consumers may not use the Internet and other online services as a medium of commerce. In addition, the Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. Our continued growth will depend, in large part, upon third parties maintaining the Internet infrastructure to provide a reliable network backbone with the speed, data capacity, security and hardware necessary for reliable Internet access and services.

  Further, the online market for vitamins, supplements, minerals and other natural and healthy living products is in its infancy, and our participation in this market began growing only after we launched our redesigned Web site in late 1998. The market is significantly less developed than the online market for books, auctions, music, software and numerous other consumer products. Even if use of the Internet and electronic commerce continues to increase, the rate of growth, if any, of the online vitamins, supplements, minerals and other natural and healthy living products market could be significantly less than the online market for other products. Our rate of revenue growth and prospects for profitability could therefore be significantly less than that of other online merchants.

If we fail to provide adequate electronic commerce security or fail to control credit card fraud, we could be subject to increased operating costs, as well as claims, litigation or other potential liability.

  Since nearly all of our revenues are derived from credit card transactions, consumer concerns regarding the security of transactions conducted on our site and users' privacy may inhibit the growth of use of our site. To transmit confidential information securely, such as customer credit card numbers, we rely on encryption and authentication technology that we license from third parties. We cannot predict whether we will experience compromises or breaches of the technologies we use to protect customer transaction data. Furthermore, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against security breaches or alleviate problems caused by any such breaches. We cannot guarantee that security breaches will not occur. Any penetration of our network security or misappropriation of our users' personal or credit card information could subject us to liability. We may be liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. Claims also could be based on other misuse of personal information, including use for unauthorized marketing purposes. These claims could result in costly litigation.

  Under current credit card practices, merchants are liable for fraudulent credit card transactions where, as is the case with the transactions we process, the merchant does not obtain a cardholder's signature. A failure to adequately control fraudulent credit card transactions could result in increased operating costs, as well as claims, litigation and other potential liability.

Privacy concerns may limit the information we can gather, which could limit the effectiveness of our sales and marketing efforts and cause us to incur significant additional expenses.

  Web sites typically place "cookies" on a user's hard drive without the user's knowledge or consent. Although some companies refuse to use cookies, we use them for a variety of reasons, including the collection of data derived from the user's Internet activity. We use this data to better target our sales and marketing efforts to our current and prospective customer base. Accordingly, any reduction or limitation in the use of cookies could limit the effectiveness of our sales and marketing efforts. Most currently available Web browsers allow users to remove cookies at any time or to prevent cookies from being stored on their hard drives. In addition, some commentators, privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. For example, the European Union recently adopted a directive addressing data privacy that may limit the collection and use of certain information regarding Internet users. This directive may limit our ability to target advertising or collect and use information in certain European countries. In addition, the FTC and several states have investigated the use by certain Internet companies of personal information. We could incur significant additional expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

Our business is subject to government regulation of the Internet and other legal uncertainties which could prevent our business from growing or expose us to unanticipated liabilities.

  Existing or future legislation could limit growth in use of the Internet, which would curtail our revenue growth. Statutes and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. The law remains largely unsettled, however, even in areas where there has been legislative action. It may take years to determine whether and how existing laws governing intellectual property, privacy, libel and taxation apply to the Internet, electronic commerce and online advertising. In addition, the growth and development of electronic commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad. Congress recently passed laws regarding online children's privacy, copyrights and taxation. In addition, we do not currently collect sales or other similar taxes for physical shipments of goods into states other than Massachusetts and Pennsylvania. However, local, state or foreign jurisdictions may seek to impose sales tax collection obligations on us. If one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our products, it could also prevent our business from growing or expose us to unanticipated liabilities.

                      Risks Associated with this Offering

Our management has broad discretion over the use of proceeds from this offering.

  Presently, we intend to use the majority of the proceeds from this offering for increased advertising and marketing expenditures. The remaining proceeds will be used to fund operating losses and for general corporate purposes, including expanding our product and service offerings, enhancing our infrastructure, Web site development and working capital. We also may use a portion of the proceeds to expand our business through strategic alliances and acquisitions. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. As a result, investors in this offering will be relying on management's judgment with only limited information about its specific intentions regarding the use of proceeds. We cannot assure you that the proceeds will be invested to yield a favorable return. Additional information regarding the ways in which we intend to spend the proceeds of this offering is included in this prospectus under the heading "Use of Proceeds."

Our officers and directors will control 24.4% of our common stock and will be able to significantly influence corporate actions.

  After this offering, our executive officers, directors and entities affiliated with them will control approximately 24.4% of our common stock. As a result, these stockholders, acting together, will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

There is no prior public market for our common stock, and you may not be able to resell shares of our common stock for a profit.

  There has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The market price of the common stock may decline below the initial public offering price. A more detailed discussion of the factors to be considered in determining the initial public offering price is included in this prospectus under the heading "Underwriting."

We are likely to require additional financing and may not be able to raise additional financing on favorable terms or at all.

  We currently anticipate that the net proceeds of this offering, together with current cash and cash equivalents, will be sufficient to meet our anticipated needs for advertising and marketing expenditures, funding operating losses and general corporate purposes through at least the next 12 months. We anticipate that we are likely to need additional financing to execute on our business model thereafter or sooner if we need to respond to business contingencies. Such contingencies may include the need to:

  .  fund additional advertising expenditures;

  .  develop new or enhance existing site content, features or services;

  .  enhance our operating infrastructure;

  .  respond to competitive pressures; or

  .  acquire complementary businesses or necessary technologies.

  If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders, including those acquiring shares in this offering. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our site content, features or services, or otherwise respond to competitive pressures would be significantly limited. For a further discussion, please see "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources."

Market prices of emerging Internet companies have been highly volatile, and the market for our stock may exhibit volatility as well.

  The stock market has experienced significant price and trading volume fluctuations, and the market prices of technology companies, particularly Internet companies, have been extremely volatile. Recent initial public offerings by Internet companies have been accompanied by exceptional share price and trading volume changes in the first days and weeks after the securities were released for public trading. Investors may not be able to resell their shares at or above the initial public offering price. In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial costs and a diversion of management's attention and resources.

The reliability of the market data included in this prospectus is uncertain.

  Since we are a relatively new company and operate in a new and rapidly changing market, we have included market data in this prospectus from industry publications, including Packaged Facts and International Data Communications. Industry publications generally state that the information contained in these publications has been obtained from sources believed to be reliable, but that its accuracy and completeness is not guaranteed. Although we believe market data used in this prospectus is reliable, it has not been independently verified and we cannot assure you of its reliability.

New investors will suffer immediate and substantial dilution in the net tangible book value of their shares.

  We expect the initial public offering price to be substantially higher than the net tangible book value per share of the common stock. Therefore, you will incur immediate dilution in net tangible book value of $7.64 per share, assuming an initial public offering price of $12.00 per share. You may incur additional dilution if holders of stock options exercise their options or if warrantholders exercise their warrants to purchase common stock. Additional information regarding the dilution to investors in our initial public offering is included in this prospectus under the heading "Dilution."

The large number of shares eligible for public sale after this offering could cause our stock price to decline.

  The market price of our common stock could decline as a result of sales by our existing stockholders of a large number of shares of our common stock in the market after this offering or the perception that such sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. Please see the information in this prospectus under the heading "Shares Eligible for Future Sale" for a description of sales that may occur in the future.

Forward-looking statements contained in this prospectus may not be realized.

  This prospectus contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are often accompanied by words such as "believe," "anticipate," "plan," "expect" and similar expressions. These statements include statements about the market opportunity for online sales of vitamins, supplements, minerals and other natural and healthy living products, our business strategy, competition and expected expense levels. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors described above and elsewhere in this prospectus.

                                USE OF PROCEEDS

  Our net proceeds from the sale of shares of common stock offered by us are estimated to be approximately $45.0 million, assuming an initial public offering price of $12.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds we will receive will be approximately $51.9 million.

  We intend to use the majority of the proceeds from this offering for advertising and marketing expenditures. We intend to use the remaining proceeds to fund operating losses and for general corporate purposes, including expanding our product and service offerings, enhancing our infrastructure, Web site development and working capital.

  We believe opportunities may exist from time to time to expand our current business through strategic alliances or through acquisitions of complementary companies, products or technologies. We may use a portion of the proceeds for these purposes. We are not currently a party to any contracts, letters of intent, commitments or agreements and are not currently engaged in active negotiations with respect to any acquisitions.

  We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant flexibility in applying the net proceeds of the offering. Pending the uses described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

                                 CAPITALIZATION

  The following table shows our cash and capitalization as of September 30, 1999:

  .  on an actual basis;

  . on a pro forma basis to reflect the automatic conversion of all of our convertible preferred stock outstanding as of September 30, 1999 into 9,055,392 shares of our common stock upon the closing of this offering; and

  . on a pro forma as adjusted basis to reflect the sale of the 4,100,000 shares of common stock by us in this offering at an assumed initial public offering price of $12.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

  This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and our financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                                September 30, 1999
                                      ----------------------------------------
                                                                   Pro Forma
                                         Actual      Pro Forma    As Adjusted
                                      ------------  ------------  ------------
Cash and cash equivalents............ $ 27,647,394  $ 27,647,394  $ 72,653,394
                                      ============  ============  ============
Long-term portion of notes payable
 and capital lease obligations....... $     12,300  $     12,300  $     12,300
Preferred stock:
  Series A -- 23,811,358 shares
   authorized; 23,316,097 shares
   issued and outstanding actual; no
   shares issued and outstanding pro
   forma and pro forma as adjusted...      233,160            --            --
  Series B-1 -- 23,019,375 shares
   authorized; 23,019,375 shares
   issued and outstanding actual; no
   shares issued and outstanding pro
   forma and pro forma as adjusted...      230,194            --            --
  Series B-2 -- 1,800,000 shares
   authorized; no shares issued and
   outstanding actual, pro forma and
   pro forma as adjusted.............           --            --            --
  Series C -- 18,958,178 shares
   authorized; 18,409,629 shares
   issued and outstanding actual; no
   shares issued and outstanding pro
   forma and pro forma as adjusted...      184,096            --            --
Common stock, $.01 par value,
 93,300,000 shares authorized;
 1,918,978 shares issued and
 outstanding actual; 10,974,370
 shares issued and outstanding pro
 forma; and 15,074,370 shares issued
 and outstanding pro forma as
 adjusted............................       19,190       109,744       150,744
Additional paid-in capital...........   77,417,844    82,533,408   127,498,408
Deferred compensation................     (438,888)     (438,888)     (438,888)
Accumulated deficit..................  (40,244,479)  (44,803,147)  (44,803,147)
                                      ------------  ------------  ------------
  Total shareholders' equity.........   37,401,117    37,401,117    82,407,117
                                      ------------  ------------  ------------
    Total capitalization............. $ 37,413,417  $ 37,413,417  $ 82,419,417
                                      ============  ============  ============

                                    DILUTION

  Our pro forma net tangible book value as of September 30, 1999 was $20,707,555, or $1.89 per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding after giving effect to the conversion of all shares of preferred stock. After giving effect to the sale by us of 4,100,000 shares of common stock offered by this prospectus at an assumed initial public offering price of $12.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 1999 would have been approximately $65,713,555, or $4.36 per share. This represents an immediate increase in pro forma net tangible book value of $2.47 per share to existing stockholders and an immediate dilution of $7.64 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

Assumed initial public offering price per share..................       $12.00
 Pro forma net tangible book value per share as of September 30,
  1999........................................................... $1.89
 Increase per share attributable to this offering................  2.47
                                                                  -----
Pro forma net tangible book value per share after this offering
 attributable to new investors...................................         4.36
                                                                        ------
Net tangible book value dilution per share to new investors in
 this offering...................................................       $ 7.64
                                                                        ======

  The following table summarizes, on a pro forma basis as of September 30, 1999, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders and by new investors purchasing shares in this offering:

                            Shares Purchased  Total Consideration
                           ------------------ -------------------- Average Price
                             Number   Percent    Amount    Percent   Per Share
                           ---------- ------- ------------ ------- -------------
Existing stockholders..... 10,974,370  72.8%  $ 83,035,904  62.8%      $7.57
New investors.............  4,100,000  27.2     49,200,000  37.2       12.00
                           ----------  ----   ------------  ----
  Total................... 15,074,370   100%  $132,235,904   100%
                           ==========  ====   ============  ====

  The foregoing tables and calculations are based on shares outstanding on September 30, 1999 and:

  . include 9,055,392 shares of common stock issuable upon the conversion of all of our outstanding convertible preferred stock outstanding as of September 30, 1999;

  . exclude 1,367,008 shares of common stock issuable upon exercise of all options outstanding under our 1998 Stock Plan as of September 30, 1999 with a weighted average exercise price of $8.93 per share (132,298 of which were exercisable as of September 30, 1999); and

  . exclude 159,938 shares of common stock issuable upon exercise of all of our warrants outstanding as of September 30, 1999.

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with the financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations." The statement of operations data for years ended December 31, 1996, 1997 and 1998, and the balance sheet data at December 31, 1997 and 1998, are derived from our audited financial statements appearing elsewhere in this prospectus. Interim results for the periods ended September 30, 1998 and 1999 are derived from our unaudited financial statements appearing elsewhere in this prospectus which, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of that data. Historical results are not indicative of the results to be expected in the future.

                                   Year Ended                 Nine Months Ended
                                  December 31,                  September 30,
                         --------------------------------  -------------------------
                           1996      1997        1998         1998          1999
                         --------  ---------  -----------  -----------  ------------
                                                                 (unaudited)
Statement of Operations
 Data:
Net sales............... $ 21,489  $ 193,064  $   476,549  $   371,160  $  2,589,048
Cost of sales...........   10,681     71,484      417,998      225,423     2,263,738
                         --------  ---------  -----------  -----------  ------------
  Gross profit..........   10,808    121,580       58,551      145,737       325,310
Operating expenses:
  Selling and
   marketing............    3,564     98,137    3,001,483    1,593,111    25,296,221
  Product development...       --         --    2,135,570    1,360,559     4,454,763
  General and
   administrative.......   87,925    174,725    1,596,663      819,188     4,627,644
                         --------  ---------  -----------  -----------  ------------
  Total operating
   expenses.............   91,489    272,862    6,733,716    3,772,858    34,378,628
                         --------  ---------  -----------  -----------  ------------
Operating loss..........  (80,681)  (151,282)  (6,675,165)  (3,627,121)  (34,053,318)
                         --------  ---------  -----------  -----------  ------------
Interest income
 (expense), net.........      --      (8,250)      64,481       35,038       659,736
Net loss................ $(80,681) $(159,532) $(6,610,684) $(3,592,083) $(33,393,582)
                         ========  =========  ===========  ===========  ============
Basic and diluted net
 loss per common
 share(1)...............   $(0.19)    $(0.25)      $(9.83)      $(5.36)      $(39.43)
                         ========  =========  ===========  ===========  ============
Pro forma basic and
 diluted net loss per
 common share(1)(2).....   $(0.19)    $(0.25)      $(2.67)      $(1.87)       $(2.40)
                         ========  =========  ===========  ===========  ============
Shares used to compute
 basic and diluted net
 loss per common
 share(1)...............  430,474    650,607      672,289      669,972       846,953
Shares used to compute
 pro forma basic and
 diluted net loss per
 common share(1)(2).....  430,474    650,607    2,479,964    1,920,989    13,892,245

                                    December 31,         September 30, 1999
                                --------------------- ------------------------
                                                                  Pro Forma as
                                  1997       1998       Actual    Adjusted(3)
                                --------  ----------- ----------- ------------
                                                            (unaudited)
Balance Sheet Data:
Cash and cash equivalents...... $  4,241  $11,243,943 $27,647,394 $72,653,394
Working capital (deficit)......  (65,439)  12,193,907  17,934,634  62,940,634
Total assets...................   90,306   13,461,613  49,834,599  94,840,599
Total long-term debt, net of
 current portion...............   74,930       21,091      12,300      12,300
Total convertible preferred
 stock.........................       --      463,354     647,450          --
Total shareholders' equity
 (deficit).....................  (91,900)  12,579,472  37,401,117  82,407,117

--------
(1) Please see the financial statements and the notes to those statements appearing elsewhere in this prospectus for the determination of shares used in computing basic and diluted net loss per common share and pro forma basic and diluted net loss per common share.
(2) The pro forma data give effect to the conversion of all of our convertible preferred stock into 9,055,392 shares of our common stock upon the closing of this offering.
(3) The pro forma as adjusted data give effect to the conversion of all of our convertible preferred stock outstanding as of September 30, 1999 into 9,055,392 shares of our common stock upon the closing of this offering and reflect the sale of 4,100,000 shares of common stock offered by us in this offering at an assumed initial offering price of $12.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of our company should be read in conjunction with the financial statements and the notes to those statements appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties.

Overview

  We are an online retail store and information site for vitamins, supplements, minerals and other natural and healthy living products. By offering approximately 13,000 products on our site, we provide one-stop shopping for customers, 24 hours a day, seven days a week. Our online store, www.MotherNature.com, offers educational and authoritative information, broad product selection, a high level of customer service, competitive pricing and easy-to-use navigation and search capabilities.

  We were incorporated in the Commonwealth of Pennsylvania in December 1995 as Mother Nature's General Store, Inc. Our founders worked for approximately three years to establish distribution channels and an online presence as a retailer of vitamins, supplements, minerals and other natural and healthy living products. During that time, we developed and managed our own Web site, built relationships with many vendors in the vitamins, supplements, minerals and natural and healthy living products industries, established our private label line and opened our first distribution and customer service center in Southampton, Pennsylvania. In early 1998, our founders sought to secure additional financing to expand our business, promote our brand, invest in infrastructure and technology improvements, and recruit a seasoned management team to develop and execute on our business model. These efforts resulted in the completion of our first round of venture capital financing in June 1998. At that time we reincorporated in the State of Delaware, changed our name to MotherNature.com, Inc. and began to recruit our current management team.

  Shortly after our new management team joined us, we launched our first major online banner campaigns, including banner and button purchases on major portals and shopping areas. In late 1998, we redesigned and launched our Web site, which included an improved user interface, a more flexible, fully-featured database structure and enhanced integration of content and merchandise. We have continued to focus on building our organization, developing our technology infrastructure, further developing and upgrading our Web site, increasing customer traffic and sales, expanding our product assortment, promoting our brand and enhancing our fulfillment and customer service operations. In early 1999, we invested in an aggressive, offline advertising campaign, supplemented by online advertising, business incentive programs, direct marketing and public relations.

  The success of these efforts has been demonstrated by our growth in quarterly revenues, which have increased from $105,000 in the fourth quarter of 1998, to $251,000 in the first quarter of 1999, to $704,000 in the second quarter of 1999, to $1.6 million in the third quarter of 1999. In addition, revenues in October 1999 were approximately $818,000. In order to manage the increase in our site traffic and revenues, we have expanded and continue to upgrade our site, order fulfillment operations and organizational infrastructure. This expansion to date includes enhancing the features and functions on our site, adding server and database capacity, building our internally developed order fulfillment and logistics system, moving our order fulfillment center to a 25,000 square foot facility in Springfield, Massachusetts and adding to our management and employee team, which totaled 163 employees as of September 30, 1999.

  In order to finance our rapid growth, we have raised a total of $61.2 million in venture capital financing since June 1998 from leading firms, such as CMG@Ventures, Bessemer Venture Partners and North Castle Partners, which have expertise in investing in both Internet and healthy living companies. In addition, during this period we secured subordinated debt and lease financing for up to $3.3 million, none of which has been drawn down to date.

  Despite the growth in our revenues, we continue to incur significant net losses. Through the first nine months of 1999, we incurred a net loss of approximately $33.4 million. We have not achieved profitability and expect to incur operating losses for the foreseeable future. We also expect that the rate at which we incur such losses will increase significantly from current levels as we continue to incur expenses related to:

  .  intensifying our brand development;

  .  expanding our product offerings and Web site content;

  .  providing promotional benefits to our customers;

  . enhancing and upgrading our Web site and our order fulfillment and other systems;

  .  expanding our distribution and warehousing facilities;

  .  developing and renewing strategic relationships; and

  .  employing additional personnel.

  We recognize revenue at the time of shipment. Cash is generally collected in less than a week as substantially all of our sales are paid for by credit card. Advertising expenditures are expensed as incurred.

Results of Operations

 Nine Months Ended September 30, 1999 Compared to Nine Months Ended September 30, 1998

  Net Sales. Net sales consist of product sales to customers net of product returns, promotional discounts and coupons, and include shipping and handling charges. Net sales increased 598% to $2.6 million for the nine months ended September 30, 1999 from $371,000 for the nine months ended September 30, 1998. This increase was attributable primarily to volume increases, which were a result of new product lines, the significant growth of our customer base and an increase in repeat purchases from our existing customers. We believe that the increase in our customer base was primarily attributable to the implementation of our offline marketing strategy.

  Cost of Sales. Cost of sales consists primarily of the costs of merchandise, including outbound shipping costs. Cost of sales does not include the cost of products associated with promotional discounts and coupons used for new customer purchases, which are included in selling and marketing expense, but does include shipping costs in connection with such products. Cost of sales increased 904% to $2.3 million for the nine months ended September 30, 1999 from $225,000 for the nine months ended September 30, 1998. This increase was attributable primarily to our increased sales volume. Our gross margin decreased to 13% of net sales for the nine months ended September 30, 1999 from 39% of net sales for the nine months ended September 30, 1998. This decrease was due to a number of factors, including increased sales discounts and various price markdowns or "clearance sale" promotions which resulted in lower realized selling prices. In addition, in late 1998 we experienced malfunctions in our information system which attributed incorrect selling prices to various products. These malfunctions, which have since been rectified, resulted in erroneous lower selling prices and decreased gross margins on such products. Gross margins are expected to rise in the future as the effect of a smaller proportion of revenues derived from higher margin private label products is offset by additional margins from greater volume discounts on product purchases and direct sourcing of product from manufacturers.

  Selling and Marketing Expense. Selling and marketing expense consists primarily of advertising and promotional expenditures, including the cost of products associated with promotional discounts and coupons used for new customer purchases, Web content expenditures, fulfillment facility expenses and payroll and related expenses for personnel engaged in marketing, content, order fulfillment and customer service operations. Selling and marketing expenses increased to $25.3 million for the nine months ended September 30, 1999 from $1.6 million for the nine months ended September 30, 1998. This increase was attributable primarily to expenditures related to our offline and online advertising and promotional strategy, and product expenditures related to promotional discounts offered to attract new customers. These amounts were $20.9 million for the nine months ended September 30, 1999 compared to $961,000 for the nine months ended September 30, 1998.

Since September 30, 1998, we hired 90 employees engaged in marketing, content, order fulfillment and customer service operations, including a Chief Marketing Officer and directors and managers for Business Development, Customer Service and Fulfillment. We intend to continue to pursue an aggressive branding and marketing campaign and, therefore, we expect selling and marketing expenses to increase significantly in future periods.

  Product Development Expense. Product development expense consists primarily of payroll and related expenses for merchandising, Web site development, Web design and information technology personnel and related infrastructure. Product development expenses increased to $4.5 million for the nine months ended September 30, 1999 from $1.4 million for the nine months ended September 30, 1998. This increase was attributable primarily to an increase of 44 employees engaged in product development activities since September 30, 1998 and associated costs related to enhancing the features, design and functionality of our online store and increasing the capacity of our transaction-processing systems. We believe that continued investment in product development is critical to attaining our strategic objectives and, therefore, we expect product development expense to increase significantly in future periods.

  General and Administrative Expense. General and administrative expense consists of payroll and related expenses for executive and administrative personnel, recruiting, professional fees and other general corporate expenses. General and administrative expenses increased to $4.6 million for the nine months ended September 30, 1999 from $819,000 for the nine months ended September 30, 1998. This increase was attributable primarily to increased company headcount of 141 employees since September 30, 1998 and related expense associated with additional personnel. We believe general and administrative expenses will increase as we expect to incur additional costs related to the growth of our business.

  Interest Income (Expense). Interest income (expense), net consists of income earned on our cash balances in money market accounts partially offset by expenses attributable to capital lease obligations, commitment fees, warrant financing and original issue discount related to notes payable. Interest income (expense) increased to $660,000 for the nine months ended September 30, 1999 from $35,000 for the nine months ended September 30, 1998. This increase was attributable primarily to earnings on higher average cash and cash equivalent balances during the first nine months of 1999.

  Provision for Income Taxes. We have had net operating losses for every period through September 30, 1999. We may not be able to utilize all or any of these tax loss carry-forwards as a result of this offering and prior financings. We have not recognized a provision for income taxes due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns and we have placed a valuation allowance against our net deferred tax assets.

  Net Loss. As a result of the foregoing factors, we incurred a net loss of $33.4 million for the nine months ended September 30, 1999 as compared to $3.6 million for the nine months ended September 30, 1998.

 Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

  Net Sales. Net sales increased 147% to $477,000 in fiscal 1998 from $193,000 in fiscal 1997. This increase was attributable primarily to volume increases which were a result of both the significant growth in our customer base and repeat purchases from existing customers.

  Cost of Sales. Cost of sales increased 485% to $418,000 in fiscal 1998 from $71,000 in fiscal 1997. This increase was attributable primarily to our increased sales volume and a shift in our product mix toward lower margin products. In the fourth quarter of 1998, we recorded a charge of approximately $73,000 related to our reserve for obsolete and slow-moving inventory items. As a result of these factors and the malfunctions of our information system, whereby lower prices were charged in error, our gross margin decreased to 12% of net sales in fiscal 1998 from 63% of net sales in fiscal 1997.

  Selling and Marketing Expense. Selling and marketing expense increased to $3.0 million in fiscal 1998 from $98,000 in fiscal 1997. This increase was attributable primarily to $1.9 million incurred in 1998 for online advertising and an increase in staffing and associated costs, as we hired our Vice President, Brand Marketing and directors of distribution and online marketing, as well as several other employees needed to implement our marketing strategy.

  Product Development Expense. Product development expense increased to $2.1 million in fiscal 1998 from $0 in fiscal 1997. This increase was attributable primarily to $830,000 incurred for professional consulting services, $750,000 for the purchase of a developed natural products database and Web site and an increase in staffing and associated costs, as we hired our Chief Technology Officer, Executive Producer and directors and managers of content and technology.

  General and Administrative Expense. General and administrative expense increased to $1.6 million in fiscal 1998 from $175,000 in fiscal 1997. This increase was attributable primarily to expenditures incurred related to the growth of our business, including recruiting and professional fees as well as an increase in staffing and associated costs, as we hired our Chief Executive Officer and Chief Financial Officer.

  Interest Income (Expense). Interest income (expense), net increased to $64,000 in fiscal 1998 from ($8,000) in fiscal 1997. This increase was attributable primarily to interest income on higher average cash and cash equivalent balances during fiscal 1998.

  Net Loss. As a result of the foregoing factors, we incurred a net loss of $6.6 million in fiscal 1998 as compared to $160,000 in fiscal 1997.

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

  Net Sales. Net sales increased 798% to $193,000 in fiscal 1997 from $21,000 in fiscal 1996. This increase was attributable to volume increases as a result of the significant growth in our customer base.

  Cost of Sales. Cost of sales increased 569% to $71,000 in fiscal 1997 from $11,000 in fiscal 1996. This increase was attributable primarily to an increase in sales volume. Our gross profit increased from $11,000 in fiscal 1996 to $122,000 in fiscal 1997 primarily as a result of our growth in revenues. As a result, our gross margin increased to 63% of net sales in fiscal 1997 from 50% of net sales in fiscal 1996.

  Selling and Marketing Expense. Selling and marketing expense increased to $98,000 in fiscal 1997 from $4,000 in fiscal 1996. This increase was attributable primarily to our increased sales volume.

  General and Administrative Expense. General and administrative expense increased to $175,000 in fiscal 1997 from $88,000 in fiscal 1996. This increase was attributable primarily to the growth of our business and an increase in staffing.

  Interest Income (Expense). Interest income (expense), net increased to $(8,000) in fiscal 1997 from $0 in fiscal 1996. This increase in interest expense was attributable primarily to original issue discount related to a loan entered into in 1997.

  Net Loss. As a result of the foregoing factors, we incurred a net loss of $160,000 in fiscal 1997 as compared to $81,000 in fiscal 1996.

Liquidity and Capital Resources

  From inception until June 1998, we financed our operations through a combination of loans and equity investments aggregating approximately $208,000. Since June 1998, we have financed our operations primarily through private sales of convertible preferred stock. Through September 30, 1999, these private equity financings totaled $61.2 million.

  Net cash used in operating activities was $24.0 million for the nine months ended September 30, 1999 as compared to $3.2 million for the nine months ended September 30, 1998. This increase in cash used in operating activities was attributable primarily to a $29.8 million increase in net loss, an increase in inventories, prepaid expenses, intangible assets and other assets, offset in part by increases in accounts payable, accrued expenses, accrued compensation and depreciation and amortization. Net cash used in operating activities was $5.0 million in fiscal 1998, as compared to $80,000 in fiscal 1997 and $3,000 in fiscal 1996. In each of these periods our principal operating cash requirements were to fund our net loss, offset in part by increases in accrued expenses. The significant increase in working capital in fiscal 1998 was due primarily to significant growth in our operations.

  Net cash used in investing activities was $2.3 million for the nine months ended September 30, 1999 as compared to $281,000 for the nine months ended September 30, 1998. Net cash used in investing activities was $1.2 million in fiscal 1998, as compared to $28,000 in fiscal 1997 and $5,500 in fiscal 1996. The increase was attributable primarily to purchases of property and equipment. In each period, net cash used in investing activities consisted primarily of purchases of property and equipment.

  Net cash provided by financing activities was $42.6 million for the nine months ended September 30, 1999 as compared to $7.2 million for the nine months ended September 30, 1998. In the first nine months of 1999, we received $43.6 million from the issuance of convertible preferred stock. Net cash provided by financing activities was $17.4 million in fiscal 1998, as compared to $111,000 in fiscal 1997 and $9,000 in fiscal 1996. Net cash provided by financing activities for fiscal 1998 consisted primarily of proceeds of $17.5 million from the issuance of convertible preferred stock. In fiscal 1997, net cash provided by financing activities consisted primarily of proceeds of $89,000 from stockholder advances and notes payable and $25,000 in connection with the issuance of common stock. In fiscal 1996, net cash provided by financing consisted primarily of proceeds from stockholder advances.

  As of September 30, 1999, we had $27.6 million of cash and cash equivalents. As of that date, our principal commitments consisted of obligations outstanding under capital leases in the amount of $1,700 and media purchase commitments of $11.8 million. Although we currently have no material commitments for capital expenditures, we anticipate that our business model will require us to commit resources to promote our brand aggressively, expand our product and service offerings, and enhance our infrastructure. Our media purchases generally require a one to three month advance commitment, though some of these commitments may be resaleable.

  We currently anticipate that the net proceeds of this offering, together with current cash and cash equivalents, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 12 months. We anticipate that we are likely to need additional financing to execute our business model after that 12-month period or sooner if we need to respond to business contingencies, such as funding additional advertising expenditures, developing new or enhancing existing content, features or services, enhancing our operating infrastructure, responding to competitive pressures, or acquiring complementary businesses or technologies. If we raise additional funds through the issuance of equity, or convertible debt securities, the percentage ownership of our stockholders will be reduced, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders, including those acquiring shares in this offering. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all.

Year 2000 Readiness Disclosure

  Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. We use software, computer technology and other services internally developed and provided by third-party vendors that may fail due to the year 2000 phenomenon. For example, we are dependent on the financial institutions involved in processing our customers' credit card payments for product orders and on a third party that hosts our servers. We are also dependent on telecommunications vendors to maintain our network and the United States Postal Service and other third-party carriers to deliver orders to customers.

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  We have reviewed the year 2000 compliance of our internally developed proprietary software. Since our inception, we have internally developed substantially all of the systems for the operation of our Web site. These systems include our online search and navigation capabilities, customer service and transaction-processing and fulfillment functions, as well as firewall, security, monitoring and back-up capabilities. Based upon our assessment to date, we believe that our internally developed proprietary software is year 2000 compliant.

  We are currently assessing the year 2000 readiness of our third-party supplied software, computer technology and other services of our vendors. Based upon the results of this assessment, we will develop and implement, if necessary, a remediation plan with respect to third-party software, third-party vendors and computer technology and services that may fail to be year 2000 compliant. At this time, the expenses associated with this assessment and potential remediation plan are expected to be insignificant. The failure of our software and computer systems and of our third-party suppliers to be year 2000 compliant could require us to incur significant unanticipated expenses.

  The year 2000 readiness of the general infrastructure necessary to support our operations is difficult to assess. For instance, we depend on the integrity and stability of the Internet and NaviSite, Inc., our Web site hosting service, to provide our services. We also depend on the year 2000 compliance of the computer systems and financial services used by consumers. A significant disruption in the ability of consumers to reliably access the Internet or portions of it or to use their credit cards would decrease the demand for our services and could result in a decline in sales.

  We have not incurred any costs to date to address the year 2000 phenomenon since our systems were initially designed and built with year 2000 readiness in mind. At this time, we have not yet developed a formal contingency plan to address situations that may result if our vendors are unable to achieve year 2000 compliance because we currently do not believe that such a plan is necessary. The cost of developing and implementing such a plan, if necessary, could be material. Any failure of our systems, our vendors' systems or the Internet to be year 2000 compliant could have material adverse consequences for us. Those consequences could include difficulties in operating our Web site effectively, taking product orders, making product deliveries or conducting other fundamental parts of our business, such as operating our internal accounting database and security systems.

Recent Accounting Pronouncements

  In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, requiring computer software costs associated with internal-use software to be expensed as incurred until certain capitalization criteria are met. We adopted SOP 98-1 for the year ended December 31, 1998. Adoption of this statement did not have a material impact on our financial position or results of operations.

  In April 1998, the AICPA issued SOP 98-5, Reporting on Costs of Start-Up Activities, requiring all costs associated with preopening, preoperating and organization activities to be expensed as incurred. We have adopted the statement for the year ended December 31, 1998 and have expensed all costs of start-up activities.

  In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. As issued, SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, with earlier application encouraged. In May 1999, the FASB delayed the effective date of SFAS 133 for one year, to fiscal years beginning after June 15, 2000. We do not currently nor do we intend in the future to issue derivative instruments and therefore do not expect that the adoption of SFAS 133 will have any impact on our financial position or results of operations.

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                                    BUSINESS

Overview

  We are an online retail store and information source for vitamins, supplements, minerals and other natural and healthy living products. Through our innovative combination of content and commerce, we intend to establish MotherNature.com as the preferred destination for consumers interested in natural and healthy living products. We currently offer approximately 13,000 products on our site and can special order additional products through our supplier relationships. We continue to increase our product assortment. In addition, we provide educational and authoritative news and information about our products and healthy living in general, which we integrate with our product offerings in an easily accessible way. We are building the MotherNature.com brand and increasing our customer base through an aggressive mass-media advertising program that promotes our memorable name. Through these marketing efforts, we are seeking to establish MotherNature.com as a trusted advisor to our growing online community, which includes approximately 136,000 registered members as of September 30, 1999.

Industry Background

 Growth of the Internet and Electronic Commerce

  The Internet has become an increasingly significant medium for communication, information and commerce. According to International Data Corporation (IDC), there were approximately 142 million Internet users worldwide at the end of 1998, and this number is expected to grow to approximately 398 million users by the end of 2002. The total value of services and products purchased over the Internet grew from approximately $296 million at the end of 1995 to approximately $50 billion at the end of 1998, according to IDC. IDC estimates that this amount will increase to approximately $733 billion by the end of 2002. According to IDC, worldwide business-to-consumer sales over the Internet are expected to increase from approximately $15 billion in 1998 to approximately $116 billion by 2002. We believe that this dramatic growth presents significant opportunities for online retailers.

 The Vitamins, Supplements, Minerals and Natural Products Market

  According to Packaged Facts, a consumer products market research firm, sales of vitamins, supplements and minerals totaled approximately $8.9 billion in 1998 and are expected to grow to approximately $16.6 billion by 2003, a compound annual growth rate of 13.3%. We believe that several factors are driving this growth, including a rapidly growing segment of the population that is concerned with aging and disease, a growing interest in preventative health care, favorable consumer attitudes toward natural products and a favorable regulatory statute, the Dietary Supplement Health and Education Act of 1994. Additionally, public awareness of the positive effects of vitamins and other nutritional supplements on health has been heightened by widely publicized reports of favorable research findings. According to data published by Packaged Facts, 56% of U.S. adults took vitamins in 1998, up from 43% in 1993. We believe, based upon this data, that 78% of these adults now take vitamins at least once a day.

  The vitamins, supplements and minerals market is a subset of the broader natural products market, which includes product categories such as personal care products, household and other general merchandise, perishable and non-perishable foods, organic coffees and teas, sports nutrition, cosmetics, baby care products and pet care products. Due to the size of this market and the absence of a dominant online natural products retailer, we believe that additional opportunities for online sales within the broader natural products market also exist.

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 Limitations of Traditional Retailers of Vitamins, Supplements, Minerals and
Natural Products

  We believe that traditional retailers of vitamins, supplements, minerals and other natural and healthy living products face several challenges in providing a satisfying shopping experience for consumers, including:

  . Lack of information and product guidance. The typical retail shopping experience can be confusing and often lacks timely, relevant and credible information to educate and guide the consumer to an effective product solution. In particular, retail stores offer consumers limited means to choose among many products or to select the appropriate product for a given condition other than by asking store personnel who may not be knowledgeable. Further, researching a product or health condition in a retail store can be difficult due to the lack of easily accessible reference materials.

  . Lack of convenience and privacy. Traditional retailers have limited store hours and locations. Traditional retailers are also unable to provide consumers with privacy while shopping, as consumers must often reveal personal health conditions when asking store personnel for product advice.

  . Limited product assortment. The capital and real estate intensive nature of store-based retailers limit the product selection that can be economically offered in each store location.

  . Lack of customer information and communication. Traditional retailers cannot easily obtain demographic information about their customers, which prevents them from customizing product presentation and selection and undertaking focused direct marketing activities. Traditional retailers often have little interaction with their customers and most are unable to establish ongoing communication with them.

  As a result of the foregoing limitations, we believe there is significant unmet demand for an alternative shopping channel that can provide consumers of vitamins, supplements, minerals and other natural and healthy living products with a broad array of products, a wealth of news and information to help them research and select products and a convenient and private shopping experience.

The MotherNature.com Solution

  We attract and retain consumers through the following key attributes of our site:

  Educational and Authoritative Information. Our online store is designed to inform consumers and assist them in making appropriate, educated purchase decisions. Through our Healthy Living Library, our users can access timely and authoritative literature on all aspects of healthy living, including over 3,000 articles, news clips, excerpts from Rodale books and encyclopedia entries from the Encyclopedia of Natural Health included on our site, as well as narratives on health conditions, natural remedies, products and recent developments. Our site offers a wealth of internally developed and third-party licensed content developed by physicians, nutritionists and other health professionals. The content on our site is based on research and studies published in prominent medical journals, such as the Journal of the American Medical Association, the Lancet and the New England Journal of Medicine, as well as news articles and various other books and periodicals. Through our recent alliance with Rodale, we have the right to offer the contents of over 150 healthy living books and certain columns from Prevention magazine.

  Integration of Content and Commerce. Our site integrates information on healthy living and specific health conditions with access to products, and thereby provides comprehensive solutions to consumer concerns. Consumers can use our content to search for and research specific products or brands or to locate products targeted to their particular lifestyle or special interest. Alternatively, consumers can research and shop for a specific health concern by browsing our Healthy Living Library, which includes the Encyclopedia of Natural Health, or the library of Rodale books and selecting from natural solutions merchandised through links to the content. For example, under a discussion of "depression," consumers are presented with a targeted selection of natural products, including "St. John's Wort," with a "click to buy" option. The consumer also has the option of selecting from a set of our product recommendations, called "solution baskets," which we have created to address particular health concerns.

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


  Convenient and Private Shopping. Our Web site is easily accessible for shopping 24 hours a day, seven days a week. Consumers shop in the privacy of their home, or office, and can comfortably research sensitive health concerns and purchase products that they might be uncomfortable purchasing in a retail store. We offer consumers four easy ways to shop our site: by Department, by Ailment, by Brand and by Gender/Age. Consumers can also shop for a particular product by using our Products A to Z index. Our Web site also provides a number of features which make the shopping process more convenient. For example, we have simplified the reordering process by enabling customers to select their past orders for reorder with one click. In addition, we provide each customer with a personal shopping list of every product the customer has previously ordered, which allows quick and easy selection of specific items for reorder. We also offer a personal shopper service in which a customer service representative finds desired products and information for those customers that complete an online request form.

  Broad Expandable Product Assortment. Our product selection is substantially larger than that offered by store-based retailers. We offer approximately 13,000 vitamins, supplements, minerals and other natural and healthy living products on our site, and provide customers with the ability to order additional products through our suppliers. Our online store is easily expandable to include additional natural and healthy living products and related services we may add in the future. Our current product offerings include such categories as: Vitamins, Herbs & More; Diet & Fitness; Natural Therapies; Aromatherapy & Candles; Bath & Body; Books & Entertainment; Home & Fashion; Nature's Grocery; and Pet Products. We organize our broad product assortment by allowing consumers to search by brand, product, health concern, lifestyle or special interest or product category.

  Customer Information and Ongoing Communication. We use e-mail to provide order status and shipping confirmation, to inform customers of news stories which relate to their particular past purchases and to respond to customer service inquiries. In addition, we use e-mail to send our customers a bi-weekly newsletter which is also made available on our Web site. Through the member registration process we can determine the demographics of our customer base and can use this information to customize our Web site and product and service offerings, thereby enabling us to better address certain demographic segments of our customer base.

  The MotherNature.com solution also includes quality customer service, rapid product delivery and e-mail order confirmation. Through our warehouse and distribution center, we can manage inventory levels based on customer demand and indicate on our site which products are in stock. In addition, we are developing the MotherNature.com community to provide consumers with a forum for sharing natural and healthy living product experiences, ideas and advice.

Our Strategy

  We intend to establish MotherNature.com as the leading online retailer and information site for vitamins, supplements, minerals and other natural and healthy living products. Our strategy for growing our business includes the following:

  Promote the MotherNature.com Brand. We intend to promote our highly memorable brand name through the aggressive use of traditional offline advertising, the promotion of our private label products and the selective use of online advertising, direct marketing and public relations. In particular, we believe our offline advertising campaign has been and will continue to be successful in rapidly building awareness of our brand in the geographic markets we target. We recently broadened this advertising campaign from radio, newspaper, magazine and outdoor media to include a national television campaign, which we commenced in late August 1999.

  Establish MotherNature.com as the Trusted Authority for Vitamins, Supplements, Minerals and Other Natural and Healthy Living Products. Through our marketing efforts, we intend to establish our Web site as a

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trusted consumer resource by providing informative and authoritative content that will differentiate our Web site from those of our competitors. We believe the content on our site, including the Encyclopedia of Natural Health, the numerous articles and news clips from leading sources, the library of Rodale books, and the authoritative contributions of our staff of health professionals, provides consumers with trustworthy information to conduct thorough research on hundreds of health conditions and vitamins, supplements, minerals and other natural and healthy living products. We have established a Medical Advisory Board comprised of health professionals, including:

  .  Lee Lipsenthal, M.D., an internist;

  .  Professor Edmund R. Burke, Ph.D., an exercise physiologist;

  .  Stephen T. Sinatra, M.D., F.A.C.C., a cardiologist;

  .  Nicholas V. Perricone, M.D., a dermatologist;

  .  Robert J. Barry, Ph.D., a biochemist;

  .  Dr. Tori Hudson, N.D., a naturopathic physician; and

  .  Robert A. Ronzio, Ph.D., C.N.S., F.A.I.C., a scientist.

Members of our Medical Advisory Board are responsible for making individual content contributions and for providing our editorial staff with guidance on developing and reviewing content as requested. We intend to further develop our community and establish trust with consumers by providing question and answer sessions with members of our Medical Advisory Board.

  Promote Repeat and Complementary Purchases. We intend to capitalize on the inherent need for regular replenishment of vitamins, supplements and minerals by promoting repeat sales through features including automatic reorder, personalized nutritional supplement programs, customer profiling, loyalty programs and targeted news feeds. We also plan to introduce impulse items at checkout, first with standard products and later with highly targeted items based on the contents of the consumer's shopping basket. As we offer a broader range of natural products, we intend to provide consumers with natural alternatives to frequently used products such as household detergents, pet foods and cosmetics.

  Develop Business Incentive Programs. We intend to enlist and provide financial incentives for primary care physicians, alternative health providers, corporate health plans, HMOs and physician networks, wellness centers and health clubs to generate additional revenue opportunities by referring their clients to our Web site. We believe that our relationships with these businesses and individuals will increase consumer traffic to our site, provide some additional content as well as provide additional sources of content and enhance the credibility of our site.

  Provide Quality Customer Service. We intend to provide our customers with a high level of service, primarily through our in-house distribution center. We are increasing inventory levels of popular products and have moved to a new 25,000 square foot order fulfillment facility, located adjacent to a U.S. Postal Service Priority Mail processing center, that has expanded our warehousing and rapid distribution capacity. We believe that our control over our distribution center will enable us to fill customer orders more promptly and maintain higher customer satisfaction levels. We also endeavor to provide quality customer service through e-mail communications and our responsive call center.

  Expand Presence in International Markets. We believe that there are significant opportunities in the vitamins, supplements, minerals and other natural and healthy living products markets internationally, particularly in Asia, the United Kingdom and Canada. As an online retailer, we believe that we will be able to effectively penetrate and serve these international markets. We intend to expand our international sales by translating our Web site into several foreign languages and advertising in those strategically selected areas where we believe a substantial market may exist.

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Our Site

 Shopping Our Store

  From the MotherNature.com home page, consumers can shop in four ways:

  . By Department. Consumers can search for products among the 9 product departments on our Web site, such as Vitamins, Herbs & More, Natural Therapies, Pet Products and Books & Entertainment.

  . By Gender/Age. Consumers can search for products and read articles specific to their gender or age among four main categories: Men, Women, Children and Seniors.

  . By Ailment. Consumers can search for products related to over 100 health concerns included in the Concerns From A-Z category.

  . By Brand. Consumers can search for their favorite brand and can browse the various categories of products which are provided for each listed brand.

  In addition, consumers can search for their favorite product in the Products A to Z Index. We also alert consumers to special values, new products, product promotions and new merchandise categories. For example, consumers can easily locate product specials on our "On Sale Now" page and new product offerings on our "What's New" page. Also, our home page features our best-selling products and promotes various "Featured Specials."

  Our Web site offers several personalized services. We provide our members with a free bi-weekly e-mail newsletter containing timely news stories and articles, as well as product specials which are designed to encourage customer purchases. In addition, customers can choose to receive free direct e-mail news clippings on over 40 health topics.

  Our site offers consumers an easy and convenient shopping experience. Consumers simply click on a button to add products to their virtual shopping baskets. As they browse, consumers can add and subtract products from their shopping baskets prior to making a final purchase decision. We deduct promotional dollars from the purchase price of products, eliminating the need to cut coupons. Customers who shop using our personal shopper feature are sent an e-mail when their basket has been filled by one of our customer service representatives, leaving them one click away from purchasing. To submit orders, customers click on the "Proceed to Check Out" button and are prompted to supply shipping and credit card details online, or by e-mail, phone or facsimile. A variety of shipping options are offered and large orders receive shipping discounts. Customers are provided with automated e-mail order verification, back-order processing and shipping confirmation. Upon their first order, every MotherNature.com customer is assigned a password-accessible personal account number. This "Your Account" function allows customers to easily view current order status and previous order contents and to select past orders for one-click reorders.

 Our Content

  Our site offers a wealth of authoritative and educational content. We believe that our integration of content and commerce results in a more rewarding shopping experience for consumers. We have established a Healthy Living Library on our site that includes content from Rodale books as well as over 3,000 articles, news clips and encyclopedia entries from the Encyclopedia of Natural Health, and narratives on health conditions, natural remedies, products and recent developments, all of which are designed to provide credible information and assist consumers with their purchase decisions. This information will be supplemented as we continue to add content from Rodale books and columns from Prevention as part of our searchable online library. A key component of our merchandising strategy is our ability to link relevant product offerings throughout the text of the various articles, encyclopedia entries and other narratives displayed on our Web site.

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This strategy enables us to more effectively market our products, since consumers are able to research a specific health concern and at the same time access the natural product solutions mentioned within the content. Our News & Views section alerts consumers to timely news stories regarding vitamins, supplements, minerals and other healthy living issues, while enabling us to highlight applicable product offerings.

  The Encyclopedia of Natural Health is based on content licensed from Healthnotes, Inc. and incorporates information gathered from over 500 authoritative scientific and medical journals, such as The Journal of the American Medical Association, the Lancet and the New England Journal of Medicine. The Encyclopedia home page displays six main categories of encyclopedia entries, thereby enabling consumers to easily search its contents. For example, under the "Health Concerns" category, the entries address over 125 health concerns and helpful dietary supplements. Under the "Herbs & Botanicals" category, a consumer can find reviews covering 150 herbs, which include information on where the herbs are grown and their historical or traditional uses.

  In addition, our site includes internally developed content, such as our "Consumer Guides," our bi-weekly newsletter and a section devoted to recent news stories, as well as content licensed from third parties, such as the American Botanical Council. Members of our Medical Advisory Board write articles, columns and narratives for inclusion on our site, review and critique selected portions of our content, provide advice and guidance to our editorial staff and assist in developing our solution baskets. Medical Advisory Board members also assist us in preparing articles on new product or market developments, including responses to current media publicity regarding vitamins, supplements and minerals.

  We have incorporated a number of books from Rodale's collection of books on vitamins, supplements, minerals, natural healing, alternative medicine, home health and cooking as well as the "Supplement News" and "Alternative Medicine News" columns from recent issues of Prevention magazine as part of a topic sensitive, cross-indexed central library on our site. Consumers are able to search for information on specific topics and can link to relevant excerpts or entire text entries from Rodale books. Our site already includes the complete text of several of Rodale's best selling titles, including "Herbs for Health & Healing" and "Prevention's Healing with Vitamins," and more titles are expected to be added to the library. During the ten-year term of our agreement with Rodale, we will be able to include future books or chapters on vitamins, supplements, minerals, natural healing, alternative medicine, home health and cooking as part of our online library.

 Our Community

  We are building an active community dedicated to educating consumers about vitamins, supplements, minerals, healthy living and natural products. We are also developing interactive tools for the site in order to provide a fulfilling shopping experience and to build a sense of community among our customers. We currently provide direct e-mail news clippings and several community message boards, including boards on herbs, weight control, natural pet care, sports nutrition and women's health, which are monitored by qualified professionals and which enable consumers to ask and respond to each other's questions. We recently added an "Ask Our Experts" section to enable consumers to ask questions of our Medical Advisory Board members and have included sections devoted to health quizzes and astrology. Future plans include the introduction of additional message boards, live advice forums hosted by members of our Medical Advisory Board and special guests and customer testimonials.

Marketing and Site Promotion

  Our marketing strategy is designed to strengthen the MotherNature.com brand name, increase traffic to the MotherNature.com store, build strong customer loyalty, maximize repeat purchases and develop incremental revenue opportunities. We believe our offline advertising campaign, launched in March 1999, has proven to be especially successful in achieving these objectives. Therefore, we intend to continue to promote the MotherNature.com brand through aggressive offline advertising as well as through online advertising, business incentive programs, direct marketing and public relations. Our marketing efforts are targeted at active, health- conscious adults and consist of:

  Offline advertising. We are committing significant resources to building our brand name by using print, radio and outdoor advertising campaigns. To assist us in developing our offline advertising campaigns, we have

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retained Ogilvy & Mather Worldwide as our agency of record for both creative and media planning and buying. Our first major offline campaign commenced in early March 1999 and was primarily targeted at the metropolitan areas of Boston, New York City, San Francisco and Seattle. In May and June, the campaign was expanded to include several additional cities, including Los Angeles, Detroit, Dallas, Denver, Chicago, Washington D.C., Houston, Philadelphia and Phoenix, representing over 30% of the United States' population. This campaign was intended to increase consumer awareness of our Web site and was comprised of radio advertisements, print advertisements in newspapers, including The New York Times, The Boston Globe and The San Francisco Chronicle, regional editions of national magazines, such as People Magazine, and outdoor media such as billboards. Targeted ads were also placed in natural products and health-related magazines and relevant sections of national newspapers. The radio advertisements featured recognized and celebrity voices, including the voice of actress Blythe Danner as "Mother Nature."

  In late August 1999, we unveiled our second offline campaign, a major national brand-building campaign that includes television commercials as well as radio and print advertisements. This campaign seeks to build on our brand awareness and establish us as a trustworthy information source and online retailer. The radio and television advertisements feature a Mother Nature character as a spokesperson for us. The television commercials have aired during major events such as Major League Baseball playoff games, the U.S. Tennis Open, the Ryder Cup and the Emmy Awards as well as other highly rated programs that reach our target market.

  Other advertising. We are using online advertising, direct marketing and public relations in our marketing strategy. Our online strategy involves selective advertising on the Web sites of major Internet content and service providers and targeted health-related Web sites. We have established hypertext links on sites including Yahoo! and America Online Shopping Channels. In addition, we have established an affiliates program which allows third parties to receive commissions for sales generated by customers that hyperlink to MotherNature.com from the third-party site.

  We will continue to refine our direct marketing campaign by tailoring offerings to the demographics of our targeted audience. Currently, our direct marketing activities consist of our bi-weekly newsletter, e-mail and regular mail postcards, and special inducements. In the future, we will direct market to Rodale's expansive database of more than 25 million customers who have demonstrated their interest in healthy living.

  We have engaged a public relations firm to generate media interest in our site through editorial coverage in business, consumer and industry trade publications. Our first public relations event, "Stress Relief for a Taxing Day," was held on April 15, 1999 in Boston, New York, San Francisco and Seattle, where we handed out samples of our private label Kava Kava, a natural stress reliever, to persons mailing their income tax returns.

  Our latest public relations initiative is our national health education campaign entitled "Live Better." The campaign will address health related topics, provide information on how to maintain good health and consist of seminar presentations, interactive chats on our Web site and the creation and publication of various brochures. We have engaged Gayle Reichler, M.S., R.D., C.D.N. to act as a spokesperson for the campaign. The first stage of the campaign will center around our recently published brochure, Live Better: A Guide for Women, which Ms. Reichler will discuss in an online chat with consumers on our site later this Fall. Ms. Reichler received a Masters degree in Food and Nutrition from New York University and has appeared on several television shows, including the Weekend Today Show, CBS News, The View with Barbara Walters and the Food Network, as well as in national newspapers and magazines, including The New York Times, Fitness and Women's Day.

  Business incentive programs. We believe we can increase traffic to our site and acquire loyal customers through the establishment of business incentive programs. We intend to enlist and provide financial incentives for primary care physicians, alternative health providers, corporate health plans, HMOs and physician networks, wellness centers and health clubs to generate additional revenue opportunities through the promotion of VSM and other natural and healthy living product purchases and referrals to our Web site. We believe that our relationships with these businesses and individuals will increase consumer traffic to our site, as well as provide additional sources of content and enhance the credibility of our site.

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

Our Products

  Products we offer. The following is a representative sampling of the products offered on our Web site:

Vitamins             Supplements          Minerals  Herbs           Bath & Body        Teas
--------             -----------          --------  -----           -----------        ----
Beta Carotene        Acidophilus          Boron     Alfalfa         Acne Products      Aloe
Bioflavonoids        Adrenal Supplements  Calcium   Anise Seed      After Shave        Anise
Biotin               Antioxidants         Chromium  Bayberry        Aloe Vera Gels     Antioxidant
Children's Vitamins  Bee Pollen           Copper    Calendula       Bar Soaps          Assorted Herbal
Choline              Borage               Dolomite  Echinacea       Body Lotions       Black Currant
Folic Acid           Bran                 Germanium Elderberry      Cosmetics          Chai
Inositol             Brewer's Yeast       Iron      Ginkgo Biloba   Deodorants         Chamomile
Multivitamins        Chlorella            Magnesium Ginseng         Facial Cleanser    Dandelion
Niacin               Creatine             Silica    Kava Root       Shaving Cream      Ginseng
Paba                 DHEA                 Potassium Goldenseal Root Foot Care Products Dong Quai
Pantothenic Acid     CLA                  Selenium  Hyssop          Massage Oil        Fennel
Pyridoxine           Cod Liver Oil        Zinc      Saw Palmetto    Sun Care           Green
Rutin                Evening Primrose Oil           St. John's Wort                    Melatonin
Vitamins A-E         Glucosamine
                     Lecithin

Homeopathy           Aromatherapy   Books              Pet Supplies      General Merchandise
----------           ------------   -----              ------------      -------------------
Belladonna           All Spice Oil  Allergies          Catnip            Air Fresheners
Cell Salts           Camphor Oil    Arthritis          Grooming Products Candy/Gum/Mints
Fever Remedies       Cedar Oil      Ayurvedic Medicine Herbal Collars    Coffee
Headache & Migraine  Clove Oil      Cooking            Pet Books         Comforters
 Remedies            Grapefruit Oil Depression         Pet Foods         Diapers
Heartburn Remedies   Hyssop Oil     Gardening          Pet Supplements   Feminine Care
Nux Vomica           Jasmine Oil    Herbs              Toys              Household Cleaners
Oscillococcinum      Lavender Oil   Homeopathy                           Juicers & Pulp Extractors
Sabina               Orange Oil     Juices                               Lip Balm
Sepia                Patchouli Oil  Sports Nutrition                     Paper Products
                     Rosemary Oil   Supplements                          Pillows
                                                                         Vitamin Accessories
                                                                          & Pill Crushers

  Product sources. We purchase products from several distributors and manufacturers. We carry inventories of all of our private label products and selected, higher-turnover branded items and arrange rapid fulfillment from major distributors and manufacturers for the remainder of our product offerings. We market and distribute merchandise from national brands such as Natrol, Twinlab and NatureMade, and we also carry approximately 375 products under our own private label brand, MotherNature.com, which is manufactured primarily by Reliance Vitamin Company. To the extent available, our private label products are displayed first on any search list. In the nine months ended September 30, 1999, no one national brand accounted for more than 10% of sales. During the same period, sales of MotherNature.com branded products accounted for 45% of sales. However, we expect that sales of MotherNature.com branded products will account for a smaller percentage of sales in future periods as a result of our recent commencement of promotions of all of our products, not just our private label brand.

  Product and service offering expansion. Consistent with our objective of becoming the preferred destination for consumers interested in natural and healthy living products, we intend to expand our product and service offerings to address the broader natural products market. We recently added a pet supplies category and a home and fashion category of products to our Web site. In addition, we recently began offering a private label line of organic coffees and soaps on our site. We intend to expand our existing product and service offerings to include the following: pre-packaged dry foods, allergy products, recycled cards and stationery and spa and travel. We also intend to expand the products offered under our private label to include these and other categories.

Our Relationship with Rodale

  In September 1999, we entered into a strategic relationship with Rodale which will provide us with access to a wealth of healthy living content to add to our site as well as access to Rodale's expansive database of over 25 million customers. We believe this relationship will significantly increase the quality and depth of our Web site's content by enabling us to include Rodale's books on vitamins, supplements, minerals, natural healing, alternative medicine, home health and cooking. Rodale has agreed not to license this content to our competitors' Web sites for a period of five years after the content first appears on our Web site. Our agreement with Rodale extends for a period of ten years with respect to our right to include existing and future Rodale books on our site. We also will be able to publish the "Supplement News" and "Alternative Medicine News" columns of Rodale's well-known Prevention magazine on our site. In addition, MotherNature and Rodale have agreed to undertake cross-marketing activities that will promote each other's businesses. For instance, we will sell Rodale books and receive access to Rodale's database of over 25 million customers and be able to include promotional materials in Prevention and other Rodale customer mailings. We believe these activities, and specifically our access to Rodale's database of customers, will provide us with the opportunity to attract consumers who are particularly interested in natural and healthy living to our site.

  In connection with this relationship, we issued to Rodale 974,044 shares of our common stock and agreed to use our best efforts to secure the nomination of a representative of Rodale to our board of directors for so long as Rodale owns at least 4% of our common stock. We expect that Placido Corpora, President of Rodale's Book Division and Managing Director of Rodale's Interactive Division, will be appointed as a director of MotherNature after the completion of this offering. As part of the relationship, both we and Rodale agreed to certain exclusivity provisions that will limit our ability to sell print books or print magazines, and will preclude Rodale from selling vitamins, supplements, minerals, drugstore or certain other natural and healthy living products. See "Management--Executive Officers and Directors" and "Principal Stockholders."

Customer Support

  We believe that a high level of customer service and support is critical to retaining and expanding our customer base. Our customer service representatives are currently available from 9 a.m. to 9 p.m. Eastern time, Monday through Friday, to provide customer assistance by e-mail or telephone. Our customer service representatives handle questions about orders and how to navigate our Web site and assist customers in finding desired products. In addition, we provide each customer with automated e-mail order verification, back-order processing and shipping confirmation. We provide pre- and post-sales support by e-mail, facsimile and toll-free telephone service. Upon ordering for the first time, each customer receives a password-accessible personal account which allows the customer to view current order status and prior order contents and to select past orders for one-click reorders.

Order Fulfillment

  We recently moved our order fulfillment center to a 25,000 square-foot facility in Springfield, Massachusetts. This fulfillment center operates five days per week. All product receiving, warehousing and pick, pack and ship operations are housed in this facility. We currently stock approximately 10,000 products, including approximately 375 private label products, and have plans to increase the number of items in-stock over time. All items that are in-stock are noted as being "in-stock" on our Web site and are available for same day shipment if the order is received prior to 3:00 p.m. EST. Orders for products not in our warehouse are usually available for shipment within 24 to 72 hours, and these items are ordered from suppliers at least once per day. Customers are not charged for their orders until the ordered product is shipped. Orders are shipped to locations worldwide by major carriers including the U.S. Postal Service, UPS, Federal Express and DHL. Since the Springfield fulfillment center is located across the street from a U.S. Postal Service Priority Mail processing center, we intend to ship most orders by Priority Mail, thereby reducing our current shipping costs.

  Order processing, inventory management, shipping and billing are primarily handled by our proprietary system. We are in the process of converting from our proprietary system to a system licensed from a third-party vendor, Yantra Corporation, located in Acton, Massachusetts. When this conversion is completed, the Yantra system, plus other third-party software modules, is expected to handle order-to-fulfillment processing, including purchase order, receiving, inventory management, shipping and billing and are expected to be fully integrated with our front end, or the portion of our Web site technology that handles user interface, product search, ordering, order tracking and customer communications.

Technology and Systems

  We have implemented a broad array of Web site management, search engine, customer support, order-processing and order fulfillment systems using a combination of commercially available, licensed technologies and selected proprietary technologies. The front end of our Web site is built on industry standard technologies, including Compaq multiprocessor servers, the Microsoft Windows NT operating system, Microsoft Internet Information Server and a robust Oracle database. These technologies are integrated using a variety of proprietary computer programs, the majority of which are written in HTML, Javascript and Microsoft Active Server Pages. These programs handle user interface, product search, ordering, order tracking and customer communications.

  The current Web site front-end can be scaled to handle increases in traffic and usage. Further, in response to capacity concerns and site development needs, we recently increased from one to four the number of servers that run our Web site and are in the process of configuring these servers in a manner to handle additional traffic to our site. We intend to continue to invest in technologies that will enable us to handle growth in traffic and advancements in site infrastructure. In the near future, we plan to implement several new systems, including tools for providing enhanced personalization of the front end in response to consumer demographics and shopping preferences.

  The continued, uninterrupted operation of our Web site and transaction-processing systems is essential to our business, and we employ a group of systems administrators to monitor and manage our Web site, network operations and transaction-processing systems to ensure their continued operation and reliability. In addition, the system includes redundant hardware on critical components and can survive a variety of failures with minimal downtime.

  We subcontract the hosting of our servers to NaviSite, Inc., an Internet data center specialist. NaviSite provides Internet connections to multiple Internet access points, a secure physical environment, climate control, redundant power and 24-hour-a-day, 7-day-a-week monitoring services. NaviSite currently hosts several of our servers in its Andover, Massachusetts data center. NaviSite has adequate capacity for expansion in its Massachusetts facility to support our growth. NaviSite currently provides us with a dedicated 100 Megabit per second connection to the Internet for each of our four servers, which can be upgraded to 400 Megabit per second or beyond. NaviSite has multiple connections to the Internet through separate connections to various Internet service providers, and these connections can be expanded as necessary to handle the traffic and demands of our site. We plan to expand the hosting of our services into additional facilities to provide additional support for our site in the event of a disaster at one facility.

Competition

  The electronic commerce industry is new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. Barriers to entry are minimal and current and new competitors can launch sites at a relatively low cost. In addition, the vitamins, supplements, minerals and natural and healthy living products market is very competitive and highly fragmented, with no clear dominant leader and increasing public and commercial attention.

  We believe that the principal competitive factors in our market are:

  .  brand recognition and trust-worthiness;

  .  ability to attract and retain customers;

  .  breadth of product selection;

  .  product pricing;

  .  availability of educational and authoritative information; and

  .  quality and responsiveness of customer service.

We believe that we compete favorably on these factors. However, we will have no control over how successful our competitors are in addressing these factors. In addition, with little difficulty, our online competitors can duplicate many of the products, services or content offered on our site.

  Our competitors can be divided into several groups including:

  . traditional vitamins, supplements, minerals and natural and healthy living products retailers, including General Nutrition Centers and Vitamin Shoppe;

  . the online retail initiatives of several traditional vitamins, supplements, minerals and natural and healthy living products retailers, including VitaminShoppe.com and Vitamins.com;

  . online retailers of pharmaceutical and other health-related products that also carry vitamins, supplements, minerals and natural and healthy living products, including Drugstore.com, PlanetRx.com, More.com, SelfCare and CVS.com;

  . independent online retailers specializing in vitamins, supplements, minerals and natural and healthy living, including HealthShop.com, eNutrition, allherb.com, vitamins.net, HealthQuick and Vitanet;

  . mail-order and catalog retailers of vitamins, supplements, minerals and natural and healthy living products, including NBTY, Amrion, Rexall Sundown and Vitamin Shoppe, some of which have already developed online retail outlets; and

  . direct sales organizations, retail drugstore chains, health and natural food store merchants, mass market retail chains and various manufacturers of natural products.

  Many of our current and potential competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we have. Additionally, industry consolidation may increase competition. Recently, Drugstore.com announced the formation of a strategic relationship with Rite Aid and General Nutrition Centers. In addition, an online retailer may be acquired by, receive investments from, or enter into other commercial relationships with, larger, well-established and well-financed companies as use of the Internet and other electronic services increases. Competitors have and may continue to adopt aggressive pricing or inventory availability policies and devote substantially more resources to Web site and systems development than we do. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise.

Regulatory Environment

  Government regulation of our products. The manufacturing, processing, formulating, packaging, labeling and advertising of the products we sell are or may be subject to regulation by one or more federal agencies, including the FDA, the FTC, the United States Department of Agriculture and the Environmental Protection Agency. These activities also may be regulated by various agencies of the states, localities and foreign countries in which consumers reside.

  The FDA, in particular, regulates the formulation, manufacture, labeling and distribution of foods, including dietary supplements, cosmetics and over-the-counter or homeopathic drugs. Under the Federal Food, Drug, and Cosmetic Act, the FDA may undertake enforcement actions against companies marketing unapproved drugs, or "adulterated" or "misbranded" products. The remedies available to the FDA include: criminal prosecution; an injunction to stop the sale of a company's products; seizure of products; adverse publicity; and "voluntary" recalls and labeling changes.

  FDA regulations require that certain informational labeling be presented in a prescribed manner on all foods, drugs, dietary supplements and cosmetics. Specifically, the Food, Drug, and Cosmetic Act requires that food, including dietary supplements, drugs and cosmetics, not be "misbranded." A product may be deemed an unapproved drug and "misbranded" if it bears improper claims or improper labeling. The FDA has indicated that promotional statements made about dietary supplements on a company's Web site may constitute "labeling" for purposes of compliance with the provisions of the Food, Drug, and Cosmetic Act. A manufacturer or distributor of dietary supplements must notify the FDA when it markets a product with labeling claims that the product has an effect on the structure or function of the body. Noncompliance with the Food, Drug, and Cosmetic Act, and recently enacted amendments to that Act discussed below, could result in enforcement action by the FDA.

  The Food, Drug, and Cosmetic Act has been amended several times with respect to dietary supplements, most recently by the Nutrition Labeling and Education Act of 1990 and the Dietary Supplement Health and Education Act of 1994. The Dietary Supplement Health and Education Act created a new statutory framework governing the definition, regulation and labeling of dietary supplements. With respect to definition, the Dietary Supplement Health and Education Act created a new class of dietary supplements, consisting of vitamins, minerals, herbs, amino acids and other dietary substances for human use to supplement the diet, as well as concentrates, metabolites, extracts or combinations of such dietary ingredients. Generally, under the Dietary Supplement Health and Education Act, dietary ingredients that were on the market before October 15, 1994 may be sold without FDA pre-approval and without notifying the FDA. In contrast, a new dietary ingredient, i.e., one not on the market before October 15, 1994, requires proof that it has been used as an article of food without being chemically altered or evidence of a history of use or other evidence of safety establishing that it is reasonably expected to be safe. Retailers, in addition to dietary supplement manufacturers, are responsible for ensuring that the products they market for sale comply with these regulations. Noncompliance could result in enforcement action by the FDA, an injunction prohibiting the sale of products deemed to be noncompliant, the seizure of such products and criminal prosecution.

  With respect to labeling, the Dietary Supplement Health and Education Act amends, for dietary supplements, the Nutrition Labeling and Education Act by providing that "statements of nutritional support," also referred to as "structure/function claims," may be used in dietary supplement labeling without FDA pre-approval, provided certain requirements are met. These statements may describe how particular dietary ingredients affect the structure or function of the body, or the mechanism of action by which a dietary ingredient may affect body structure or function, but may not state a drug claim, i.e., a claim that a dietary supplement will diagnose, mitigate, treat, cure or prevent a disease. A company making a "statement of nutritional support" must possess substantiating evidence for the statement, disclose on the label that the FDA has not reviewed the statement and that the product is not intended for use for a disease and notify the FDA of the statement within 30 days after its initial use. We cannot assure you that the statements of nutritional support we include on our Web site, and on the labels or labeling of the products we sell, will not be determined by the FDA to be drug claims rather than acceptable "statements of nutritional support." Such a determination could render the product that is the subject of the statement an unapproved drug or a "misbranded" product, potentially subjecting us to enforcement action by the FDA, and could require removal of the objectionable "drug claim," interfering with our continued marketing of that product.

  In addition, the Dietary Supplement Health and Education Act allows the dissemination of "third party literature" in connection with the sale of dietary supplements to consumers at retail if the publication meets statutory requirements. Under the Dietary Supplement Health and Education Act, "third party literature" may be distributed if, among other things, it is not false or misleading, no particular manufacturer or brand of dietary supplement is promoted, a balanced view of available scientific information on the subject matter is presented and there is physical separation from dietary supplements in stores. The extent to which this provision may be used by online retailers is not yet clear, and we cannot assure you that all pieces of "third party literature" that may be disseminated in connection with the products we offer for sale will be determined by the FDA to satisfy each of these requirements. Any such failure could render the involved product an unapproved drug or a "misbranded" product, potentially subjecting us to enforcement action by the FDA, and could require the removal of the noncompliant literature from our Web site, interfering with our continued marketing of that product.

  Given the fact that the Dietary Supplement Health and Education Act was enacted only five years ago, the FDA's policy and enforcement positions on certain aspects of the new law are still evolving. Moreover, ongoing and future litigation between dietary supplement companies and the FDA will likely further refine the legal interpretations of the Dietary Supplement Health and Education Act. As a result, the regulatory status of certain types of dietary supplement products, as well as the nature and extent of permissible claims will remain unclear for the foreseeable future. Two areas in particular that pose potential regulatory risk are the limits on claims implying some benefit or relationship with a disease or related condition and the application of the physical separation requirement for "third party literature" as applied to Internet sales.

  The FDA currently proposes to regulate the sale of non-prescription products containing ephedra, a natural product that contains a small percentage of the ephedrine alkaloids that are used in some prescription and over-the-counter stimulants and antihistimines. Less than 1% of our 1998 revenues were derived from products that contain ephedra. We do not believe that a complete loss of sales of these products or further restrictions in jurisdictions in which these products may be sold would materially impair our operating results or financial condition.

  In addition to the regulatory scheme under the Food, Drug and Cosmetic Act, the advertising and promotion of dietary supplements, foods, over-the-counter drugs and cosmetics is subject to scrutiny by the FTC. The Federal Trade Commission Act prohibits "unfair or deceptive" advertising or marketing practices, and the FTC has pursued numerous food and dietary supplement manufacturers and retailers for deceptive advertising or failure to substantiate promotional claims, including, in many instances, claims made via the Internet. The FTC has the power to seek administrative or judicial relief prohibiting a wide variety of claims, to enjoin future advertising, to seek redress or restitution payments and to seek a consent order and seek monetary penalties for the violation of a consent order. In general, existing laws and regulations apply fully to transactions and other activity on the Internet. The FTC is in the process of reviewing its policies regarding the applicability of its rules and its consumer protection guides to the Internet and other electronic media. The FTC has already undertaken a new monitoring and enforcement initiative, "Operation Cure-All," targeting allegedly bogus health claims for products and treatments offered for sale on the Internet.

  Many states impose their own labeling or safety requirements that differ from or add to existing federal requirements. For example, the State of California and the National Resources Defense Council filed lawsuits against a large number of manufacturers of dietary supplements containing calcium, claiming that naturally-occurring lead levels in these supplements exceed acceptable levels under California law. Although this lawsuit has since been settled by the parties involved, we cannot assure you that we will not be the subject of future claims asserted by the State of California or private parties or that any such claim might not result in significant additional expenses. Also, we cannot assure you that other states will not enact legislation similar to that enacted by the State of California or that such legislation will not extend to any of the other products that we offer for sale.

  In addition, states enforce their own advertising or unfair and deceptive trade practices statutes, and the vast majority authorize private rights of action. For example, many state and federal agencies, including state attorneys general, also have adopted Internet policies and have established dedicated units or task forces for investigating possible violations of law on the Internet.

  State medical, pharmacy or dietician licensing bodies may also have regulations or policies that could interfere with our ability to market our products or services. International regulatory or customs authorities may also limit our ability to market our products and services to consumers outside the United States. Additional federal, state, local or international laws or regulations may also affect our ability to market certain products or services, such as "organic" foods, insect repellents, pet foods and other items.

  We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. Although the regulation of dietary supplements is less restrictive than that of drugs and food additives, we cannot assure you that the current statutory scheme and regulations applicable to dietary supplements will remain less restrictive. Further, we cannot assure you that, under existing laws and regulations, or if more stringent statutes are enacted, regulations are promulgated or enforcement policies are adopted, we are or will be in compliance with these existing or new statutes, regulations or enforcement policies without incurring material expenses or adjusting our business strategy. Any laws, regulations, enforcement policies, interpretations or applications applicable to our business could require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not capable of reformulation, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling or scientific substantiation.

  Government regulation of the Internet. In general, existing laws and regulations apply to transactions and other activity on the Internet; however, the precise applicability of these laws and regulations to the Internet is sometimes uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and, as a result, do not contemplate or address the unique issues of the Internet or electronic commerce. Nevertheless, numerous federal and state government agencies have already demonstrated significant activity in promoting consumer protection and enforcing other regulatory and disclosure statutes on the Internet. Additionally, due to the increasing use of the Internet as a medium for commerce and communication, it is possible that new laws and regulations may be enacted with respect to the Internet and electronic commerce covering issues such as user privacy, freedom of expression, advertising, pricing, content and quality of products and services, taxation, intellectual property rights and information security. The adoption of such laws or regulations and the applicability of existing laws and regulations to the Internet may impair the growth of Internet use and result in a decline in our sales.

  We have adopted a privacy policy that sets forth our policies regarding our use of personal user information and have posted this policy on our site. It is possible, however, that federal or state legislation may be enacted governing user privacy, use of personal user information and privacy policy requirements. In fact, several states have recently proposed legislation that would limit the uses of personal user information gathered online and require the establishment of privacy policies. While we have implemented programs designed to enhance the protection of the privacy of our users, including children, we cannot assure you that such programs will conform with any regulations that may be established. We may become subject to such an investigation, or the FTC's regulatory and enforcement efforts may adversely affect the ability to collect demographic and personal information from users, which could impair our ability to provide highly targeted opportunities for advertisers and e-commerce marketers.

  It is also possible that "cookies" may become subject to laws limiting or prohibiting their use. The term "cookies" refers to information keyed to a specific server, file pathway or directory location that is stored on a user's hard drive, possibly without the user's knowledge, which is used to track demographic information and to target advertising. Although some companies refuse to use cookies, we use them for a variety of reasons, including the collection of data derived from the user's Internet activity. We use this data to better target our sales and marketing efforts to our current and prospective customer base. Certain currently available Internet browsers allow users to modify their browser settings to remove cookies at any time or prevent cookies from being stored on their hard drives. In addition, a number of Internet commentators, advocates and governmental bodies in the United States and other countries have urged the passage of laws limiting or abolishing the use of cookies. Limitations on or elimination of the use of cookies could restrict the effectiveness of our targeting of advertisements, which could prevent our business from growing or expose us to unanticipated liabilities.

  Planned features of our Web site include the retention of personal information about our users which we obtain with their consent. We have a stringent privacy policy covering this information. However, if third parties were able to penetrate our network security and gain access to, or otherwise misappropriate, our users' personal information, we could be subject to liability. Such liability could include claims for misuses of personal information, such as for unauthorized marketing purposes or unauthorized use of credit cards. These claims could result in litigation, our involvement in which, regardless of the outcome, could require us to expend significant financial resources. Moreover, to the extent any of the data constitute or are deemed to constitute patient health records, a breach of privacy could violate federal law.

  The European Union has adopted a directive that imposes restrictions on the collection and use of personal data. Under the European Union directive, European Union citizens are guaranteed certain rights, including the right of access to their data, the right to know where the data originated, the right to have inaccurate data rectified, the right to recourse in the event of unlawful processing and the right to withhold permission to use their data for direct marketing.

  The European Union directive could, among other things, affect U.S. companies that collect information over the Internet from individuals in European Union member countries, and may impose restrictions that are more stringent than current Internet privacy standards in the United States. In particular, companies with offices located in European Union countries will not be allowed to send personal information to countries that do not maintain adequate standards of privacy. The European Union directive does not, however, define what standards of privacy are adequate, and efforts by the U.S. government to negotiate "safe harbors" principles defining how U.S. companies can comply with the E.U. directive have not yet culminated in an agreement. As a result, we cannot assure you that the European Union directive will not impair the activities of entities such as our company that engage in data collection from users in European Union member countries.

  A number of legislative proposals have been made at the federal, state and local level, and by foreign governments, that would impose additional taxes on the sale of goods and services over the Internet, and certain states have taken measures to tax Internet-related activities. Although Congress recently placed a three-year moratorium on new state and local taxes on Internet access or on discriminatory taxes on electronic commerce, existing state or local laws were expressly excepted from this moratorium. Further, once this moratorium is lifted, some type of federal and/or state taxes may be imposed upon Internet commerce. Such legislation or other attempts at regulating commerce over the Internet may substantially impair the growth of commerce on the Internet and, as a result, adversely affect our opportunity to derive financial benefit from such activities.

Intellectual Property

  We regard the protection of our copyrights, service marks, trademarks, trade dress, which is the appearance and packaging of our products, and trade secrets as critical to our future success and rely on a combination of copyright, trademark, service mark and trade secret laws, license agreements and contractual restrictions to establish and protect our proprietary rights in our site architecture and technology, products, content and services. We have entered into confidentiality and invention assignment agreements with our employees and contractors in order to limit disclosure of our proprietary information and to protect our ownership interest in our site architecture and technology. We cannot assure you that these contractual arrangements or the other steps taken by us to protect our intellectual property will prove sufficient to prevent misappropriation of our technology or deter independent third-party development of similar technologies. Moreover, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available online.

  We pursue the registration of our trademarks and service marks in the U.S. and internationally; however, we cannot assure you that we will be successful in obtaining the registration of our marks. We have applied for trademarks or service marks on the following terms and images: "MotherNature.com" combined with the MotherNature.com logo displayed on our Web site and other materials, the MotherNature.com logo, "Go Ask Mother@" and "Your Healthy Living Headquarters." "Natural products, healthy advice" is also one of our trademarks. We also have rights to the domain names "MotherNature.com," "naturalmarkets.com," "naturalmarkets.net" and "naturalmarket.net."

  We rely on content that we license from third parties, including our Encyclopedia of Natural Health, which is licensed from Healthnotes, Inc., excerpts from books that are published by Rodale, and portions of our Web site that have been developed under license agreements with third-party contractors. We cannot assure you that these third-party content licenses and contractor arrangements will continue to be available to us on commercially reasonable terms. Moreover, the loss of such content licenses could require us to develop similar content internally or could require us to obtain content that is of lower quality or at a higher cost.

  We have licensed in the past, and expect that we may license in the future, certain of our proprietary rights, such as trademarks or copyrighted material, to third parties. While we attempt to ensure that the quality of the MotherNature.com brand is maintained by such licensees, we cannot assure you that such licensees will not take actions that might result in a decrease in the value of our proprietary rights.

Employees

  As of September 30, 1999, we had 163 employees. We also hire a limited number of independent contractors and temporary employees on a periodic basis. None of our employees is represented by a labor union, and we consider our employee relations to be good.

Properties

  We currently lease approximately 10,000 square feet of office space in Concord, Massachusetts, which houses our corporate headquarters. In connection with relocating our customer support and fulfillment operations from Pennsylvania to Massachusetts, we signed a lease in June 1999 for approximately 25,000 square feet of mixed-use space in Springfield, Massachusetts. Additionally, we lease approximately 5,000 square feet of office space in Acton, Massachusetts which we use for customer support and administrative functions. Moreover, we have signed a letter of intent to lease approximately 48,000 square feet of office space in Maynard, Massachusetts. Our plan is to consolidate our administrative and customer service operations currently in Concord and Acton to this Maynard facility. We believe that these facilities are adequate for our current operations and that additional leased space can be obtained as needed on commercially reasonable terms.

Legal Proceedings

  On June 30, 1999, a civil complaint was filed as Ross A. Love v. MotherNature.com, Inc., Mother Nature's General Store, Inc. and Michael Barach, individually in the Superior Court of Suffolk County, Massachusetts, Case No. 99-3087C. An Amended Complaint and Jury Demand was filed on August 19, 1999 as Ross A. Love v. MotherNature.com, Inc. and Michael Barach, individually. In the lawsuit, the plaintiff, a founder and former officer and director, alleges causes of action including economic duress, breach of fiduciary duty and unfair and deceptive acts and practices. Mr. Love, among other things, alleges that he was compelled under economic duress to sign an agreement in connection with his termination of employment. In addition, Mr. Love claims that we breached our fiduciary duty to him as a stockholder by allegedly failing to provide him with certain information in connection with our May 1999 preferred stock financing. Mr. Love seeks recovery of actual damages which he alleges to be in excess of $100,000,000. We believe that the claims made by Mr. Love are without merit and intend to defend this lawsuit vigorously.

                                   MANAGEMENT

Executive Officers, Directors and Other Key Employees

  The following sets forth the names, ages and positions of our executive officers and directors as of September 30, 1999:

           Name             Age                     Position
           ----             ---                     --------
Michael I. Barach..........  41 Chief Executive Officer, President and Director
Michael L. Bayer...........  34 Chief Financial Officer, Treasurer and Secretary
Donald J. Pettini..........  36 Chief Technology Officer
Sharon L. Rice.............  51 Vice President, Brand Marketing
Jeffrey A. Steinberg.......  36 Chief Marketing Officer
Beverly J. Weich...........  34 Vice President, Sales and Site Development
Michael A. Greeley(1)......  36 Director
Keith M. Kerman(2).........  41 Director
Brent R. Knudsen(2)........  43 Director
Jason G. Olim..............  30 Director
Marc D. Poirier(1).........  35 Director

--------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

 Executive Officers and Directors

  Michael I. Barach has served as our Chief Executive Officer and President and a director since June 1998. From October 1990 until June 1998, Mr. Barach was employed by Bessemer Venture Partners, where he specialized in the telecommunications, retail and electronic commerce categories. Mr. Barach was a Partner at Bessemer from February 1994 until June 1998. Prior to October 1990, Mr. Barach held several executive management positions in various retail organizations. Mr. Barach holds a B.A. from Amherst College, where he graduated summa cum laude and Phi Beta Kappa. Mr. Barach received a J.D. from Harvard Law School and a M.B.A. from Harvard Business School, where he graduated as a Baker Scholar.

  Michael L. Bayer has served as our Chief Financial Officer, Treasurer and Secretary since December 1998, having started with us as our Vice President, Finance in July 1998. From August 1995 until April 1998, he worked for Lifeline Systems, a manufacturer and service provider of personal response systems, first as Assistant Treasurer and then as Treasurer. Prior to that, Mr. Bayer was Vice President, Strategic Planning for Specialty Loose Leaf, Inc., a custom manufacturer of office supplies, from March 1995 until August 1995, where he helped launch a leveraged buyout spin-off. From July 1992 until February 1995, Mr. Bayer served in various financial management roles with Avery Dennison Corporation, a multinational manufacturer of office supplies and adhesive products. Mr. Bayer holds a B.S. in Finance and Investments with Distinction from Babson College and a M.B.A. with Distinction from Cornell University, where he was a Fried Fellow. Mr. Bayer is a Chartered Financial Analyst.

  Donald J. Pettini has served as our Chief Technology Officer since June 1998. From March 1996 until April 1998, he worked for Digital Equipment Corporation as the initial member of the AltaVista Engineering Team, where he led several projects as Project Director, including MilliCent. From 1985 until February 1996, Mr. Pettini held various engineering roles within Digital Equipment Corporation, including as a member of the internal trouble-shooting team, and he specialized in network design and encryption technology.

  Sharon L. Rice has served as our Vice President, Brand Marketing since September 1998. From September 1997 until September 1998, Ms. Rice was Director of Marketing and Sales for financial cards at Polaroid Corporation. From September 1995 to June 1997, Ms. Rice was Director of Marketing for

BankBoston's credit card business. From June 1988 until August 1995, Ms. Rice held a series of positions of increasing responsibility at Citibank, leaving as Vice President of Credit Card Marketing. Ms. Rice received her B.A. from American University and her M.A. in communication from Emerson College.

  Jeffrey A. Steinberg has served as our Chief Marketing Officer since February 1999. Prior to that, Mr. Steinberg was Vice President of Marketing for Net Grocer, Inc., an online retailer of grocery products, from February 1997 through December 1998. From September 1995 to February 1997, he was a manager at A.T. Kearney, a management consulting firm, where he was involved with their consumer products consulting practice and specialized in interactive and database marketing. From October 1991 to September 1995, Mr. Steinberg worked in the Deloitte & Touche Consulting Group's Retail and Direct Marketing practice, first as a senior consultant and then as a manager. Since 1994, Mr. Steinberg has authored three books on interactive marketing, relationship marketing and database marketing on behalf of the Direct Marketing Association. Mr. Steinberg holds a B.A. in Computer Science and Geography from Clark University and a M.S. in Venture Capital Management from the MIT Sloan School of Management.

  Beverly J. Weich has served as our Vice President, Sales and Site Development since June 1999 and was our Executive Producer from October 1998 through June 1999, having joined us in July 1998 as Director, Online Marketing. Prior to that, she was a founder and Vice President, Marketing and Operations at E-guide, an Internet venture, from February 1996 until June 1998. Ms. Weich first developed natural product knowledge as General Manager of a full-facility health club from April 1992 to October 1994, and then as General Manager of a weight loss clinic from November 1994 to May 1995. Ms. Weich received her B.B.A., cum laude, in Marketing from University of Massachusetts (Amherst) and a M.B.A. in Marketing and Entrepreneurial Management from the University of Southern California (Los Angeles).

  Michael A. Greeley has served as a director since May 1999. Since June 1994, Mr. Greeley has been Senior Vice President of GCC Investments, Inc., the private equity investment group of GC Companies, Inc., which has as its primary operating subsidiary General Cinema Theatres. Prior to this position, Mr. Greeley was a Vice President from December 1992 until June 1994 at Wasserstein Perella & Co., Inc., an international investment bank specializing in mergers and acquisitions and corporate finance transactions. Mr. Greeley received a B.A. with honors from Williams College and a M.B.A. from Harvard Business School.

  Keith M. Kerman, M.D. has served as a director since June 1998. Dr. Kerman is a General Partner of Morgenthaler Venture Partners, a venture capital firm, which he joined in April 1997. From February 1995 to March 1997, Dr. Kerman was a partner at Marquette Venture Partners, a venture capital firm. Prior to 1995, he was President of Corporate Health Administrators, Inc. and Vice President, Medical Delivery at U.S. Healthcare, from June 1991 to February 1995. Dr. Kerman is a board-certified internist. He received his medical and undergraduate degrees from Brown University, where he graduated Phi Beta Kappa and magna cum laude. He has a M.B.A. from The Wharton School of the University of Pennsylvania, where he was a Robert Wood Johnson Foundation Scholar.

  Jason G. Olim has served as a director since June 1998. Mr. Olim co-founded CDNow, Inc., an online music retailer, in February 1994 and has been its Chief Executive Officer since November 1997. Previously, Mr. Olim was employed in the Professional Services group of Soft-Switch, Inc., a software concern, where he designed and built software systems for routing mail and documents for domestic and international clients. Mr. Olim holds a B.A. in Computer Science from Brown University.

  Brent R. Knudsen has served as a director since December 1998. Mr. Knudsen is currently the Managing Director of North Castle Partners L.L.C., a private equity firm. Prior to joining North Castle in 1998, Mr. Knudsen served from November 1997 to July 1998 as President and Chief Executive Officer of GolfWeb, Inc., a Web site catering to golf enthusiasts, prior to its acquisition by SportsLine USA, Inc. From September 1996 to November 1997, Mr. Knudsen served as President of the Sports and Mass Division of Bell Sports, Inc., a bicycle and bicycle accessory company. From January 1994 to September 1996, Mr. Knudsen served as a Division President of Specialized Bicycle Components, Inc. From September 1985 through

December 1994, Mr. Knudsen had marketing and business development responsibilities at the Price Company which was later merged with Costco Wholesale, Inc. Mr. Knudsen served as the original Vice President of Marketing and Business Development for Price Club and as Managing Director of Price Costco Industries. Mr. Knudsen holds degrees from the University of Utah, where he received a B.A., with highest honors, in Economics and English, and Georgetown Law School, where he received a J.D.

  Marc D. Poirier has served as a director since September 1998. He has been a General Partner of @Ventures III, L.P., a venture capital firm affiliated with CMGI, Inc., since August 1998. Mr. Poirier joined CMGI in May 1996 at Planet Direct, a CMGI subsidiary providing Web portals to consumers through Internet service providers and other co-branding partners. At Planet Direct, Mr. Poirier served as Director, Business Development, and then as Vice President of Electronic Commerce. Mr. Poirier was employed by Ernst & Young LLP in the Mergers & Acquisitions Group from June 1992 to May 1996 and in the Entrepreneurial Services Group from September 1986 to August 1990. Mr. Poirier is a Certified Public Accountant and he holds a B.S. in Business Administration from Providence College and a M.B.A. from Harvard Business School.

 Other Key Employees

  Set forth below is the name and recent business experience of each of the key members of our management team not described above.

  Selena Anderson has served as our Director, Purchasing since January 1999. From August 1996 to August 1998, Ms. Anderson was the Director of Nutrition and Body Care for Nature's Heartland. From January 1996 to June 1996 she was the East Coast Regional Sales Manager for Jason Cosmetics. From June 1995 to December 1995, she was a Sales Representative for Matrix Marketing. From January 1995 to June 1995 she was the Regional Merchandiser for BIN Sales & Marketing. From March 1994 to October 1994, she was a Purchasing Assistant for Wild Oats. From May 1993 through December 1993 she was the Northern California Regional Sales Manager for Stonyfield Farm. From January 1991 to May 1993, she was a Field Sales Representative for Sunbelt Sales & Marketing. From January 1985 to January 1991, Ms. Anderson was the founder and owner of Vegan Street, Inc., one of the first mail-order companies in the US dedicated to cruelty-free and environmentally safe products. Ms. Anderson holds a B.A. in Psychology from the University of Maryland.

  C. Brad Eisold has served as our Director, Merchandising since January 1999. Prior to joining us, Mr. Eisold served as Director of Grocery, Frozen Foods, Dairy, Bulk Foods and Beer/Wine departments at Nature's Heartland stores in the Boston area from June 1996 to August 1998. From November 1994 through June 1996, Mr. Eisold worked with Harris Teeter Supermarkets, Inc., where he developed and instituted a natural products program for the chain. From May 1994 until November 1994, Mr. Eisold served as Director, Purchasing at Wild Oats Markets. From February 1991 through November 1993, Mr. Eisold, as Vice President of Purchasing with Fresh Fields Markets, developed and directed the programs for the grocery, frozen foods and dairy departments. Mr. Eisold holds a B.A. in Psychology and Sociology from American International College and an M.Ed. in Psychology and Counseling from Springfield College.

  Craig N. Weatherby has served as our Director, Content since joining us in June 1998. From June 1996 to April 1998, Mr. Weatherby researched and wrote The Arthritis Bible, the lead title from Healing Arts Press for the Spring of 1999. In February 1997, Mr. Weatherby served as Director of Marketing at Nature's Heartland, Inc. From November 1992 to April 1998, Mr. Weatherby wrote feature articles for leading consumer and trade magazines, including Natural Health and Natural Pharmacy, and operated Write Stuff Marketing, a communications consultancy producing newsletters and biomedical monographs for major natural products companies, including Whole Foods Market, Cornucopia Natural Foods, Wild Harvest/Star Markets and Madis Botanicals. From July 1987 to October 1992 he served as Marketing Manager for the Bread & Circus Whole Foods Supermarket chain, where he produced a comprehensive educational publications program. Mr. Weatherby holds a B.A. in History from Windham College.

 Future Director

  In addition to the directors mentioned above, we intend to appoint Placido Corpora, the President of Rodale's book division, to our board of directors after completion of this offering:

  Placido Corpora has served as the President of the Book Division of Rodale Inc. since 1990 and as the Managing Director of Rodale's Interactive Division since August 1999. Previously, Mr. Corpora held various positions with Rodale since joining the company in 1980. Mr. Corpora holds a B.A. in Accounting from Moravian College.

Board Committees

  The board of directors has established an audit committee and a compensation committee. The audit committee reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including the recommendations and performance of our independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, and our internal accounting and financial control policies and procedures. The members of the audit committee are presently Messrs. Poirier and Greeley.

  The compensation committee has the power to create our executive compensation policy and determines the salaries and benefits for our employees, consultants, directors and other individuals compensated by us. The committee also administers our stock option and stock purchase plans. The members of the compensation committee are presently Messrs. Kerman and Knudsen.

Director Compensation

  Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and for meetings of any committees of the board of directors on which they serve. No employee will receive separate compensation for services rendered as a director. Non-employee directors are also eligible for participation in our 1999 Stock Plan. See the description of that Plan under the section of this prospectus called "Management -- Stock Plans." In addition, in July 1998, we granted Mr. Olim an option to purchase 10,720 shares of our common stock with an exercise price of $0.22 per share in consideration for his services on our board of directors. In accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," no compensation expense is reflected in the accompanying statements of operations related to these options.

Compensation Committee Interlocks and Insider Participation

  No interlocking relationship exists between the board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Executive Compensation

  The following table sets forth all compensation awarded to, earned by or paid to our Chief Executive Officer and to another individual who served as our Chief Executive Officer during 1998 for services rendered in all capacities during 1998. No other executive officer or employee had compensation in excess of $100,000 during 1998. We may refer to these officers as our named executive officers in other parts of this prospectus.

                           Summary Compensation Table

                                                       Long-Term
                                                      Compensation
                             Annual Compensation         Awards
                             -------------------- --------------------
                                     Other Annual Number of Securities  All Other
Name and Principal Position  Salary  Compensation  Underlying Options  Compensation
---------------------------  ------- ------------ -------------------- ------------
Michael I. Barach, Chief
 Executive Officer and
 President(1)...........     $37,840        --          415,501               --
Ross A. Love, former
 Chief Executive Officer
 and President(2).......     $18,846    $3,800(3)       156,774(2)       $41,123(4)

--------
(1) Mr. Barach assumed the offices of Chief Executive Officer and President in June 1998.
(2) Mr. Love resigned as Chief Executive Officer and President in June 1998 and resigned as an employee and director in August 1998. Unvested options to purchase 141,112 shares automatically expired in connection with his resignation of employment in August 1998.
(3) Includes $3,000 in relocation expenses.
(4) Represents severance payments in the amount of $26,923 and forgiveness of indebtedness in the amount of $14,200 in connection with Mr. Love's resignation of employment.

Employment Agreement

  We have entered into an employment agreement with Michael Barach. Mr. Barach's agreement provides that he shall serve as our Chief Executive Officer and also requires us to nominate him for the board of directors at each annual meeting. His employment agreement expires in September 2001, with provision for annual one-year renewals. Mr. Barach's base salary is $250,000 per year, subject to increase by the board of directors. Mr. Barach's employment agreement provides him with severance benefits in the event we terminate him other than for cause and in the event he terminates his employment for good reason. The employment agreement also contains provisions that provide Mr. Barach with a lump sum cash payment if his employment terminates within one year following certain changes in control of MotherNature.com. Mr. Barach's employment agreement also contains non-competition and non-solicitation provisions.

Option Grants During the Year Ended December 31, 1998

  The following table sets forth specified information regarding options granted to each of the named executive officers during the year ended December 31, 1998. We have not granted any stock appreciation rights. The options were granted under our 1998 Stock Plan. In general, options granted under the plan vest over four years, with 25% of the option shares granted vesting on the one-year anniversary of the grant date and the remainder vesting in 12 equal quarterly installments, and expire on the tenth anniversary of the date of grant, subject to earlier termination in certain situations related to resignation or termination of employment. The percentage of total options granted to employees in 1998 shown in the table below is based on options to purchase an aggregate of 1,058,118 shares of common stock granted during the year ended December 31, 1998. Potential realizable values are net of exercise prices and before taxes, and are based on an assumed initial public offering price of $12.00 per share and the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the option term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect our projection or estimate of future stock price growth. The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock, the optionholders' continued employment through the option period and the date on which the options are exercised.

  With respect to Mr. Barach's options, options to purchase 50,159 shares are currently exercisable as of September 30, 1999 and the balance of the options continue to vest in different increments through October 1, 2002. With respect to Mr. Love's options, the board of directors accelerated the vesting of options to purchase 15,662 shares, and unvested options to purchase 141,112 shares automatically expired in connection with his resignation of employment in August 1998. Since none of Mr. Love's options listed below were outstanding as of September 30, 1999, the potential realizable values at assumed annual rates of stock price appreciation are not included in the table below.

                                                                    Potential Realizable Value at
                                                                    Assumed Annual Rates of Stock
                                                                         Price Appreciation
                           Individual Grants                               for Option Term
                         ---------------------                      ------------------------------
                         Number of  % of Total
                         Securities  Options
                         Underlying Granted to Exercise
                          Options   Employees  Price Per Expiration
  Name                    Granted    in 1998     Share      Date          5%            10%
  ----                   ---------- ---------- --------- ---------- -------------- ---------------
Michael I. Barach.......  188,664      17.8%     $0.22     6/10/08  $    3,646,259 $    5,830,644
Michael I. Barach.......  118,585      11.2%     $0.22     6/15/08       2,291,861      3,664,859
Michael I. Barach.......  108,252      10.2%     $0.75    12/22/08       2,034,784      3,288,145
Ross A. Love............   34,169       3.2%     $0.22     6/10/08              --             --
Ross A. Love............  122,605      11.6%     $0.22     6/15/08              --             --


1998 Option Exercises and Year-End Option Values

  The following table sets forth certain information concerning the number and value of options exercised by each of the named executive officers as of December 31, 1998 and the number and value of unexercised options held by each of the named executive officers at December 31, 1998. The value of unexercised in-the-money options represents the total gain which would be realized if all in-the-money options held at December 31, 1998 were exercised, determined by multiplying the number of shares underlying the options by the difference between an assumed initial public offering price of $12.00 per share and the per share option exercise price. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

                                                          Number of           Value of Unexercised
                                                    Securities Underlying         In-the-Money
                                                   Unexercised Options at          Options at
                                                      December 31, 1998         December 31, 1998
                                                  ------------------------- -------------------------
                            Number of
                         Shares Acquired  Value
  Name                     on Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
  ----                   --------------- -------- ----------- ------------- ----------- -------------
Michael I. Barach.......         --            --   78,609       336,892     $926,014    $3,911,215
Ross A. Love............     15,662      $184,499       --            --           --            --

Stock Plans

  1998 Stock Plan. Our board of directors and stockholders adopted the MotherNature.com, Inc. 1998 Stock Plan in June 1998. The aggregate number of shares of common stock which may be issued under the 1998 Stock Plan, as amended, is 1,695,728. Under the 1998 Stock Plan, we are authorized to grant incentive stock options and non-qualified stock options, as well as awards of common stock and opportunities to make direct purchases of common stock to employees, consultants, directors and officers. The 1998 Stock Plan is administered by the compensation committee. The 1998 Stock Plan provides that the compensation committee has the authority to select the participants and determine the terms of the stock options, awards and purchase rights granted under the 1998 Stock Plan. An incentive stock option is not transferable by the recipient except by will or by the laws of descent and distribution. Non-qualified stock options and other awards are transferable only to the extent provided in the agreement relating to such option or award or in response to a valid domestic relations order. Generally, no incentive stock options may be exercised more than three months following termination of employment. However, in the event that termination is due to death or disability, the stock option is exercisable for a maximum of 180 days after such termination. As of September 30, 1999, we had outstanding under the 1998 Stock Plan incentive stock options to purchase 1,053,898 shares of common stock and non-qualified stock options to purchase 313,110 shares of common stock.

  1999 Stock Plan. Our 1999 Stock Plan was adopted by our board of directors in July 1999 and approved by our stockholders in October 1999. The 1999 Stock Plan provides for the grant of stock-based awards to employees, officers and directors of, and consultants or advisors to, MotherNature.com and its subsidiaries, including incentive stock options and non-qualified stock options and other equity-based awards. Incentive stock options may be granted only to our employees. A total of 368,485 shares of common stock may be issued upon the exercise of options or other awards granted under the 1999 Stock Plan. The maximum number of shares that may be granted to any employee under the 1999 Stock Plan shall not exceed 184,242 shares of common stock during any calendar year.

  The 1999 Stock Plan is administered by the board of directors and the compensation committee. The 1999 Stock Plan provides that the board of directors and the compensation committee have the authority to select the persons to whom awards are granted and determine the terms of each award, including the number of shares of common stock to be granted. Payment of the exercise price of an award may be made in cash, shares of common stock, a combination of cash or stock or by any other method approved by the board or compensation committee, consistent with Section 422 of the Internal Revenue Code and Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Unless otherwise permitted by us, awards are not assignable or transferable except by will or the laws of descent and distribution.

  The board of directors or the compensation committee may amend, modify or terminate any award granted or made under the 1999 Stock Plan, so long as such amendment, modification or termination would not materially and adversely affect the participant. The board of directors or the compensation committee may also accelerate or extend the date or dates on which all or any particular option or options granted under the 1999 Stock Plan may be exercised. No options or other equity-based awards have been granted to date under the 1999 Stock Plan.

  1999 Employee Stock Purchase Plan. The 1999 Employee Stock Purchase Plan was adopted by our board of directors in July 1999 and approved by the stockholders in October 1999. The 1999 Employee Stock Purchase Plan provides for the issuance of a maximum of 100,496 shares of common stock.

  The 1999 Employee Stock Purchase Plan is administered by the board of directors and the compensation committee. All of our employees whose customary employment is for more than 20 hours per week and for more than five months in any calendar year and who have completed more than 90 days of employment with us on or before the first day of any six-month payment period are eligible to participate in the 1999 Employee Stock Purchase Plan. Outside directors and employees who would own 5% or more of the total combined voting power or value of our stock immediately after the grant may not participate in the 1999 Employee Stock Purchase Plan. To participate in the 1999 Employee Stock Purchase Plan, an employee must authorize us to deduct an amount not less than one percent nor more than 10 percent of a participant's total cash compensation from his or her pay during each six-month payment periods. The first payment period will commence on a date to be determined by the board of directors and end on December 31, 1999. Thereafter, the payment periods will commence on the first day of January and July and end on the last day of the following June and December, respectively, of each year, but in no case shall an employee be entitled to purchase more than 50 shares in any one payment period. The exercise price for the option granted in each payment period is 85% of the lesser of the average market price of the common stock on the first or last business day of the payment period, in either event rounded up to the nearest cent. If an employee is not a participant on the last day of the payment period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded. Options granted under the 1999 Employee Stock Purchase Plan may not be transferred or assigned. An employee's rights under the 1999 Employee Stock Purchase Plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment. No options have been granted to date under the 1999 Employee Stock Purchase Plan.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of our common stock as of September 30, 1999, and as adjusted to reflect the sale of the shares of common stock offered in this prospectus, by:

  .  each named executive officer;

  .  each of our directors;

  . each person known by us to be the beneficial owner of more than 5% of our common stock; and

  .  all executive officers and directors as a group.

  Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o MotherNature.com, Inc., One Concord Farms, 490 Virginia Road, Concord, Massachusetts 01742, and each beneficial owner has sole voting and investment power over the shares shown as beneficially owned except to the extent authority is shared by spouses under applicable law and except as set forth in the footnotes to the table.

  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock issuable by us to a person or entity listed in the table pursuant to options or warrants that may be exercised within 60 days after September 30, 1999 are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person or entity. However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person or entity.

  For purposes of calculating the percentage of common stock beneficially owned by any person, the number of shares deemed outstanding before the offering includes:

  .  shares of common stock outstanding as of September 30, 1999;

  . shares of common stock issuable upon the conversion of convertible preferred stock outstanding as of September 30, 1999; and

  . shares of common stock issuable upon the exercise of options and warrants which may be exercised by that person or entity within 60 days of September 30, 1999.

  For purposes of calculating the percentage beneficially owned by any person or entity, the number of shares deemed outstanding after the offering includes:

  .  all shares deemed to be outstanding before the offering; and

  .  shares being sold in this offering.

                                                         Percentage of Common
                                                           Stock Outstanding
                                                         ------------------------
                                       Number of Shares    Before        After
Name and Address of Beneficial Owner  Beneficially Owned  Offering      Offering
------------------------------------  ------------------ ----------    ----------
Executive Officers and
 Directors:
Michael I. Barach(1)............            225,383               2.0%          1.5%
Ross A. Love....................            198,364               1.8           1.3
Michael A. Greeley(2)...........            678,589               6.2           4.5
Keith M. Kerman(3)..............          1,245,319              11.3           8.3
Jason G. Olim(4)................             14,826                 *             *
Brent R. Knudsen(5).............                --                --            --
Marc D. Poirier(6)..............          1,245,319              11.3           8.3
All executive officers and
 directors as a group
 (12 persons)(7)................          3,723,664              33.4          24.4

Five Percent Stockholders:
CMG@Ventures II, LLC(8).........          1,245,319              11.3           8.3
 c/o CMGI, Inc.
 100 Brickstone Square
 Andover, MA 01810
Morgenthaler Venture Partners
 IV, L.P(9).....................          1,245,319              11.3           8.3
 50 Public Square
 Suite 2700
 Cleveland, OH 44113
Bessemer Venture Entities(10)...          1,245,319              11.3           8.3
 83 Walnut Street
 Wellesley, MA 02481
Rodale Inc. ....................            974,044               8.9           6.5
 33 East Minor Street
 Emmaus, PA 18098
North Castle Entities(11).......            750,559               6.8           5.0
 60 Arch Street
 Greenwich, CT 06830
Chestnut Hill Nature, LLC.......            678,589               6.2           4.5
 c/o GCC Investments, Inc.
 1300 Boylston Street
 Chestnut Hill, MA 02467
Pilinvest S.A...................            678,589               6.2           4.5
 c/o Group Arnault
 102 Rue Waelhem
 1030 Brussels
 Belgium
Covestco-AtEura, LLC............            678,589               6.2%          4.5%
 c/o Barnard & Co.
 590 Madison Avenue
 37th Floor
 New York, NY 10022

--------
*  Less than 1%

(1) Includes 153,928 shares held by Mr. Barach. Also includes 8,645 shares issuable upon exercise of a warrant held by Mr. Barach and 62,810 shares deemed to be beneficially owned by Mr. Barach pursuant to options exercisable within 60 days of September 30, 1999.

(2) Includes 678,589 shares held by Chestnut Hill Nature LLC, a wholly-owned subsidiary of GCC Investments, Inc. Mr. Greeley is a Senior Vice President of GCC Investments, Inc. and may be deemed to share voting and investment power with respect to all shares held by Chestnut Hill Nature LLC. Mr. Greeley disclaims beneficial ownership of such shares.

(3) Includes 1,236,674 shares held by Morgenthaler Venture Partners IV, L.P. Also includes 8,645 shares issuable upon exercise of a warrant held by Morgenthaler Venture Partners IV, L.P. Mr. Kerman is a General Partner of Morgenthaler Venture Partners IV, L.P. and may be deemed to share voting and investment power with respect to all shares held by Morgenthaler Venture Partners IV, L.P. Mr. Kerman disclaims beneficial ownership of such shares.

(4) Includes 4,020 shares deemed to be beneficially owned by Mr. Olim pursuant to options exercisable within 60 days of September 30, 1999.

(5) Does not include 712,423 shares held by North Castle Partners II, L.P., 17,572 shares held by NCP Co-Investment Fund, L.P., and 20,564 shares held by NCP-MNC, L.P. Mr. Knudsen is a limited partner of NCP GP II, L.P., which is the General Partner of North Castle Partners II, L.P., and Mr. Knudsen is a Managing Director of North Castle GP II, LLC, which serves as the general partner of NCP GP II, L.P. as well as NCP-MNC, L.P. Mr. Knudsen is also a Managing Director of NCP Co-Investment G. P., LLC, which is the general partner of NCP Co-Investment Fund, L.P. Mr. Knudsen does not share voting and investment power with respect to the shares held by North Castle Partners II, L.P., NCP Co-Investment Fund, L.P. and NCP-MNC, L.P.

(6) Includes 1,236,674 shares held by CMG@Ventures II, LLC. Also includes warrants for 8,645 shares issuable upon exercise of a warrant held by CMG@Ventures II, LLC. Mr. Poirier is a General Partner of CMG@Ventures Partners III, L.P. which is an affiliate of CMG@Ventures II, LLC. Mr. Poirier may be deemed to share voting and investment power with respect to all shares held by CMG@Ventures II, LLC. Mr. Poirier disclaims beneficial ownership of such shares.

(7) Includes 137,340 shares subject to options exercisable within 60 days of September 30, 1999 and 25,935 shares issuable upon exercise of warrants.

(8) Includes 1,236,674 shares held by CMG@Ventures II, LLC. Also includes 8,645 shares issuable upon exercise of a warrant held by CMG@Ventures II, LLC.

(9) Includes 1,236,674 shares held by Morgenthaler Venture Partners IV, L.P. Also includes 8,645 shares issuable upon exercise of a warrant held by Morgenthaler Venture Partners IV, L.P.

(10) Includes 693,266 shares held by Bessemer Venture Partners IV L.P., 424,831 shares held by Bessec Ventures IV L.P. and 118,577 shares held by Bessemer Venture Investors L.P. Also includes 4,323 shares issuable upon exercise of a warrant held by Bessemer Venture Partners IV L.P. and 4,322 shares issuable upon exercise of a warrant held by Bessec Ventures IV L.P.

(11) Includes 712,423 shares held by North Castle Partners II, L.P., 17,572 shares held by North Castle Co-Investment Fund, L.P. and 20,564 shares held by NCP-MNC, L.P.

                              CERTAIN TRANSACTIONS

  We believe that all of the transactions set forth below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates, will be approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board of directors, and will be on terms no less favorable to us than those that could be obtained from unaffiliated third parties.

Sales of Stock, Notes and Warrants

  Convertible Note and Warrant Financing. In May 1998, we issued and sold $400,000 of secured convertible promissory notes and warrants to purchase an aggregate of 34,580 shares of our common stock at an exercise price of $2.31 per share to five accredited investors. Pursuant to their terms, the notes converted into an aggregate of 1,290,323 shares of series A preferred stock upon the closing of the series A convertible preferred stock financing discussed below. Investors owning five percent or more of our shares and our Chief Executive Officer (who is also President and a director) who participated in this transaction include:

           Investor                              Promissory Note Warrant Shares
           --------                              --------------- --------------
   CMG@Ventures II, LLC.........................    $100,000         8,645
   Morgenthaler Ventures IV, L.P................    $100,000         8,645
   Bessemer Venture Entities....................    $100,000         8,645
   Michael Barach...............................    $100,000         8,645

  Marc Poirier, one of our directors, is a general partner of @Ventures III, L.P., which is an affiliate of CMG@Ventures II, LLC. Keith Kerman, one of our directors, is a general partner of Morgenthaler Venture Partners IV, L.P. Bessemer Venture Partners IV L.P., Bessec Ventures IV L.P. and Bessemer Venture Investors IV L.P. are affiliated entities, collectively own greater than 10% of our shares and are collectively referred to in this prospectus as the Bessemer Venture entities.

  Series A Preferred Stock Financing. In June 1998, we issued and sold an aggregate of 21,451,613 shares of series A preferred stock at a price per share of $0.31 to seven accredited investors. In July 1998, we issued and sold an additional 1,864,484 shares of series A preferred stock to nine accredited investors. The series A shares will be converted into an aggregate of 3,124,232 shares of common stock upon the closing of this offering. We sold 80,645 shares of series A preferred stock to Jason Olim, one of our directors, as part of this financing. Investors owning five percent or more of our shares who purchased shares of series A preferred stock and the number of shares each purchased, including shares issued upon conversion of the promissory notes discussed under the heading "Convertible Note and Warrant Financing" above, include:

                                                                   Number of
                                                                   Shares of
                                                   Number of     Common Stock
           Investor                             Series A Shares upon Conversion
           --------                             --------------- ---------------
   CMG@Ventures II, LLC........................    6,451,613        864,480
   Morgenthaler Venture Partners IV, L.P.......    6,451,613        864,480
   Bessemer Venture Entities...................    6,451,613        864,480
   Michael Barach..............................      483,871         64,836

  Series B-1 Preferred Stock Financing. In December 1998, we issued and sold 19,950,125 shares of series B-1 preferred stock at a price per share of $0.5213 to 13 accredited investors. In January 1999, we issued and sold an additional 3,069,250 shares of series B-1 preferred stock to one accredited investor. The series B-1 shares will be converted into an aggregate of 3,084,474 shares of common stock upon the closing of this offering. Brent Knudsen, one of our directors, is a limited partner of NCP GP II, L.P., which is the General Partner of North Castle Partners II, L.P., and Mr. Knudsen is a Managing Director of North Castle GP II, LLC, which serves as the general partner of NCP GP II, L.P., as well as NCP-MNC, L.P. Mr. Knudsen is also a Managing Director of NCP Co-Investment G.P., LLC, which is the general partner of NCP Co-Investment Fund, L.P. North Castle Partners II, L.P., North Castle Co-Investment Fund, L.P. and NCP-MNC, L.P. are collectively referred to in this prospectus as the North Castle entities. NCP-MNC, L.P. purchased 3,069,250 shares of series B-1 preferred stock. Investors owning five percent or more of our shares who purchased shares of series B-1 preferred stock and the number of shares each purchased include:

                                                                   Number of
                                                                   Shares of
                                               Number of Series  Common Stock
           Investor                               B-1 Shares    upon Conversion
           --------                            ---------------- ---------------
   CMG@Ventures II, LLC.......................    2,397,852         321,299
   Morgenthaler Venture Partners IV, L.P. ....    2,397,852         321,299
   Bessemer Venture Entities..................    2,397,852         321,299
   North Castle Entities......................    3,069,250         411,264

  Series C Preferred Stock Financing. In May 1999, we issued and sold 18,409,629 shares of series C preferred stock at a price per share of $2.2787 to 16 accredited investors. These shares will be converted into an aggregate of 2,846,686 shares of common stock upon the closing of this offering, after giving effect to the amendment to our certificate of incorporation described below under the heading "Changes in Preferred Stock Conversion Features." Mr. Michael Greeley, one of our directors, is a Senior Vice President of GCC Investments, Inc., which wholly-owns Chestnut Hill Nature, LLC. Chestnut Hill Nature, LLC purchased 4,388,468 shares of series C preferred stock. Investors owning five percent or more of our shares who purchased shares of series C preferred stock and the number of shares purchased include:

                                                               Number of Shares
                                                               of Common Stock
           Investor                  Number of Series C Shares  upon Conversion
           --------                  ------------------------- ----------------
   CMG@Ventures II, LLC.............           329,136              50,895
   Morgenthaler Venture Partners,
    L.P. ...........................           329,136              50,895
   Bessemer Venture Entities........           329,136              50,895
   North Castle Entities............         2,194,234             339,295
   Covestco-AtEura LLC..............         4,388,468             678,589
   Pilinvest S.A. ..................         4,388,468             678,589
   Chestnut Hill Nature, LLC........         4,388,468             678,589

  Registration Rights. In connection with the preferred stock financings, we granted registration rights to the preferred stockholders. See "Description of Securities - Registration Rights."

Changes in Preferred Stock Conversion Features

  On July 30, 1999, we filed an amendment to our certificate of incorporation increasing the number of shares of common stock into which each share of series C preferred stock will automatically convert in connection with a public offering of our equity securities from approximately 0.13 shares of common stock to approximately 0.14 shares of common stock, subject to certain conditions related to the offering. At the same time, holders of our series A shares, series B-1 shares and series C shares agreed to automatic conversion of their series A shares, series B-1 shares and series C shares, respectively, into shares of our common stock effective upon the closing of this offering.

  On October 18, 1999, our Board of Directors approved, subject to stockholder approval, an amendment to our certificate of incorporation increasing the number of shares of common stock into which each share of series C preferred stock will automatically convert in connection with a public offering of our equity securities from approximately 0.14 shares of common stock to approximately 0.15 shares of common stock, subject to certain conditions related to the offering. This amendment to our certificate of incorporation also prevents any further adjustments to the number of shares of common stock issuable upon conversion of the series C preferred stock.

Agreements with Affiliates of CMG@Ventures II, LLC

  We have a Web site hosting agreement with NaviSite, Inc. and have an online advertising agreement with Lycos, Inc. During fiscal 1998 and the nine months ended September 30, 1999, we paid service fees to NaviSite of $22,643 and $68,079, respectively, and advertising fees to Lycos of $318,325 and $214,365, respectively. NaviSite is a majority owned subsidiary of CMGI, Inc. and approximately 17% of Lycos is owned by CMGI and its affiliates. CMGI, through its venture capital fund CMG@Ventures II, LLC, owns greater than five percent of our outstanding common stock.

Employment Agreement

  For a description of our employment agreement with Michael Barach, please see "Management--Employment Agreement."

Certain Agreements

  In connection with Ross Love's resignation of employment on August 7, 1998, we entered into a termination agreement whereby we agreed to pay Mr. Love salary continuation in the amount of $70,000 per year through May 31, 2000, forgive $21,100 in indebtedness incurred by Mr. Love while he was an employee, pay up to $3,000 of Mr. Love's relocation expenses and accelerate the vesting of Mr. Love's incentive stock options to purchase 15,662 shares of our common stock.

Relationship with Rodale

  For a description of our relationship with Rodale, please see "Business--Our Relationship with Rodale."

                           DESCRIPTION OF SECURITIES

  The following description of our capital stock and certain provisions of our restated certificate of incorporation and by-laws are summaries and are qualified by reference to the restated certificate and the restated by-laws that will become effective upon the closing of this offering. Copies of these documents have been filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering.

  Upon the completion of this offering, our authorized capital stock will consist of 93,300,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share.

Common Stock

  As of September 30, 1999, there were 10,974,370 shares of common stock outstanding and held of record by 62 stockholders, assuming conversion of all outstanding shares of preferred stock. In addition, we have reserved an aggregate of 1,695,728 shares of common stock for issuance under our 1998 Stock Plan, 368,485 shares of common stock for issuance under our 1999 Stock Plan, 100,496 shares of common stock for issuance under our 1999 Employee Stock Purchase Plan and 159,938 shares of common stock for issuance upon the exercise of outstanding common stock purchase warrants.

  The holders of common stock are entitled to one vote for each share of common stock held of record on our books for the election of directors and on all matters submitted to a vote of stockholders. The holders of common stock are entitled to receive ratably dividends, if any, when, as and if declared by the board of directors out of assets legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. Upon our dissolution, liquidation or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities, subject to the preferential rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. Upon the closing of this offering, there will be no shares of preferred stock outstanding.

Preferred Stock

  Upon the closing of this offering, the board of directors will be authorized, without further vote or action by the stockholders, to issue from time to time up to an aggregate of 1,000,000 shares of preferred stock in one or more series and to fix or alter the designations, rights, preferences and privileges and any qualifications, limitations or restrictions of the shares of each such series of preferred stock, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control. We have no present plans to issue any shares of preferred stock.

Warrants

  In April 1998, we issued warrants to purchase an aggregate of 40,199 shares of our common stock at an exercise price of $0.07 per share, exercisable at any time prior to April 29, 2003. These warrants include a cashless exercise feature, and the holders are entitled to certain customary antidilution protection, including adjustments to the number of shares of common stock issuable upon exercise of the warrants in the event of a subdivision or combination of the common stock or the payment of a stock dividend on our common stock.

  In May 1998, we issued warrants to purchase an aggregate of 34,580 shares of our common stock at an exercise price of $2.31 per share, exercisable at any time prior to May 1, 2006. These warrants include a cashless exercise feature, and the holders are entitled to certain customary antidilution protection, including adjustments to the number of shares of common stock issuable upon exercise of the warrants in the event of a subdivision or combination of our common stock or payment of a stock dividend on our common stock. These warrants were issued in connection with our convertible note and warrant financing. See "Certain Transactions-- Sales of Stock, Notes and Warrants." The holders of the warrants are entitled to registration rights pursuant to the registration rights agreement with respect to the shares of common stock issuable upon exercise of the warrants. These registration rights are the same as those afforded the parties to the registration rights agreement. The registration rights agreement and applicable registration rights are discussed below under the heading "Registration Rights."

  In connection with a subordinated loan and equipment lease financing in December 1998, we issued warrants to purchase an aggregate of 66,359 shares of common stock at an exercise price of $3.75 per share, exercisable at any time prior to the earlier of December 4, 2005 or three years from the effective date of our initial public offering. The warrants include a cashless exercise feature, and the holders are entitled to certain customary antidilution protection, including adjustments to the number of shares of common stock issuable in the event of a merger or sale of assets, reclassification of shares, subdivision or combination of our common stock or payment of a stock dividend on our common stock. The holder of the warrants is entitled to registration rights pursuant to the registration rights agreement with respect to the shares of common stock issuable upon exercise of the warrants. These registration rights are the same as those afforded the parties to the registration rights agreement. The registration rights agreement and applicable registration rights are discussed below under the heading "Registration Rights."

  In May 1999, we issued a warrant to purchase an aggregate of 18,376 shares of our common stock at an exercise price per share of $20.41, exercisable at any time prior to May 12, 2004. This warrant includes a cashless exercise feature, and the holder is entitled to certain customary antidilution protection, including adjustments to the number of shares of common stock issuable upon exercise of the warrant in the event of a subdivision or combination of our common stock or payment of a stock dividend on our common stock. Pursuant to antidilution adjustments, an additional 6,320 shares of common stock will be issuable under the warrant and the current exercise price of the warrant is $16.38 per share, subject to certain conditions related to the offering. The holder of the warrants is entitled to registration rights pursuant to the registration rights agreement with respect to the shares of common stock issuable upon exercise of the warrants. These registration rights are the same as those afforded the parties to the registration rights agreement. The registration rights agreement and applicable registration rights are discussed below under the heading "Registration Rights."

  In June 1999, we issued a warrant to purchase an aggregate of up to 804 shares of our common stock at an exercise price per share of $18.65, exercisable at any time prior to June 22, 2002. This warrant includes a cashless exercise feature, and the holder is entitled to certain customary antidilution protection, including adjustments to the number of shares of common stock issuable upon exercise of the warrant in the event of a subdivision or combination of our common stock or payment of a stock dividend on our common stock.

Convertible Note

  Pursuant to the loan agreement with our subordinated lender, we granted the lender the right to convert, on one occasion, up to 30% of the original aggregate principal amount of all advances under the loan agreement into shares of our common stock at an exercise price of $3.73 per share. This conversion option expires on December 4, 1999. The maximum amount that we are entitled to borrow under the loan agreement is $3,000,000. As of the date of this prospectus, we have not borrowed any money under the loan agreement. The lender is entitled to registration rights pursuant to the registration rights agreement with respect to the shares of common stock issuable upon exercise of the conversion option. The registration rights agreement and applicable registration rights are discussed below under the heading "Registration Rights."

Registration Rights

  Pursuant to the terms of a registration rights agreement, after this offering, the holders of approximately 10,316,892 shares of common stock, warrants to acquire 125,635 shares of common stock and options to acquire 326,409 shares of common stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the registration rights agreement, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, the holders are entitled to notice of such registration and are entitled to include shares of their common stock therein. Additionally, the holders are entitled to certain demand registration rights pursuant to which they may require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock, and we are required to use our best efforts to effect that registration. We are not required to effect more than two of these demand registrations. In addition, the holders are entitled to demand registration rights pursuant to which they may require us to file a registration statement under the Securities Act on Form S-3 at our expense with respect to their shares of common stock, and we are required to use our best efforts to effect that registration. We are not required to effect more than one of these Form S-3 demand registrations in any twelve-month period. All of these registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and our right not to effect a requested registration within six months following any offering of our securities, including this offering. In addition, our obligation to register shares of common stock terminates immediately with respect to a security holder holding 2% or less of our outstanding shares, provided that all shares held by the holder may be publicly sold within a three-month period pursuant to the Securities Act. In any event, all registration rights terminate four years from the date of this prospectus.

Anti-Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and By-laws

  We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 of Delaware law prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" is defined as a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

  In addition, some provisions of the restated certificate and restated by-laws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might deem to be in his or her best interest. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

  Stockholder Action; Special Meeting of Stockholders. The restated certificate of incorporation provides that stockholders may not take action by written consent, but only at a duly called annual or special meeting of stockholders. The restated certificate of incorporation further provides that special meetings of our stockholders may be called only by the chairman of the board of directors, and in no event may the stockholders call a special meeting. Thus, without approval by the board of directors or chairman, stockholders may take no action between meetings.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations. The restated by-laws provide that a stockholder seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of this intention in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the first anniversary of the date of our notice of annual meeting provided with respect to the previous year's annual meeting of stockholders. However, if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days from the time contemplated at the time of the previous year's proxy statement, then a proposal shall be received no later than the close of business on the 10th day following the date on which notice of the date of the meeting was mailed or a public announcement was made, whichever first occurs. The restated by-laws also include a similar requirement for making nominations at special meetings and specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

  Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to certain limitations imposed by the Nasdaq National Market. These additional shares may be utilized for a variety of corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

  Super-majority Voting. Delaware law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, require a greater percentage. We have provisions in our restated certificate of incorporation and restated by-laws which require a super-majority vote of the stockholders to amend, revise or repeal anti-takeover provisions.

Limitation of Liability and Indemnification Matters

  Our restated certificate of incorporation provides that, to the extent permitted by Delaware law, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director. Under Delaware law, the directors have a fiduciary duty to us that is not eliminated by this provision of the certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to us, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or that involve intentional misconduct or knowing violations of law, for action leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws.

  Our restated certificate of incorporation further provides for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware corporate law, provided that this provision shall not eliminate or limit the liability of a director:

  . for any breach of the director's duty of loyalty to the corporation or its stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  .  arising under Section 174 of the Delaware corporate law; or

  . for any transaction from which the director derived an improper personal benefit.

Transfer Agent and Registrar

  Upon the closing of this offering, the transfer agent and registrar for the common stock will be ChaseMellon Shareholder Services, LLC.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has not been any public market for our common stock, and we make no prediction as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of equity securities.

  Upon the closing of this offering, we will have an aggregate of 15,074,370 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares purchased by "affiliates" (as that term is defined in Rule 144 under the Securities Act), may only be sold in compliance with the limitations described below. The remaining 10,974,370 shares of common stock will be deemed "restricted securities" as defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, including Rule 144(k), or Rule 701 promulgated under the Securities Act, which rules are summarized below. Giving effect to the lock-up agreements described below and the provisions of Rule 144, including Rule 144(k), and Rule 701, shares will be available for sale in the public market as follows:

     Number
   of Shares  Date
   ---------  ----
      181,767 Immediately after the date of this prospectus
      249,423 At various times after 90 days from the date of this prospectus (Rules 144 and 701)
   10,543,180 At various times after 180 days from the date of this prospectus (subject, in some cases, to volume limitations)

  In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate of ours, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the
then outstanding shares of common stock, approximately   shares immediately
after this offering, or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to restrictions. In addition, a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of ours, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

  Our directors and officers and stockholders holding an aggregate of 10,536,480 shares in the aggregate have agreed that they will not offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock without the prior written consent of Bear, Stearns & Co. Inc. for a period of 180 days from the date of this prospectus.

  Any of our employees or consultants who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus. As of September 30, 1999, the holders of options exercisable for approximately 132,298 shares of common stock will be eligible to sell their shares on the expiration of the 180-day lockup period or subject in some cases to vesting of such options. In addition, the holders of warrants exercisable for approximately 159,938 shares of common stock will be eligible to sell their shares pursuant to Rule 144 at various times beginning 90 days after the date of this prospectus.

  We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under our stock plans. We expect to file the registration statement covering shares offered pursuant to the 1998 Stock Plan, the 1999 Stock Plan and the 1999 Employee Stock Purchase Plan within 180 days after the date of this prospectus, permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act.

  We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of the prospectus, except that we may issue, and grant options to purchase, shares of common stock under the 1998 Stock Plan, the 1999 Stock Plan and the 1999 Employee Stock Purchase Plan. In addition, we may issue shares of common stock in connection with any acquisition of, or strategic relationship with, another company if the terms of issuance provide that such common stock shall not be resold prior to the expiration of the 180-day period referenced in the preceding sentence.

  Following this offering, holders of 10,316,892 shares of outstanding common stock will have demand registration rights with respect to their shares of common stock, subject to the 180-day lock-up arrangement described above, to require us to register their shares in any future registration of our securities. See "Description of Securities -- Registration Rights."

                                  UNDERWRITING

Underwriting Agreement

  Subject to the terms and conditions set forth in an agreement among the underwriters and us, each of the underwriters named below, through their representatives Bear, Stearns & Co. Inc., Hambrecht & Quist LLC and Wit Capital Corporation, has severally agreed to purchase from us the aggregate number of shares of our common stock set forth opposite its name below:

                                                                       Number
       Underwriter                                                    of Shares
       -----------                                                    ---------
   Bear, Stearns & Co. Inc...........................................
   Hambrecht & Quist LLC.............................................
   Wit Capital Corporation...........................................
                                                                      ---------
     Total........................................................... 4,100,000
                                                                      =========

  The underwriting agreement provides that the obligations of the several underwriters are subject to approval of various legal matters by their counsel and to various other conditions, including delivery of legal opinions by our counsel, the delivery of a letter by our independent auditors and the accuracy of the representations and warranties made by us in the underwriting agreement. Under the underwriting agreement, the underwriters are obliged to purchase and pay for all of the above shares of our common stock if any are purchased.

Public Offering Price

  The underwriters propose to offer the shares of our common stock directly to the public at the offering price set forth on the cover page of this prospectus and at that price less a concession not in excess of $ per share of common stock to other dealers who are members of the National Association of Securities Dealers, Inc. The underwriters may allow, and those dealers may reallow, concessions not in excess of $ per share of common stock to certain other dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. Our common stock is offered subject to receipt and acceptance by the underwriters and subject to other conditions, including the right to reject orders in whole or in part. The underwriters have informed us that the underwriters do not expect to confirm sales of common stock to any accounts over which they exercise discretionary authority.

  The following table summarizes the per share and total public offering price of the shares of common stock in the offering, the underwriting compensation to be paid to the underwriters by us and the proceeds of the offering, before expenses, to us. The information presented assumes either no exercise or full exercise by the underwriters of their over-allotment option.

                                                                Total
                                                       -----------------------
                                                         Without      With
                                                          Over-       Over-
                                             Per Share  allotment   allotment
                                             --------- ----------- -----------
   Public offering price....................  $12.00   $49,200,000 $56,580,000
   Underwriting discounts and commissions
    payable by us...........................    0.84     3,444,000   3,960,600
                                              ------   ----------- -----------
   Proceeds, before expenses, to us.........  $11.16   $45,756,000 $52,619,400
                                              ======   =========== ===========

  The underwriting discount and commission per share is equal to the public offering price per share of our common stock less the amount paid by the underwriters to us per share of common stock.

  We estimate total expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $750,000.

Over-Allotment Option to Purchase Additional Shares

  We have granted a 30-day over-allotment option to the underwriters to purchase up to an aggregate of 615,000 additional shares of our common stock exercisable at the offering price less the underwriting discounts and commissions, each as set forth on the cover page of this prospectus. If the underwriters exercise this option in whole or in part, then each of the underwriters will be obligated to purchase additional shares of common stock in proportion to their respective purchase commitments as shown in the table set forth above, subject to various conditions.

Indemnification and Contribution

  The underwriting agreement provides that we will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act or will contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

  Our directors and officers and stockholders holding 10,536,480 shares have agreed that they will not offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock in the public market without the prior written consent of Bear, Stearns & Co. Inc. for a period of 180 days from the date of this prospectus.

  In addition, we have agreed that for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of Bear, Stearns & Co. Inc, offer, sell or otherwise dispose of any shares of common stock, except that we may issue, and grant options to purchase, shares of common stock under the 1998 Stock Plan, the 1999 Stock Plan and the 1999 Employee Stock Purchase Plan. In addition, we may issue shares of common stock in connection with any acquisition of, or strategic relationship with, another company if the terms of such issuance provide that such common stock shall not be resold prior to the expiration of the 180-day period referenced in the preceding sentence.

Nasdaq National Market Quotation

  Prior to this offering, there has been no public market for our common stock. Consequently, the initial offering price for the common stock will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in those negotiations, the primary factors will be our results of operations in recent periods, estimates of our prospects and the industry in which we compete, an assessment of our management, the general state of the securities markets at the time of this offering and the prices of similar securities of generally comparable companies. We have applied for approval for the quotation of our common stock on the Nasdaq National Market, under the symbol "MTHR." We cannot assure you, however, that an active or orderly trading market will develop for the common stock or that the common stock will trade in the public market subsequent to this offering at or above the initial offering price.

Stabilization, Syndicate Short Position and Penalty Bids

  In order to facilitate this offering, certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than we have actually sold to them. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

Reserved Share Program

  At our request, the underwriters have reserved for sale at the initial public offering price up to 307,500 shares of common stock to be sold in this offering for sale to our directors, officers, employees, business associates, vendors and related persons. Purchases of reserved shares are to be made through an account at Bear, Stearns & Co. Inc. in accordance with Bear, Stearns & Co. Inc.'s procedures for opening an account and transacting in securities. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not purchased by our directors, officers, employees, business associates, vendors and related persons will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

Wit Capital Corporation

  Wit Capital Corporation, a member of the National Association of Securities Dealers, Inc., will participate in the offering as one of the underwriters. The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997. Since that time, Wit Capital has acted as an underwriter, e-Manager or selected dealer in over 125 public offerings. Except for its participation as a manager in this offering, Wit Capital has no relationship with MotherNature.com, Inc., or any of its founders or significant stockholders.

                                 LEGAL MATTERS

  The validity of the shares of common stock offered hereby will be passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Boston,
Massachusetts.

                                    EXPERTS

  Our financial statements and schedule as of December 31, 1998 and 1997, and for the three years in the period ending December 31, 1998 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act with respect to the shares of common stock to be sold in this offering. As permitted by the Securities Exchange Commission's rules and regulations, this prospectus does not contain all the information set forth in the registration statement. For further information regarding our company and the shares of common stock to be sold in this offering, please refer to the registration statement and the contracts, agreements and other documents filed as exhibits to the registration statement.

  You may read and copy all or any portion of the registration statement or any other information that we file at the Securities Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities Exchange Commission. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the Securities Exchange Commission's Web site (http://www.SEC.gov).

  As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

  We intend to furnish to our stockholders annual reports containing financial statements audited by an independent public accounting firm.

                             MOTHERNATURE.COM, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of Independent Public Accountants.................................  F-2

Balance Sheets as of December 31, 1997 and 1998 and September 30, 1999
 (Unaudited).............................................................  F-3

Statements of Operations for the Years Ended December 31, 1996, 1997 and
 1998 and for the Nine Months Ended September 30, 1998 and 1999
 (Unaudited).............................................................  F-4

Statements of Shareholders' Equity (Deficit) for the Years Ended December
 31, 1996, 1997 and 1998 and for the Nine Months Ended September 30, 1999
 (Unaudited).............................................................  F-5

Statements of Cash Flows for the Years Ended December 31, 1996, 1997 and
 1998 and for the Nine Months Ended September 30, 1998 and 1999
 (Unaudited).............................................................  F-6

Notes to Financial Statements............................................  F-7

After the reverse stock split discussed in Note 7 is effected, we expect to be in a position to render the following audit report.

/s/ Arthur Andersen LLP

November 4, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

  To MotherNature.com, Inc.:

  We have audited the accompanying balance sheets of MotherNature.com, Inc. (a Delaware corporation) as of December 31, 1998 and 1997, and the related statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MotherNature.com, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


Boston, Massachusetts
February 17, 1999, except as to the
eleventh paragraph of Note 7 which
is as of       .

                             MotherNature.com, Inc.

                                 BALANCE SHEETS

                             December 31,
                         ----------------------
                                                                        Pro Forma
                                                                   Shareholders' Equity
                                                 September 30,  (Deficit) at September 30,
                           1997        1998          1999                  1999
                         ---------  -----------  -------------  --------------------------
                                                  (unaudited)          (unaudited)
         ASSETS
CURRENT ASSETS:
 Cash and cash
  equivalents........... $   4,241  $11,243,943  $ 27,647,394
 Accounts receivable....     6,961       10,914       113,363
 Subscription
  receivable............        --    1,600,000            --
 Inventories............    30,635       27,752     2,344,855
 Prepaid expenses.......        --      172,348       250,204
                         ---------  -----------  ------------
   Total current
    assets..............    41,837   13,054,957    30,355,816
                         ---------  -----------  ------------
Property and equipment,
 net....................    48,176      383,856     2,167,799
Intangible assets.......        --           --    16,693,562
Other assets............       293       22,800       617,422
                         ---------  -----------  ------------
   Total assets......... $  90,306  $13,461,613  $ 49,834,599
                         =========  ===========  ============
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable....... $  75,504  $    31,794  $  4,817,470
 Accrued expenses.......     4,481      681,356     6,930,490
 Accrued compensation...     6,835      126,742       667,283
 Other current
  liabilities...........        --        2,250            --
 Current portion of
  notes payable.........    15,400       14,492         5,411
 Current portion of
  capital lease
  obligations...........     5,056        4,416           528
                         ---------  -----------  ------------
   Total current
    liabilities.........   107,276      861,050    12,421,182
Long-term portion of
 notes payable..........    44,517       13,142        11,204
Long-term portion of
 capital lease
 obligations............    16,609        7,949         1,096
Shareholder advances
 payable................    13,804           --            --
Commitments and
 contingencies (NOTE 9)
SHAREHOLDERS' EQUITY
 (DEFICIT):
 Preferred stock, $0.01
  par value--
  Authorized--
  67,588,911 shares
  Issued and
  outstanding--
  23,316,097 series A
  shares, 23,019,375
  series B-1 shares and
  18,409,629 series C
  shares; entitled to
  $7,227,990,
  $12,000,000 and
  $41,950,022 in
  liquidation,
  respectively..........        --      463,354       647,450                   --
 Common stock, $0 and
  $0.01 par value in
  1997 and 1998,
  respectively, and
  $0.01 par value in
  1999--Authorized--
  93,300,000 shares
  Issued and
  outstanding--685,634
  and 669,972 shares in
  1998 and 1997,
  respectively,
  1,918,978 in 1999,
  and 10,974,370 in
  1999, pro forma.......        --        6,856        19,190               109,744
Additional paid-in
 capital................   148,313   18,960,159    77,417,844            82,533,408
Deferred compensation...        --           --      (438,888)             (438,888)
Accumulated deficit.....  (240,213)  (6,850,897)  (40,244,479)          (44,803,147)
                         ---------  -----------  ------------          ------------
   Total shareholders'
    equity (deficit)....   (91,900)  12,579,472    37,401,117            37,401,117
                         =========  ===========  ============          ============
   Total liabilities and
    shareholders'
    equity.............. $  90,306  $13,461,613  $ 49,834,599
                         =========  ===========  ============

   The accompanying notes are an integral part of these financial statements.

                             MotherNature.com, Inc.

                            STATEMENTS OF OPERATIONS

                                                               Nine Months Ended
                             Years Ended December 31,            September 30,
                          --------------------------------  -------------------------
                            1996      1997        1998         1998          1999
                          --------  ---------  -----------  -----------  ------------
                                                                  (unaudited)
Net sales...............  $ 21,489  $ 193,064  $   476,549  $ 371,160    $  2,589,048
Cost of sales...........    10,681     71,484      417,998      225,423     2,263,738
                          --------  ---------  -----------  -----------  ------------
  Gross profit..........    10,808    121,580       58,551      145,737       325,310
Operating expenses:
  Selling and
   marketing............     3,564     98,137    3,001,483    1,593,111    25,296,221
  Product development...        --         --    2,135,570    1,360,559     4,454,763
  General and
   administrative.......    87,925    174,725    1,596,663      819,188     4,627,644
                          --------  ---------  -----------  -----------  ------------
    Total operating
     expenses...........    91,489    272,862    6,733,716    3,772,858    34,378,628
                          --------  ---------  -----------  -----------  ------------
    Operating loss......   (80,681)  (151,282)  (6,675,165)  (3,627,121)  (34,053,318)
Interest income.........        --         --      110,113       66,112       768,921
Interest expense........        --     (8,250)     (45,632)     (31,074)     (109,185)
                          --------  ---------  -----------  -----------  ------------
    Net loss............  $(80,681) $(159,532) $(6,610,684) $(3,592,083) $(33,393,582)
                          ========  =========  ===========  ===========  ============
Basic and diluted net
 loss per common share..  $  (0.19) $   (0.25) $     (9.83) $     (5.36) $     (39.43)
                          ========  =========  ===========  ===========  ============
Pro forma basic and
 diluted net loss per
 common share...........  $  (0.19) $   (0.25) $     (2.67) $     (1.87) $      (2.40)
                          ========  =========  ===========  ===========  ============
Shares used to compute
 basic and diluted net
 loss per common share..   430,474    650,607      672,289      669,972       846,953
                          ========  =========  ===========  ===========  ============
Shares used to compute
 pro forma basic and
 diluted net loss per
 common share...........   430,474    650,607    2,479,964    1,920,989    13,892,245
                          ========  =========  ===========  ===========  ============


   The accompanying notes are an integral part of these financial statements.

                            MotherNature.com, Inc.

             STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT) FOR THE
  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND FOR THE NINE MONTHS ENDED
                        SEPTEMBER 30, 1999 (UNAUDITED)

                      Preferred Stock     Common Stock
                    ------------------- ------------------ Additional Paid-   Deferred    Accumulated   Total Shareholders'
                      Share     Amount   Shares    Amount     in Capital     Compensation    Deficit      Equity (Deficit)
                    ---------- -------- ---------  ------- ---------------- ------------- ------------  -------------------
BALANCE, December
31, 1995..........          -- $     --   133,994  $    --   $       200      $      --   $         --      $       200
                    ---------- -------- ---------  -------   -----------      ---------   ------------      -----------
 Issuance of
 common stock for
 services
 rendered.........          --       --   502,479       --        75,000             --             --           75,000
 Net loss.........          --       --       --        --            --             --        (80,681)         (80,681)
                    ---------- -------- ---------  -------   -----------      ---------   ------------      -----------
BALANCE, December
31, 1996..........          --       --   636,473       --        75,200             --        (80,681)          (5,481)
 Issuance of
 common stock.....          --       --    13,399       --        25,000             --             --           25,000
 Issuance of
 common stock in
 connection with a
 note.............          --       --    10,050       --        18,750             --             --           18,750
 Issuance of
 common stock for
 services
 rendered.........          --       --    10,050       --        18,750             --             --           18,750
 Deemed capital
 contribution.....          --       --        --       --        10,613             --             --           10,613
 Net loss.........          --       --        --       --            --             --       (159,532)        (159,532)
                    ---------- -------- ---------  -------   -----------      ---------   ------------      -----------
BALANCE, December
31, 1997..........          --       --   669,972       --       148,313             --       (240,213)         (91,900)
 Retirement of
 common stock in
 connection with
 reincorporation..          --       --  (669,972)      --      (148,313)            --             --         (148,313)
 Issuance of
 common stock in
 connection with
 reincorporation..          --       --   669,972    6,700       141,613             --             --          148,313
 Issuance of
 detachable
 warrants for
 Secured
 Convertible Note
 Financing........          --       --        --       --         2,416             --             --            2,416
 Conversion of
 promissory notes
 into Series A
 convertible
 preferred stock..   1,290,323   12,903        --       --       384,681             --             --          397,584
 Issuance of
 Series A
 convertible
 preferred stock,
 net of issuance
 costs............  21,854,839  218,548        --       --     6,516,452             --             --        6,735,000
 Exercise of
 common stock
 options..........         --        --    15,662      156         3,351             --             --            3,507
 Conversion of
 loans and
 advances into
 Series A
 convertible
 preferred stock..     170,935    1,709        --       --        51,281             --             --           52,990
 Compensation
 expense related
 to common stock
 options..........          --       --        --       --        24,855             --             --           24,855
 Issuance of
 detachable
 warrants for
 Series A
 convertible
 preferred stock..          --       --        --       --       106,065             --             --          106,065
 Issuance of
 Series B-1
 convertible
 preferred stock,
 net of issuance
 costs............  23,019,375  230,194        --       --    11,729,445             --             --       11,959,639
 Net loss.........          --       --        --       --            --             --     (6,610,684)      (6,610,684)
                    ---------- -------- ---------  -------   -----------      ---------   ------------      -----------
BALANCE, December
31, 1998..........  46,335,472  463,354   685,634    6,856    18,960,159             --     (6,850,897)      12,579,472
 Additional costs
 of Series B-1
 convertible
 preferred stock
 issuance.........          --       --        --       --       (21,261)            --             --          (21,261)
 Exercise of
 common stock
 options and
 warrants.........          --       --   259,300    2,593        64,133             --             --           66,726
 Issuance of
 Series C
 convertible
 preferred stock,
 net of issuance
 costs............  18,409,629  184,096        --       --    40,820,153             --             --       41,004,249
 Compensation
 expense related
 to common stock
 options and
 warrants.........          --       --        --       --       267,132             --             --          267,132
 Deferred
 compensation.....          --       --        --       --       550,314       (550,314)            --               --
 Amortization of
 deferred
 compensation.....          --       --        --       --            --        111,426             --          111,426
 Issuance of
 common stock in
 connection with
 Rodale alliance
 (Note 3).........          --       --   974,044    9,741    16,777,214             --             --       16,786,955
 Net loss.........          --       --        --       --            --             --    (33,393,582)     (33,393,582)
                    ---------- -------- ---------  -------   -----------      ---------   ------------      -----------
BALANCE, September
30, 1999
(unaudited).......  64,745,101 $647,450 1,918,978  $19,190   $77,417,844      $(438,888)  $(40,244,479)     $37,401,117
                    ========== ======== =========  =======   ===========      =========   ============      ===========

  The accompanying notes are an integral part of these financial statements.

                             MotherNature.com, Inc.

                            STATEMENTS OF CASH FLOWS

                                                              Nine Months Ended
                            Years Ended December 31,            September 30,
                         --------------------------------  -------------------------
                           1996      1997        1998         1998          1999
                         --------  ---------  -----------  -----------  ------------
                                                                 (unaudited)
OPERATING ACTIVITIES:
Net loss...............  $(80,681) $(159,532) $(6,610,684) $(3,592,083) $(33,393,582)
Adjustments to
 reconcile net loss to
 net cash used in
 operating activities-
 Depreciation and
  amortization.........     1,364      9,039      850,112       50,932       459,308
 Common stock issued
  for services
  rendered.............    75,000     18,750           --           --            --
 Loss on disposal of
  equipment............        --         --       33,265        9,743        32,399
 Compensation expense
  relating to common
  stock options and
  warrants.............        --         --       24,855       20,182       267,132
 Amortization of
  deferred
  compensation.........        --         --           --           --       111,426
 Amortization of debt
  discount.............        --      4,228       18,045           --         4,787
 Amortization of in-
  tangible assets......        --         --           --           --       413,393
Changes in operating
 assets and
 liabilities-
 Accounts receivable...        --     (5,861)      (3,953)     (30,490)     (102,449)
 Inventories...........      (799)   (29,836)       2,883      (34,079)   (2,317,103)
 Prepaid expenses......      (734)        --      (41,283)     (14,415)     (100,356)
 Intangible assets.....        --         --           --           --      (320,000)
 Other assets..........        --         --      (22,507)     (20,905)     (594,622)
 Accounts payable......     3,094     72,410      (43,710)    (150,214)    4,785,676
 Accrued expenses......        75      4,406      678,950      524,622     6,249,134
 Accrued
  compensation.........        --      6,835      119,907       (2,967)      540,541
 Other current
  liabilities..........        --         --        2,250           --        (2,250)
                         --------  ---------  -----------  -----------  ------------
   Net cash used in
    operating
    activities.........    (2,681)   (79,561)  (4,991,870)  (3,239,674)  (23,966,566)
                         --------  ---------  -----------  -----------  ------------
INVESTING ACTIVITIES:
 Purchases of property
  and equipment........    (5,500)   (28,391)  (1,214,057)    (280,848)   (2,253,150)
                         --------  ---------  -----------  -----------  ------------
FINANCING ACTIVITIES:
 Cash paid to secure
  financing............        --         --      (30,000)          --            --
 Repayments of capital
  lease obligations....        --     (2,582)      (9,300)      (8,177)      (10,741)
 Proceeds from
  shareholder advances
  payable..............     4,382      8,322           --           --            --
 Proceeds from
  (repayment of) notes
  payable..............     4,650     80,402      (13,217)     (13,134)      (15,806)
 Proceeds from Secured
  Convertible
  Promissory Note
  Financing............        --         --      400,000      400,000            --
 Proceeds from Series
  A Preferred
  Financing, net of
  issuance costs.......        --         --    6,735,000    6,802,694            --
 Proceeds from Series
  B-1 Preferred
  Financing, net of
  issuance costs.......        --         --   10,359,639           --     1,578,739
 Proceeds from Series
  C Preferred
  Financing, net of
  issuance costs.......        --         --           --           --    41,004,249
 Proceeds from
  exercise of common
  stock options........        --         --        3,507           --        66,726
 Loans to officers ....        --         --           --      (17,550)           --
 Proceeds from
  issuance of common
  stock................        --     25,000           --           --            --
                         --------  ---------  -----------  -----------  ------------
   Net cash provided by
    financing
    activities.........     9,032    111,142   17,445,629    7,163,833    42,623,167
                         --------  ---------  -----------  -----------  ------------
   Net increase in cash
    and cash
    equivalents........       851      3,190   11,239,702    3,643,311    16,403,451
CASH AND CASH
 EQUIVALENTS, BEGINNING
 OF PERIOD.............       200      1,051        4,241        4,241    11,243,943
                         --------  ---------  -----------  -----------  ------------
CASH AND CASH
 EQUIVALENTS, END OF
 PERIOD................  $  1,051  $   4,241  $11,243,943  $ 3,647,552  $ 27,647,394
                         ========  =========  ===========  ===========  ============
SUPPLEMENTAL DISCLOSURE
 OF NONCASH FINANCING
 ACTIVITY:
 Conversion of loans
  and advances into
  preferred stock......  $     --  $      --  $    52,990  $        --  $         --
                         ========  =========  ===========  ===========  ============
 Issuance of common
  stock in connection
  with Rodale
  alliance.............  $     --  $      --  $        --  $        --  $ 16,786,955
                         ========  =========  ===========  ===========  ============
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
 Cash paid during the
  year for interest....  $     --  $     740  $    19,030  $     5,615  $      2,351
                         ========  =========  ===========  ===========  ============
 Cash paid during the
  year for taxes.......  $     --  $      --  $        --  $        --  $     37,500
                         ========  =========  ===========  ===========  ============

   The accompanying notes are an integral part of these financial statements.

                             MotherNature.com, Inc.

                         NOTES TO FINANCIAL STATEMENTS

                    December 31, 1998 and September 30, 1999

        (Information at September 30, 1999 and for the nine months ended September 30, 1999 and 1998 is unaudited)

(1) Summary of Significant Accounting Policies

 Description of Business

  MotherNature.com, Inc. (MotherNature.com or the Company), formerly Mother Nature's General Store, Inc., is an online retail store and information site for vitamins, supplements, minerals and other natural and healthy living products. The Company currently offers approximately 13,000 products on its site and can special order additional products through its supplier relationships. MotherNature.com also provides educational and authoritative news and information about its products and healthy living in general.

  The Company, originally incorporated in the Commonwealth of Pennsylvania in December 1995, reincorporated in the State of Delaware in June 1998 prior to its first round of financing. Since its inception, the Company has incurred significant losses and as of September 30, 1999 had an accumulated deficit of approximately $40.2 million. The Company has incurred costs to develop and enhance its technology, to create, introduce and enhance its Web site, to establish marketing and distribution relationships and to build its administrative organization. The Company intends to continue to invest heavily in marketing and promotion, development of its Web site, technology and administrative organization. As a result, the Company believes that it will incur substantial operating losses for the foreseeable future. There can be no assurance that the Company will be able to generate sufficient revenues to achieve or sustain profitability in the future.

  The Company has been funded principally from the issuance of preferred stock in June/July 1998, December 1998/January 1999 and May 1999 (the Series A, B-1, and C Preferred Financings) in the amounts of $7.2 million, $12.0 million and $42.0 million, respectively (see Note 8).

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of net sales and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  Cash equivalents are carried at cost plus accrued interest, which approximates fair value. The Company considers all highly liquid investments with an original maturity date of three months or less to be cash equivalents.

 Revenue Recognition

  Net sales, which consist primarily of vitamins, supplements, minerals, and other natural and healthy living products sold via the Internet, include outbound shipping and handling charges incurred by the customer and are recognized at the time of shipment. The Company generally does not extend credit to customers, except through third-party credit cards. Credit card sales account for approximately 99% of total sales. Credit under these accounts is extended by third parties, and accordingly, the Company bears no financial risk under these agreements except in the case of fraud. The Company's agreements with third-party credit companies provide for the electronic processing of credit approvals and the electronic submission of transactions. Upon the submission of these transactions to the credit card companies, payment is transmitted to the Company's bank account. Accordingly, the Company records these amounts as cash upon the electronic submission of the

                             MotherNature.com, Inc.

                    December 31, 1998 and September 30, 1999

        (Information at September 30, 1999 and for the nine months ended September 30, 1999 and 1998 is unaudited)

transaction to the appropriate processing agency. Payment from the credit card companies usually occurs within three to five days and the obligations are reflected in accounts receivable during that waiting period. Due primarily to the credit card sales, the Company has historically experienced only immaterial and infrequent bad debt write-offs. As such, no allowance for doubtful accounts is recorded.

  Sales are recorded net of returns, promotional discounts and coupons. Company policy is to record a sales returns reserve for anticipated future returns; however, prior to the Company's quarter ended June 30, 1999, sales returns have been immaterial and were consequently netted from revenue as incurred.

 Inventories

  Inventories are stated at the lower of cost or market and are valued using the first-in, first-out (FIFO) method. Cost of sales includes purchased merchandise and outbound freight incurred by the Company.

 Selling and Marketing Expense

  Selling and marketing expense includes advertising and promotional expenditures, including sales commissions paid as part of the affiliates program, Web content expenditures, including third-party content license fees, fulfillment facility expenses and payroll and related expenses for personnel engaged in marketing, fulfillment and customer service operations. Advertising expenditures are expensed as incurred as such efforts historically have not met the direct-response criteria required for capitalization. MotherNature.com advertising to date has related primarily to building brand awareness, including traditional media advertising such as television, radio, print and billboards and promotions. Total advertising and promotion costs for the years ended December 31, 1996, 1997 and 1998, and for the nine months ended September 30, 1998 and 1999, were $0, $257 and $1,900,561, and $960,648 and $20,218,401, respectively.

 Product Development Expense

  Product development expense includes payroll and related expenses for merchandising, Web site development, Web design and information technology personnel and related infrastructure.

 Stock-Based Compensation

  Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, requires that stock awards granted subsequent to January 1, 1995 be recognized as compensation expense based on their fair value at the date of grant. Alternatively, a company may use Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and disclose pro forma income amounts that would have resulted from recognizing such awards at their fair value. The Company has elected to account for stock-based compensation expense under APB No. 25 and make the required pro forma disclosures for compensation (see Note 8).

 Income Taxes

  The Company records income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates. A valuation allowance has been established against the deferred tax assets because the Company believes it is more likely than not that the benefit will not be realized.

                             MotherNature.com, Inc.

                    December 31, 1998 and September 30, 1999

        (Information at September 30, 1999 and for the nine months ended September 30, 1999 and 1998 is unaudited)


 Fair Value of Financial Instruments

  The Company's financial instruments include cash and cash equivalents, accounts receivable, notes payable, capital lease obligations, and accounts payable, and are carried at cost or carrying value. These amounts were not materially different from their fair values. The Company used a discounted cash flows methodology to calculate the fair value of the notes payable and capital leases.

 Net Loss Per Share

  Basic net loss per share is computed by dividing net loss by the weighted number of common shares outstanding for all periods presented. Diluted net loss per share reflects the dilutive effect of shares under option plans, warrants and convertible preferred stock. Potentially dilutive shares outstanding during the period have been excluded from diluted net loss per share because their effect would be anti-dilutive. Pro forma net loss per share is computed using the weighted average number of common shares outstanding, including both the pro forma effects of the automatic conversion of the Company's convertible preferred stock into shares of the Company's common stock and certain antidilution adjustments (see Note 13), effective upon the closing of the Company's initial public offering as if such conversion occurred on June 10, 1998, or at the date of the original issuance, if later.

  The weighted average common shares outstanding, the dilutive effect of outstanding stock options and warrants, the pro forma weighted average number of common shares outstanding, and the shares under option plans, warrants and convertible preferred stock which were antidilutive for the periods ended December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999 are as follows:

                                                           Nine Months Ended
                                Years Ended December 31,     September 30,
                                ------------------------- --------------------
                                 1996    1997     1998      1998       1999
                                ------- ------- --------- --------- ----------
Weighted average common shares
 used in basic EPS
 calculation..................  430,474 650,607   672,289   669,972    846,953
Additional weighted average
 common shares used in diluted
 EPS calculation..............       --      --        --        --         --
Weighted average convertible
 preferred shares assumed to
 convert to common shares.....       --      -- 1,807,675 1,251,017 13,045,292
                                ------- ------- --------- --------- ----------
Weighted average common shares
 used in pro forma basic and
 diluted EPS calculations.....  430,474 650,607 2,479,964 1,920,989 13,892,245
                                ======= ======= ========= ========= ==========
Shares under option plans,
 warrants and convertible
 preferred stock excluded in
 computation of diluted
 earnings per share due to
 antidilutive effects.........       --      -- 7,524,152 4,169,020 10,582,338
                                ======= ======= ========= ========= ==========

  All share amounts in the table above give retroactive effect to the reverse stock split of October 1999. (See Note 8. )

 Unaudited Interim Information

  The financial information as of September 30, 1999, and for the nine months ended September 30, 1998 and 1999 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such period. The interim results are not necessarily indicative of results for the year.

                             MotherNature.com, Inc.

                    December 31, 1998 and September 30, 1999

        (Information at September 30, 1999 and for the nine months ended September 30, 1999 and 1998 is unaudited)



 Comprehensive Income

  Comprehensive income is defined as the change in net assets of a business enterprise during a period from transactions generated from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company had no material other comprehensive income in any of the periods presented.

 Segment Information

  The Company complies with the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The Company identifies its operating segments based on business activities and management responsibility. The Company operates in a single business segment selling vitamins, supplements, minerals and other natural and healthy living products online. International sales were less than 8% of revenues in all periods.

 New Accounting Pronouncements

  In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, requiring computer software costs associated with internal-use software to be expensed as incurred until certain capitalization criteria are met. The Company adopted SOP 98-1 for the year ended December 31, 1998. Adoption of this statement did not have a material impact on the Company's financial position or results of operations. In accordance with SOP 98-1, approximately $32,000 and $14,500 of software costs were capitalized and expensed during 1998, respectively.

  In April 1998, the AICPA issued SOP 98-5, Reporting on Costs of Start-up Activities, requiring all costs associated with preopening, preoperating and organization activities to be expensed as incurred. The Company has adopted the statement for the year ended December 31, 1998 and has expensed all costs of start-up activities. However, as SOP 98-5 is consistent with the Company's existing policy, there is no cumulative effect of a change in accounting principal in the accompanying financial statements.

  In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. As issued, SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, with earlier application encouraged. In May 1999, the FASB delayed the effective date of SFAS No. 133 for one year, to fiscal years beginning after June 15, 2000. The Company does not currently nor does it intend in the future to issue derivative instruments and therefore does not expect that the adoption of SFAS No. 133 will have any impact on its financial position or results of operations.

(2) Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation. Expenditures that significantly improve or extend the life of an asset are capitalized. Maintenance and repairs are charged to expense when incurred. Depreciation of property and equipment is calculated on the straight-line basis over an estimated useful life of two to five years. Leasehold improvements and equipment under capital leases are amortized over the shorter of the related lease term or the useful life of the asset.

                             MotherNature.com, Inc.

                    December 31, 1998 and September 30, 1999

        (Information at September 30, 1999 and for the nine months ended September 30, 1999 and 1998 is unaudited)



  Property and equipment consist of the following:

                                                December 31,
                                              -----------------
                                                                 September 30,
                                               1997      1998        1999
                                              -------  --------  -------------
   Computer equipment and software........... $20,831  $419,489   $2,287,607
   Office equipment and furniture............  13,009    27,910      270,830
   Equipment under capital lease.............  24,298    18,413        5,924
   Leasehold improvements....................      --    16,800       96,317
   Motor vehicle.............................      --        --       20,931
                                              -------  --------   ----------
                                               58,138   482,612    2,681,609
   Less -- Accumulated depreciation and
    amortization.............................  (9,962)  (98,756)    (513,810)
                                              -------  --------   ----------
                                              $48,176  $383,856   $2,167,799
                                              =======  ========   ==========

  For the years ended December 31, 1996, 1997 and 1998, depreciation expense was $1,217, $8,745 and $845,112, respectively. For the nine months ended September 30, 1998 and 1999, depreciation expense was $50,932 and $436,808, respectively. The net book value of property and equipment under capital leases was $21,829 and $11,748 at December 31, 1997 and 1998, respectively, and $12,866 and $1,316 at September 30, 1998 and 1999, respectively. Amortization expense for assets under capital lease was $0, $2,469, $4,472, $4,032 and $1,481 for the years ended December 31, 1996, 1997, 1998 and the nine months ended September 30, 1998 and 1999, respectively. Amortization expense for assets under capital lease has been included in depreciation expense for all periods.

(3) Rodale Alliance

  In September 1999, the Company entered into a strategic relationship with Rodale Inc. whereby the Company issued 974,044 shares of common stock in exchange for rights to reproduce certain content, the right to utilize certain customer lists and the provision of certain advertising services. The shares issued at the close of the transaction were valued at approximately $16.8 million or $17.23 per share. In addition, the Company has paid an aggregate of $320,000 as one-time licensing fees with respect to the reproduction of certain Rodale content which was authorized by third parties. The Company's Board of Directors had an independent valuation performed to assist in the allocation of the consideration paid for the various intangible rights and assets acquired from Rodale Inc. The value of the customer lists, advertisements and inserts were based on market prices. Any residual value was assigned to the value of the content.

  The Company's intangible assets, and their estimated useful lives, consist of the following:

                                        December 31,
                                        ---------------
                                                          September 30,  Useful
                                         1997     1998        1999        Life
                                        ------   ------   ------------- --------
   Customer lists......................     --       --    $ 2,101,584   7 Years
   Prevention advertisements...........     --       --      1,137,000  10 Years
   Inserts.............................     --       --        463,731  10 Years
   Content ............................     --       --     13,404,640   3 Years
                                        ------   ------    -----------
                                                            17,106,955
   Accumulated amortization............    (--)     (--)      (413,393)
                                        ------   ------    -----------
                                         --          --    $16,693,562
                                        ======   ======    ===========

                             MotherNature.com, Inc.

                    December 31, 1998 and September 30, 1999

        (Information at September 30, 1999 and for the nine months ended September 30, 1999 and 1998 is unaudited)

  In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, the carrying value of intangible assets will be periodically reviewed by the Company and impairments will be recognized when the expected future operating cash flows derived from such intangible assets is less than their carrying value.

(4) Accrued Expenses

  Accrued expenses consist of the following:

                                                    December 31,
                                                   --------------- September 30,
                                                    1997    1998       1999
                                                   ------ -------- -------------
   Accrued professional services.................. $1,200 $236,757  $1,082,735
   Accrued marketing..............................     --  243,299   4,840,481
   Other accrued expenses.........................  3,281  201,300   1,007,274
                                                   ------ --------  ----------
                                                   $4,481 $681,356  $6,930,490
                                                   ====== ========  ==========

(5) Employee Benefit Plans

  The Company has a savings plan (the 401(k) Plan), which qualifies as a defined contribution arrangement under Section 401(a), 401(k) and 501(a) of the Internal Revenue Code. Under the 401(k) Plan, participating employees may defer a percentage (not to exceed 15%) of their eligible pretax earnings up to the Internal Revenue Service's annual contribution limit. All employees on the payroll of the Company are eligible to participate in the 401(k) Plan. The Company will determine its contributions, if any, based on its current profits and/or retained earnings; however, no contributions have been made since the inception of the 401(k) Plan.

(6) Debt

  In December 1998, the Company entered into a loan and security agreement (the Loan Agreement) with a bank (the Bank) to borrow up to $500,000 under a revolving credit facility (the Credit Facility) and/or a 36-month equipment term loan facility (the Equipment Loan). The interest rate per year on the Credit Facility is equal to the Bank's prime rate for the initial six months of the Credit Facility, and the Bank's prime rate plus 25 basis points thereafter. The interest rate per year on the Equipment Loan is equal to the Bank's prime rate plus 75 basis points. The Bank's prime rate as of September 30, 1999 was 8.25%. On the first advance date of the Equipment Loan, the Company may, at its option, elect a fixed interest rate on the Equipment Loan, at a rate determined by the Bank, which shall thereafter be applicable to all advances under the Equipment Loan. After the last advance date, the unpaid principal balance of the Equipment Loan is payable in 30 monthly installments of principal plus interest. As security for the loan, the Bank has a perfected security interest in all of the Company's personal property and in all proceeds and products thereof. To date, the Company has used the Credit Facility to fund corporate credit card expenses which under the terms of the Credit Facility may not exceed $175,000 at any time and are required to be repaid on a monthly basis.

  In December 1998, the Company entered into a subordinated loan and security agreement (the Subordinated Loan Agreement) with a commercial lender (the Commercial Lender). The Subordinated Loan Agreement allows the Company to borrow up to $3 million, during the one-year period beginning December 1998, in minimum installments of $250,000 each, at an interest rate of prime plus 50 basis points per year, fixed at the time of the advance. The Commercial Lender's prime rate as of September 30, 1999 was 8.25%. Interest on each advance is due and payable in 12 equal monthly installments, followed by 24 equal monthly

                             MotherNature.com, Inc.

                    December 31, 1998 and September 30, 1999

        (Information at September 30, 1999 and for the nine months ended September 30, 1999 and 1998 is unaudited)

installments of principal and interest. As a condition to entering into the Subordinated Loan Agreement, the Commercial Lender required the Company to pay a commitment fee equal to 1% of the total amount available for borrowing, which the Company has capitalized in the accompanying balance sheet. As security for the loan, the Commercial Lender has a perfected secondary security interest in the Company's personal property and in all proceeds and products thereof. In addition, the Commercial Lender may convert, on one occasion only, up to 30% of the original aggregate principal amount of all advances under the Subordinated Loan Agreement into shares of common stock at a price of $3.73 per share. To date, the Company has had no outstanding borrowings under the Subordinated Loan Agreement. In connection with the Subordinated Loan Agreement, the Company issued warrants to the Commercial Lender to purchase 63,960 shares of common stock with an exercise price of approximately $3.73 per share. These warrants are exercisable until the earlier of the seventh anniversary of the date of the Subordinated Loan Agreement or the third anniversary of the effective date of the Company's initial public offering. These warrants were valued using the Black-Scholes option-pricing model (see Note 8).

  In addition, the Company also entered into a master lease agreement (the Lease Agreement) with the Commercial Lender. Pursuant to the Lease Agreement, the Commercial Lender has agreed to lease to the Company certain equipment specifically approved by the Commercial Lender, during the one-year period beginning December 1998, up to an aggregate purchase price of $300,000. The term of the lease is 48 months, and the Company will have the option at the expiration of the initial term of the equipment lease to purchase all of the equipment for a purchase price not to exceed 15% of the equipment cost. As of December 31, 1998, and as of September 30, 1999, the Company had no outstanding borrowings under the Lease Agreement. Borrowings under the Lease Agreement will be accounted for as capital leases when such borrowings occur. In connection with the Lease Agreement, the Company issued warrants to purchase 2,399 shares of common stock with an exercise price of approximately $3.75 per share. These warrants are exercisable until the earlier of the seventh anniversary of the date of the Lease Agreement or the third anniversary of the effective date of the Company's initial public offering. These warrants were valued using the Black-Scholes option-pricing model (see Note 8).

(7) Note Payable

  In 1997, the Company borrowed $35,000 from a vendor in the form of a promissory note (the Note), payable in monthly installments of $2,000 at an interest rate of 10% per year, commencing January 1, 1999. The Company also issued a total of 20,100 shares of common stock to the vendor, 10,050 of which related to the Note. The estimated value of the common stock was recorded as an original issue discount on the Note and will be amortized over the term of the Note. At December 31, 1997 and 1998, and at September 30, 1999, the balance on the Note, net of the original issue discount, was $19,860 and $27,634, and $16,615, respectively.

(8) Shareholders' Equity

 Reincorporation and Authorized Capital

  Prior to June 1998, the Company was incorporated in the Commonwealth of Pennsylvania with authorized capital of 10,000,000 shares of no par value common stock. In June 1998, the Company reincorporated in the state of Delaware with authorized capital of 40,000,000 shares of $0.01 par value common stock and 47,490,000 shares of $0.01 par value preferred stock. In May 1999, the Company increased its authorized common stock to 86,000,000 shares and increased its authorized preferred stock to 67,588,911 shares. In September 1999, the Company increased its authorized common stock to 93,300,000 shares.

                             MotherNature.com, Inc.

                    December 31, 1998 and September 30, 1999

        (Information at September 30, 1999 and for the nine months ended September 30, 1999 and 1998 is unaudited)



 Preferred Stock

  The Company has authorized Series A Preferred, Series B-1 Preferred, Series B-2 Preferred and Series C Preferred. In the event of a public offering of the Company's equity securities effective on or before December 31, 1999 and resulting in gross proceeds to the Company of $20,000,000 or greater, each outstanding share of Series A Preferred, Series B-1 Preferred and Series B-2 Preferred will automatically convert into approximately 0.13 shares of common stock as described below, and under the circumstances described in Note 12, the Series C Preferred will automatically convert into approximately 0.15 shares of common stock.

  In June and July 1998, the Company issued 21,854,839 shares of Series A Preferred at a price of $0.31 per share in conjunction with the Series A Preferred Financing and 1,290,323 shares of Series A Preferred in conjunction with the conversion of $400,000 in principal amount of secured convertible notes. Additionally, in July and November 1998, the Company issued 170,935 shares of Series A Preferred in consideration for the forgiveness of shareholder advances and loans payable. The Series A Preferred is convertible at the option of the holder, at any time, at a rate of approximately 0.13 shares of common stock for one share of Series A Preferred, subject to certain antidilution adjustments.

  In December 1998 and January 1999, the Company issued 19,950,125 and 3,069,250 shares of Series B-1 Preferred, respectively, at a price of $0.5213 per share in conjunction with the Series B-1 Preferred Financing. The shares issued in January 1999 were issued pursuant to a binding agreement entered into in December 1998 and have been included in the total shares of Series B-1 Preferred in the accompanying financial statements at December 31, 1998. The Series B-1 Preferred is convertible at the option of the holder, at any time, at a rate of approximately 0.13 shares of common stock for one share of Series B-1 Preferred, subject to certain antidilution adjustments.

  In May 1999, the Company issued 18,409,629 shares of Series C Preferred at a price of $2.2787 per share in conjunction with the Series C Preferred Financing. The Series C Preferred is convertible at the option of the holder, at any time, at a rate of approximately 0.15 shares of common stock for one share of Series C Preferred, subject to certain antidilution adjustments (see
Note 13).

Voting

  Each share of Series A Preferred, Series B-1 Preferred, Series B-2 Preferred and Series C Preferred entitles the holder to the number of votes per share as equals the number of shares of common stock into which each share of preferred stock is convertible.

Dividends

  The holders of Series A Preferred, Series B-1 Preferred, Series B-2 Preferred and Series C Preferred are entitled to receive, when and if declared by the Board of Directors, quarterly dividends at the rate of $0.0186, $0.0313, $0.03 and $0.1367 per share, respectively. The preferred dividends are not cumulative. For the year ended December 31, 1998, and for the nine months ended September 30, 1999, the Company did not declare any dividends.

Liquidation

  In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A Preferred, Series B-1 Preferred, Series B-2 Preferred and Series C Preferred are entitled to receive, in preference to the holders of common stock, any distribution of assets of the Company in an amount per share equal to $0.31, $0.5213, $0.50, and $2.2787 respectively, plus any declared but unpaid dividends.

                             MotherNature.com, Inc.

                    December 31, 1998 and September 30, 1999

        (Information at September 30, 1999 and for the nine months ended September 30, 1999 and 1998 is unaudited)



 Common Stock

  Each share of common stock entitles the holder to one vote per share. In April 1998, the Company effected a 5,000-for-1 stock split in the form of a stock dividend. All references in the financial statements to the number of shares and to per share amounts have been retroactively restated to reflect these changes.

  In September 1999, the Company entered into a strategic relationship with Rodale Inc. whereby the Company issued 974,044 shares of common stock in exchange for access to certain Rodale Inc. content, customer lists and advertising. See Note 3.

  In October 1999, the Company's Board of Directors declared a reverse stock split of 1 share for every 7.463 shares of common stock then outstanding. The stock split will become effective at the date the Company's registration statement for its initial public offering is declared effective. Accordingly, the accompanying financial statements and footnotes have been restated to reflect the stock split.

 Warrants

  In April 1998, the Company issued warrants to purchase an aggregate of 40,199 shares of common stock at an exercise price of $0.07 per share, fair market value of common stock at date of grant, to a founding employee of the Company and to a non-employee, early contributor to the Company. These warrants expire on April 29, 2003. Using the Black-Scholes option-pricing model, the warrants issued to the non-employee were valued at $50, which was recorded as expense in 1998. In July 1999, 6,700 warrants were exercised by a non-employee.

  In May 1998, the Company issued detachable warrants, in connection with a $400,000 secured convertible note financing (the Secured Convertible Note Financing) to purchase 34,580 shares of common stock at an exercise price of $2.31 per share. Using the Black-Scholes option pricing model, the warrants were valued at approximately $2,400 and were fully expensed at the conversion date, June 10, 1998. These warrants expire on May 1, 2006.

  As consideration for the Subordinated Loan Agreement and the Lease Agreement, the Commercial Lender received warrants to purchase 66,359 shares of common stock at a price of approximately $3.75 per share, fair market value of preferred stock at date of grant (see Note 5). Using the Black-Scholes option-pricing model, the warrants were valued at $106,065 and were included in prepaid expenses, net of amortization, on the balance sheet at December 31, 1998. The expense will be amortized over the term of the Subordinated Loan Agreement and the Lease Agreement.

  In May 1999, the Company issued warrants, in connection with the services provided by an investment bank (the Investment Bank) for the Series C Preferred Financing, to purchase 18,376 shares of common stock at an exercise price of $20.41 per share, subject to adjustment of the conversion price of the Series C Preferred (see Note 12). As a result of the events described in Note 12, the option is currently exercisable for 24,696 shares of common stock at an exercise price of $16.38 per share. These warrants expire on May 12, 2004. Using the Black-Scholes option-pricing model, the warrants issued to the Investment Bank were valued at $200,438, which was recorded as a reduction to the Series C Preferred Financing proceeds received in 1999.

  In June 1999, the Company issued warrants, in connection with a lease agreement entered into with a landlord (the Landlord), to purchase an aggregate of up to 804 shares of the Company's common stock at an exercise price per share of $18.65, fair market value of the common stock at the date of grant. The warrants are exercisable at any time prior to June 22, 2002. Using the Black-Scholes option-pricing model, the warrants issued to the landlord were valued at $9,665, which was recorded as expense in 1999.

                             MotherNature.com, Inc.

                    December 31, 1998 and September 30, 1999

        (Information at September 30, 1999 and for the nine months ended September 30, 1999 and 1998 is unaudited)



 Stock Options

  In June 1998, the Company adopted the MotherNature.com, Inc. 1998 Stock Plan, as amended in June 1998 (the Plan), which authorizes the Company to grant options to purchase up to an aggregate of 929,653 shares of common stock. Later in June 1998, the Plan was amended to increase the aggregate number of shares of common stock issuable under the Plan to 1,274,554, and in May 1999, the Plan was amended again to increase the number of shares issuable under the Plan to 1,695,728. Under the Plan, incentive and nonqualified stock options, awards of stock and opportunities to make direct purchases of stock may be granted to employees, officers, directors, independent contractors and consultants. Generally, options are granted by the Company's Board of Directors or the Compensation Committee of the Board of Directors. Each outstanding option granted under the Plan expires at various dates, not to exceed 10 years from the date of grant, and becomes exercisable in varying installments as determined by the Board of Directors, or the Compensation Committee of the Board of Directors, at the date of grant. In July 1999, the Board of Directors adopted the 1999 Stock Plan, which was approved by our stockholders in October 1999 (see Note 14).

  In 1998, and for the nine months ended September 30, 1999, the Company granted nonqualified stock options to purchase a total of 3,886 shares and 43,282 shares, respectively, of common stock to non-employees under the Plan with immediate vesting. As prescribed by SFAS No. 123, the options were valued, using the Black-Scholes option-pricing model, at $1,305, and $254,149, respectively, which was recorded as expense in the Company's statements of operations. In addition, in 1998 the Company granted nonqualified stock options to purchase a total of 294,788 shares of common stock to non-employees under the Plan with a three-year vesting period as follows: 34% immediately and an additional 22% after years one, two and three. Using the Black-Scholes option-pricing model, these options were valued at $60,000 and will be amortized to expense over the vesting period. For the year ended December 31, 1998 and the nine months ended September 30, 1999, $23,500 and $3,318, respectively, was recorded as expense. During 1999, all the unvested options related to these grants were cancelled.

  The following table summarizes the Company's stock option activity:

                                                                        Weighted
                                                                        Average
                                                             Number of  Exercise
                                                              Shares     Price
                                                             ---------  --------
   Balance, December 31, 1997...............................        --   $   --
     Options granted........................................ 1,367,512     0.30
     Options canceled.......................................  (158,806)    0.22
     Options exercised......................................   (15,662)    0.22
                                                             ---------
   Balance, December 31, 1998............................... 1,193,044     0.21
     Options granted........................................   757,358    16.55
     Options canceled.......................................  (330,803)    1.90
     Options exercised......................................  (252,591)    0.26
                                                             ---------   ------
   Balance, September 30, 1999.............................. 1,367,008   $ 8.93
                                                             =========   ======

  Options granted during the period ended September 30, 1999 resulted in a total deferred compensation amount of $550,314. This amount will be recognized as compensation expense over the vesting period. During the nine months ended September 30, 1999, such compensation expense amounted to $111,426. At December 31, 1998 and September 30, 1999, 65,848 and 60,467 shares of common stock, respectively, were available for future grant under the Plan.

                             MotherNature.com, Inc.

                    December 31, 1998 and September 30, 1999

        (Information at September 30, 1999 and for the nine months ended September 30, 1999 and 1998 is unaudited)



  The following table summarizes information about options outstanding and exercisable at September 30, 1999:

                            Weighted
                             Average
                            Remaining     Weighted                   Weighted
Exercise         Options   Contractual    Average       Options      Average
 Prices        Outstanding    Life     Exercise Price Exercisable Exercise Price
--------       ----------- ----------- -------------- ----------- --------------
$0.22........     481,624  8.78 years      $ 0.22        83,101       $ 0.22
$0.75........     216,649  9.24 years      $ 0.75         3,551       $ 0.75
$2.99........      88,839  9.31 years      $ 2.99         9,380       $ 2.99
$5.22........       9,862  9.34 years      $ 5.22         3,564       $ 5.22
$7.46........      36,062  9.48 years      $ 7.46         4,438       $ 7.46
$14.93.......      63,649  9.62 years      $14.93         2,814       $14.93
$18.66.......      34,036  9.73 years      $18.66        12,529       $18.66
$22.39.......     436,287  9.86 years      $22.39        12,921       $22.39
                ---------                               -------
$0.22-22.39..   1,367,008  9.32 years      $ 8.93       132,298       $ 5.03
                =========                               =======

  If the Company had accounted for the Plan and for the warrants issued in connection with the Secured Convertible Note Financing in accordance with SFAS No. 123, the Company's net loss and net loss per share would have been increased to the following pro forma amounts:

                                                              Nine Months Ended
                            Years Ended December 31,            September 30,
                         --------------------------------  -------------------------
                           1996      1997        1998         1998          1999
                         --------  ---------  -----------  -----------  ------------
Net loss, as reported... $(80,681) $(159,532) $(6,610,684) $(3,592,083) $(33,393,582)
Net loss, pro forma..... $(80,681) $(159,532) $(6,651,747) $(3,597,581) $(33,826,652)
Basic and diluted net
 loss per common share,
 as reported............ $  (0.19) $   (0.25) $     (9.83) $     (5.36) $     (39.43)
Basic and diluted net
 loss per common share,
 pro forma.............. $  (0.19) $   (0.25) $     (2.67) $     (1.87) $      (2.40)
Basic and diluted net
 loss per common share,
 pro forma, for
 convertible preferred
 shares................. $  (0.19) $   (0.25) $     (2.68) $     (1.87) $      (2.43)

  The fair value of each option grant and of the warrants issued in connection with the Secured Convertible Note Financing was calculated using the Black-Scholes option-pricing model. For the year ended December 31, 1998 and the nine months ended September 30, 1999 the weighted average value was calculated using an expected life of approximately four years (two years for non-qualified stock options), a dividend yield of 0%, a risk-free interest rate of 5.40% and a volatility of 100%. The weighted-average fair value of options granted during 1998 and for the nine months ended September 30, 1999, using the Black-Scholes option-pricing model, was $0.2120 and $11.6555, respectively.

(9) Commitments and Contingencies

  The Company currently leases office and distribution center facilities and fixed assets under noncancelable operating and capital leases. Rental expense under operating lease agreements for 1996, 1997 and 1998 was $0, $4,000 and $81,400, respectively. Rental expense under operating lease agreements for the nine months ended September 30, 1998 and 1999 was $46,200 and $231,598, respectively.

                             MotherNature.com, Inc.

                    December 31, 1998 and September 30, 1999

        (Information at September 30, 1999 and for the nine months ended September 30, 1999 and 1998 is unaudited)



  Future minimum commitments as of December 31, 1998 are as follows:

                             Capital Operating
                             Leases   Leases   Advertising
                             ------- --------- -----------
   Year ending December 31,
   1999....................  $ 5,297 $101,450   $494,640
   2000....................    4,175   98,750         --
   2001....................    3,053   52,500         --
   2002....................    1,527       --         --
   2003....................       --       --         --
   Thereafter..............       --       --         --
                             ------- --------   --------
   Total minimum lease and
    advertising payments...   14,052 $252,700   $494,640
                             ------- --------   --------
   Less--Interest..........    1,687
                             -------
   Present value of net
    minimum lease pay-
    ments..................   12,365
   Less--Current portion...    4,416
                             -------
   Long-term capital lease
    obligation.............  $ 7,949
                             =======

  As of September 30, 1999, the Company had media purchase commitments, which consist of offline advertising, totalling approximately $11,800,000. The offline advertising includes primarily television, radio and print advertising commitments, which will expire over the remainder of 1999.

  From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues for contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims of which the outcome is expected to result in a material adverse effect in the financial position or results of operations of the Company.

(10) Income Taxes

  Due to losses incurred since inception of the Company, there is no income tax provision or payable in any of the periods presented. As of December 31, 1998, the Company had approximately $6.3 million of federal tax net operating loss carryforwards, which begin to expire in 2011. As of September 30, 1999, the Company had approximately $37.8 million of federal tax net operating loss carryforwards, which begin to expire in 2011. The net deferred tax asset of the Company related to the net operating losses is approximately $141,000 and $2.5 million, and $15.2 million, as of December 31, 1997 and 1998, and September 30, 1999, respectively. A full valuation allowance was established for the deferred tax asset, as realization of the tax benefit is not assured.

                             MotherNature.com, Inc.

                    December 31, 1998 and September 30, 1999

        (Information at September 30, 1999 and for the nine months ended September 30, 1999 and 1998 is unaudited)



  Significant items giving rise to deferred tax assets and deferred tax liabilities at December 31, 1997, 1998, and September 30, 1999, are as follows:

                                             December 31,
                                         ----------------------
                                                                 September 30,
                                           1997        1998          1999
                                         ---------  -----------  -------------
Deferred tax assets--
  Nondeductible accruals................ $      --  $   162,374  $    274,967
  Nondeductible reserves................        --           --       245,170
  Intangible assets.....................        --           --       405,774
  Other deferred tax assets.............       100       (1,553)       31,032
  Net operating loss carryforwards......   140,637    2,526,000    15,230,463
                                         ---------  -----------  ------------
    Total deferred tax assets...........   140,737    2,686,821    16,187,406
Deferred tax liabilities................        --       (5,708)       (1,259)
Valuation allowance.....................  (140,737)  (2,681,113)  (16,186,147)
                                         ---------  -----------  ------------
Total net deferred tax assets
 (liabilities).......................... $      --  $        --  $         --
                                         =========  ===========  ============

  In addition, the Company's utilization of its net operating loss carryforwards may be limited pursuant to the Tax Reform Act of 1986, due to cumulative changes in ownership in excess of 50%, as defined.

(11) Significant Suppliers

  The Company purchases a majority of its product from two suppliers. These suppliers accounted for approximately 51% of the Company's inventory purchases in 1998 and 60% for the nine months ended September 30, 1999. One of these suppliers accounted for 44% of the Company's inventory purchases in 1997. The Company has no long-term contracts or arrangements with any of its vendors that guarantee the availability of merchandise, the continuation of particular payment terms or the extension of credit limits. There can be no assurance that the Company's current vendors will continue to sell merchandise to the Company on current terms or that the Company will be able to establish new or extend current vendor relationships to ensure acquisition of merchandise in a timely and efficient manner and on acceptable credit terms.

(12) Related Party Transactions

  The Company leases office space from a shareholder under a noncancelable operating lease. For the years ended December 31, 1996, 1997 and 1998, rent expense on this lease was $0, $4,000 and $41,400, respectively. For the nine months ended September 30, 1998 and 1999, rent expense on this lease was $26,200 and $31,700, respectively. As of December 31, 1998 and September 30, 1999, the remaining commitment under the lease was $28,400 and $9,000, respectively, due in 1999.

  The Company purchases inventory from a vendor, which is owned by a shareholder's relative. For the years ended December 31, 1997 and 1998, the Company purchased $8,906 and $11,255 of inventory, respectively, from the vendor. For the nine months ended September 30, 1998 and 1999, the Company purchased $3,886 and $83,963 of inventory, respectively, from the vendor.

                             MotherNature.com, Inc.

                    December 31, 1998 and September 30, 1999

        (Information at September 30, 1999 and for the nine months ended September 30, 1999 and 1998 is unaudited)

(13) Initial Public Offering

  In July 1999, the Company's Board of Directors authorized management to file a registration statement with the Securities and Exchange Commission to permit the Company to sell shares of its common stock to the public.

  Also in July 1999, the Company filed an amendment to its certificate of incorporation increasing the number of shares of common stock into which each share of Series C Preferred will automatically convert in connection with a public offering of its equity securities from approximately 0.13 shares of common stock to approximately 0.14 shares of common stock, subject to certain conditions related to the offering. At the same time, holders of the series A shares, series B-1 shares and series C shares agreed to automatic conversion of their series A shares, series B-1 shares and series C shares, respectively, into shares of the Company's common stock effective upon the closing of this offering.

  In October 1999, the Company's Board of Directors approved, subject to stockholder approval, an amendment to the Company's certificate of incorporation increasing the number of shares of common stock into which each share of Series C Preferred will automatically convert in connection with a public offering of its equity securities from approximately 0.14 shares of common stock to approximately 0.15 shares of common stock, subject to certain conditions related to the offering. This amendment to the Company's certificate of incorporation also prevents any further adjustments to the number of shares of common stock issuable upon conversion of the Series C Preferred.

  Pursuant to antidilution adjustments, upon exercise of the warrant issued to the Investment Bank for services provided in connection with the Series C Preferred Financing, an additional 6,320 shares of common stock will be issuable. Upon completion of the Company's initial public offering, and assuming the Series C Preferred converts at the increased ratio, the Series A, Series B-1 and Series C Preferred will convert into 9,055,392 shares of common stock. Of the shares, 379,889 shares are attributable to the antidilution provisions of the Series C Preferred and will be valued at the time of the initial public offering. At the time of conversion, the value of the shares attributable to the antidilution provisions will be accounted for within equity via the accumulated deficit and additional paid-in capital accounts. Unaudited pro forma stockholders' equity reflects the assumed conversion of the convertible preferred stock on this basis at an assumed initial public offering price of $12.00 per share as of September 30, 1999.

(14) Subsequent Events

 1999 Stock Plan

  The 1999 Stock Plan was adopted by the Board of Directors in July 1999 and approved by the stockholders in October 1999. The 1999 Stock Plan provides for the grant of stock-based awards to employees, officers and directors of, and consultants or advisors to, the Company and its subsidiaries, including incentive stock options and non-qualified stock options and other equity-based awards. Incentive stock options may be granted only to the Company's employees. A total of 368,485 shares of common stock may be issued upon the exercise of options or other awards granted under the 1999 Stock Plan. The maximum number of shares that may be granted to any employee under the 1999 Stock Plan shall not exceed 184,242 shares of common stock during any calendar year. No options or other equity-based awards have been granted to date under the 1999 Stock Plan.

                             MotherNature.com, Inc.

                    December 31, 1998 and September 30, 1999

        (Information at September 30, 1999 and for the nine months ended September 30, 1999 and 1998 is unaudited)



 1999 Employee Stock Purchase Plan

  The 1999 Employee Stock Purchase Plan was adopted by the Board of Directors in July 1999 and approved by the stockholders in October 1999. The 1999 Employee Stock Purchase Plan provides for the issuance of a maximum of 100,496 shares of common stock.

  The 1999 Employee Stock Purchase Plan is administered by the Board of Directors and the Compensation Committee. All of the Company's employees whose customary employment is for more than 20 hours per week and for more than three months in any calendar year and who have completed more than 90 days of employment with the Company on or before the first day of any six-month payment period are eligible to participate in the 1999 Employee Stock Purchase Plan. Outside directors and employees who would own 5% or more of the total combined voting power of value of the Company's stock immediately after the grant may not participate in the 1999 Employee Stock Purchase Plan. To participate in the 1999 Employee Stock Purchase Plan, an employee must authorize the Company to deduct an amount not less than one percent nor more than 10 percent of a participant's total cash compensation from his or her pay during six-month payment periods. The first payment period will commence on a date to be determined by the Board of Directors and end on December 31, 1999. Thereafter, the payment periods will commence on the first day of January and July and end on the last day of the following June and December, respectively of each year, but in no case shall an employee be entitled to purchase more than 50 shares in any one payment period. The exercise price for the option granted in each payment period is 85% of the lesser of the average market price of the common stock on the first or last business day of the payment period, in either event rounded up to the nearest cent. If an employee is not a participant on the last day of the payment period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded. Options granted under the 1999 Employee Stock Purchase Plan may not be transferred or assigned. An employee's rights under the 1999 Employee Stock Purchase Plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment. No options have been granted to date under the 1999 Employee Stock Purchase Plan.

Inside back cover:


[Photograph of customer service representative talking on the phone to a customer, with the MotherNature.com Web site home page displayed on her computer.]

[Photographs of our order fulfillment center.]

The following text appears on the inside back cover:

"a high level of customer service is important to retaining and expanding our customer base. To support our commitment to superior service, MotherNature.com has invested in a new 25,000 square foot order fulfillment center. Located in Springfield, Massachusetts, the new center lets us control the entire customer experience, from initial contact to shipment. Our employees pick and pack orders from our extensive on-hand inventory, enabling us to provide same-day shipping on many popular products."

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Prospective investors may rely only on the information contained in this prospectus. Neither MotherNature.com, Inc. nor any underwriter has authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe the restrictions of that jurisdiction related to this offering and the distribution of this prospectus.

Until     , 1999 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                            ----------------------

                               TABLE OF CONTENTS

                            ----------------------

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   5
Use of Proceeds..........................................................  19
Capitalization...........................................................  20
Dilution.................................................................  21
Selected Financial Data..................................................  22
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23
Business.................................................................  29
Management...............................................................  46
Principal Stockholders...................................................  54
Certain Transactions.....................................................  57
Description of Securities................................................  60
Shares Eligible for Future Sale..........................................  64
Underwriting.............................................................  66
Legal Matters............................................................  69
Experts..................................................................  69
Where You Can Find More Information......................................  69
Index to Financial Statements............................................ F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                            MotherNature.com, Inc.

                                    [LOGO]

                               4,100,000 Shares

                                 Common Stock


                               ----------------

                                  PROSPECTUS

                               ----------------


                           Bear, Stearns & Co. Inc.

                               Hambrecht & Quist

                            Wit Capital Corporation


                                       , 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

  Estimated expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered under this registration statement are as follows:

SEC registration fee................................................. $ 17,041
NASD filing fee......................................................    6,630
Nasdaq National Market listing fee...................................   50,000*
Printing and engraving expenses......................................  125,000*
Legal fees and expenses..............................................  350,000*
Accounting fees and expenses.........................................  150,000*
Blue Sky fees and expenses (including legal fees)....................   10,000*
Transfer agent and registrar fees and expenses.......................   10,000*
Miscellaneous........................................................   31,329*
                                                                      --------
  Total.............................................................. $750,000*
                                                                      ========

--------
*Estimated

Item 14. Indemnification of Directors and Officers.

  The Delaware General Corporation Law and our certificate of incorporation and by-laws provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities. In general directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to our certificate of incorporation and by-laws filed as Exhibits 3.1 through 3.5 to this registration statement.

  The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement filed as Exhibit 1.1 to this registration statement.

  In addition, we have an existing directors and officers liability insurance policy.

Item 15. Recent Sales of Unregistered Securities.

  In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

  (a) Issuances of Capital Stock.

  In June 1997, we issued and sold 414,043 shares of common stock to five investors for an aggregate purchase price of $5.

  In July 1997, we issued and sold 33,499 shares of common stock to two investors for an aggregate purchase price of $2.

  In January 1998, we issued and sold 87,097 shares of common stock to two investors for an aggregate purchase price of $130.

  In May 1998, we issued and sold $400,000 of secured convertible promissory notes and warrants to purchase an aggregate of 34,580 shares of our common stock at an exercise price of $2.31 per share to five investors. Pursuant to their terms, the notes converted into an aggregate of 1,290,322 shares of series A preferred stock upon the closing of the series A convertible preferred stock financing discussed below.

  In June 1998, we issued and sold an aggregate of 21,451,613 shares of series A preferred stock at a price per share of $0.31 to seven investors. In July 1998, we issued and sold an additional 1,864,484 shares of Series A preferred stock to nine investors.

  In December 1998, we issued and sold 19,950,125 shares of series B-1 preferred stock at a price per share of $0.5213 to 13 investors. In January 1999, we issued and sold an additional 3,069,250 shares of series B-1 Preferred Stock to one investor.

  In May 1999, we issued and sold 18,409,629 shares of series C preferred stock at a price per share of $2.2787 to 16 accredited investors. Deutsche Bank Alex. Brown (formerly BT Alex. Brown Incorporated), served as placement agent for this offering. As consideration for its services, we paid Deutsche Bank Alex. Brown $750,000 and issued warrants to Deutsche Bank Alex. Brown to purchase 18,376 shares of our common stock as described in (b) below. Pursuant to antidilution adjustments, an additional 6,320 shares of common stock will be issuable under the warrant.

  In September 1999, we issued and sold 974,044 shares of common stock to Rodale Inc., a qualified institutional buyer. In exchange for the shares, Rodale agreed to provide us with rights to the electronic versions of certain of its publications and certain joint marketing activities in accordance with a Content License and Marketing Agreement. Based upon the value of the assets received, the aggregate value of the shares at the close of the transaction was approximately $16.8 million or $17.23 per share.

  No underwriters were used in the foregoing transactions. All sales of securities described above were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act (and/or Regulation D promulgated thereunder) for transactions by an issuer not involving a public offering.

  (b) Issuances of Notes and Warrants.

  In April 1998, we issued warrants to two investors to purchase an aggregate of 40,199 shares of our common stock at an exercise price of $.07 per share in consideration for one investor's services as an employee and the other investor's services as a consultant.

  In May 1998, we issued warrants to four investors to purchase an aggregate of 34,580 shares of our common stock at an exercise price of $2.31 per share in consideration for their lending us $400,000 as described in (a) above.

  In December 1998, we issued warrants to our subordinated lender to purchase an aggregate of 66,359 shares of common stock at an exercise price of $3.75 per share in consideration of the lender entering into subordinated loan and lease financing agreements with us.

  In December 1998, we granted our subordinated lender the right, on one occasion only, to convert up to 30% of the original aggregate principal amount of all advances under our subordinated loan agreement with the lender into shares of common stock at an exercise price of $3.73 per share.

  In May 1999, we issued a warrant to Deutsche Bank Alex. Brown (formerly BT Alex. Brown Incorporated) to purchase an aggregate of 18,376 shares of our common stock at an exercise price per share of $16.38 in consideration of Deutsche Bank Alex. Brown's services as the placement agent for the shares of series C preferred stock offered in May 1999 as described in (a) above. Pursuant to antidilution adjustments, an additional 6,320 shares of common stock will be issuable under the warrant.

  In June 1999, we issued a warrant to one investor to purchase up to an aggregate of 804 shares of our common stock at an exercise price per share of $18.65 in consideration for entering into a real estate lease with us.

  No underwriters were used in the foregoing transactions. All sales of securities described above were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act (and/or Regulation D promulgated thereunder) for transactions by an issuer not involving a public offering.

  (c) Grants and Exercises of Stock Options.

  Since June 30, 1996, we have granted stock options to purchase 2,124,870 shares of common stock with exercise prices ranging from $.22 to $22.39 per share, to employees, directors and consultants pursuant to our 1998 Stock Plan. Of these options, 268,253 have been exercised for an aggregate consideration of $69,734 as of September 30, 1999. The issuance of common stock upon exercise of the options was exempt either pursuant to Rule 701, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(2), as a transaction by an issuer not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

  (a) Exhibits:

 Exhibit No. Description
 ----------- -----------
 1.1*        Form of Underwriting Agreement.
 3.1         Certificate of Incorporation, as amended, of the Registrant
             (currently in effect).
 3.2         Form of Certificate of Amendment to Certificate of Incorporation
             of the Registrant (to be filed upon the effectiveness of the registration statement).
 3.3         Form of First Amended and Restated Certificate of Incorporation of
             the Registrant (to be filed upon the closing of the offering).
 3.4**       By-laws of the Registrant (currently in effect).
 3.5         Form of Amended and Restated By-laws of the Registrant (to take effect as of the effective date of the registration statement).
 4.1         Specimen Certificate for shares of the Registrant's Common Stock.
 4.2**       Description of Capital Stock (contained in the Certificate of
             Incorporation filed as Exhibits 3.1 through 3.3).
 5.1         Legal Opinion of Testa, Hurwitz & Thibeault, LLP.
 10.1+**     1998 Stock Plan.
 10.2+       1999 Stock Plan.
 10.3+       1999 Employee Stock Purchase Plan.
 10.4        Content License and Marketing Agreement between Rodale Inc. and the Registrant, dated September 17, 1999; Schedule A to the
             Content License and Marketing Agreement between Rodale Inc. and the Registrant, dated September 17, 1999; and the Purchase
             Agreement between Rodale Inc. and the Registrant, dated September
             17, 1999.
 10.5**      Sublease Agreement between Prevision Marketing, Inc. and the
             Registrant, dated March 26, 1999, including the Lease between New
             England Farms Limited Partnership and Prevision Marketing, Inc.,
             dated October 25, 1996, as amended by an Amendment to Lease and
             Consent to Sublease, dated March 30, 1999.
 10.6**      Lease Agreement between Carl E. Breyer, Jr., Raymond P. Pieczarka and Stephen Spinelli, Jr., Trustees of Park Place Brookdale Realty
             Trust, and the Registrant, dated June 18, 1999.
 10.7**      Lease between Rosemary Nicholson, Trustee of Padala Realty Trust, and the Registrant, dated June 11, 1998.
 10.8**      Commercial Lease between Charles W. Ollard and the Registrant, dated May 1, 1998, including an Addendum to Commercial Lease, dated May 1, 1998.
 10.9**      Commercial Lease between Paul A. Bunn and the Registrant, dated
             June 30, 1999.
 10.10**     Second Amended and Restated Registration Rights Agreement dated as of May 12, 1999 as amended on September 17, 1999.
 10.11**     Letter agreement between the Company and Ross A. Love dated August
             7, 1998.
 10.12+**    Employment Agreement between Michael Barach and the Registrant, dated September 1999.
 11.1**      Statement re: Computation of Per Share Earnings.
 23.1        Consent of Testa, Hurwitz & Thibeault, LLP (contained in Exhibit
             5.1).
 23.2        Consent of Arthur Andersen LLP.
 23.3**      Consent of Placido Corpora.
 24.1**      Power of Attorney (contained on page II-6).
 27.1**      Financial Data Schedule.
 99.1        Report of Arthur Andersen LLP with respect to Financial Data
             Schedule.

--------
*To be filed by amendment.
+Indicates a management contract or any compensatory plan, contract or arrangement.
**Previously filed.

  (b) Financial Statement Schedules.

Schedule II - Valuation and Qualifying Accounts

  All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. Undertakings.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Concord, Massachusetts on November 4, 1999.

                                          MOTHERNATURE.COM, INC.

                                          By: /s/ Michael I. Barach
                                          -------------------------------------
                                             Michael I. Barach
                                             President, Chief Executive
                                             Officer and Director

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated below:

              Signature                         Title(s)                 Date
              ---------                         --------                 ----

        /s/ Michael I. Barach          President, Chief Executive  November 4, 1999
______________________________________  Officer and Director
          Michael I. Barach

                  *                    Chief Financial Officer,    November 4, 1999
______________________________________  Treasurer and Secretary
           Michael L. Bayer

                  *                    Director                    November 4, 1999
______________________________________
          Michael A. Greeley

                  *                    Director                    November 4, 1999
______________________________________
           Keith M. Kerman

                  *                    Director                    November 4, 1999
______________________________________
           Brent R. Knudsen

                  *                    Director                    November 4, 1999
______________________________________
            Jason G. Olim

                  *                    Director                    November 4, 1999
______________________________________
           Marc D. Poirier

By: /s/ Michael I. Barach
  -------------------------
  Michael I. Barach
  Attorney-in-Fact

                             MotherNature.com, Inc.

                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                                                       Balance
                                      Balance at Additions             at End
                                      Beginning  Charged to              of
                                      of Period   Expense   Deductions Period
                                      ---------- ---------- ---------- -------
   Reserve for returns, allowances
    and other:
    For the nine months ended
     September 30, 1999..............    $--      $22,621      $--     $22,621
    For the years ended December 31,
     1998............................     --          --        --         --
     1997............................     --          --        --         --
     1996............................     --          --        --         --

                                 Exhibit Index

 Exhibit No. Description
 ----------- -----------
 1.1*        Form of Underwriting Agreement.
 3.1         Certificate of Incorporation, as amended, of the Registrant
             (currently in effect).
 3.2         Form of Certificate of Amendment to Certificate of Incorporation
             of the Registrant (to be filed upon the effectiveness of the registration statement).
 3.3         Form of First Amended and Restated Certificate of Incorporation of
             the Registrant (to be filed upon the closing of the offering).
 3.4**       By-laws of the Registrant (currently in effect).
 3.5         Form of Amended and Restated By-laws of the Registrant (to take effect as of the effective date of the registration statement).
 4.1         Specimen Certificate for shares of the Registrant's Common Stock.
 4.2**       Description of Capital Stock (contained in the Certificate of
             Incorporation filed as Exhibits 3.1 through 3.3).
 5.1         Legal Opinion of Testa, Hurwitz & Thibeault, LLP.
 10.1+**     1998 Stock Plan.
 10.2+       1999 Stock Plan.
 10.3+       1999 Employee Stock Purchase Plan.
 10.4        Content License and Marketing Agreement between Rodale Inc. and the Registrant, dated September 17, 1999; Schedule A to the
             Content License and Marketing Agreement between Rodale Inc. and the Registrant, dated September 17, 1999; and the Purchase
             Agreement between Rodale Inc. and the Registrant, dated September
             17, 1999.
 10.5**      Sublease Agreement between Prevision Marketing, Inc. and the
             Registrant, dated March 26, 1999, including the Lease between New
             England Farms Limited Partnership and Prevision Marketing, Inc.,
             dated October 25, 1996, as amended by an Amendment to Lease and
             Consent to Sublease, dated March 30, 1999.
 10.6**      Lease Agreement between Carl E. Breyer, Jr., Raymond P. Pieczarka and Stephen Spinelli, Jr., Trustees of Park Place Brookdale Realty
             Trust, and the Registrant, dated June 18, 1999.
 10.7**      Lease between Rosemary Nicholson, Trustee of Padala Realty Trust, and the Registrant, dated June 11, 1998.
 10.8**      Commercial Lease between Charles W. Ollard and the Registrant, dated May 1, 1998, including an Addendum to Commercial Lease, dated May 1, 1998.
 10.9**      Commercial Lease between Paul A. Bunn and the Registrant, dated
             June 30, 1999.
 10.10**     Second Amended and Restated Registration Rights Agreement dated as of May 12, 1999 as amended September 17, 1999.
 10.11**     Letter agreement between the Company and Ross A. Love dated August
             7, 1998.
 10.12+**    Employment Agreement between Michael Barach and the Registrant, dated September 1999.
 11.1**      Statement re: Computation of Per Share Earnings.
 23.1        Consent of Testa, Hurwitz & Thibeault, LLP (contained in Exhibit
             5.1).
 23.2        Consent of Arthur Andersen LLP.
 23.3**      Consent of Placido Corpora.
 24.1**      Power of Attorney (contained on page II-6).
 27.1**      Financial Data Schedule.
 99.1        Report of Arthur Andersen LLP with respect to Financial Data
             Schedule.

--------
*To be filed by amendment.
+Indicates a management contract or any compensatory plan, contract or arrangement.
**Previously filed.